UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Astrana Health, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN for the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) of Astrana Health, Inc. (the “Company,” “we,” “our,” or “us”).

Date: Wednesday, June 11, 2025 at 10:00 a.m., Pacific Time

Location: 1668 S. Garfield Avenue, 3rd Floor Conference Room, Alhambra, California 91801

Items of business: To consider and vote upon the following:

1.	To elect nine directors to our Board of Directors (the “Board”), each to hold office until the 2026 Annual Meeting of Stockholders;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
3.	To approve, on an advisory, non-binding basis, the compensation program for our named executive officers as disclosed in the proxy statement accompanying this notice;
4.	To approve the Astrana Health, Inc. Amended and Restated 2024 Equity Incentive Plan; and
5.	To transact such other business as may properly come before the meeting, or any postponement or adjournments of the meeting.

These matters are described more fully in the proxy statement accompanying this notice.

Record date: The Board has fixed the close of business on April 22, 2025 as the record date (the “Record Date”) for determining those stockholders who will be entitled to notice of and to vote at the 2025 Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the meeting.

Voting: We urge you to submit your proxy promptly by Internet, telephone, or mail, even if your shares were sold after the Record Date. If your broker, bank, or other nominee is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from such broker, bank, or other nominee. You must follow these instructions in order for your shares to be voted.

Please read the accompanying proxy materials carefully. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented. Even if you plan to attend the 2025 Annual Meeting, we recommend that you vote prior to the meeting to ensure that your shares will be represented.

By Order of the Board of Directors,

Kenneth Sim, M.D.

Executive Chairman

April 25, 2025

Alhambra, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2025:

The Notice of Annual Meeting, Proxy Statement, and Annual Report to Stockholders are available at www.proxyvote.com

ASTRANA HEALTH, INC.

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations, are inherently uncertain, and are subject to changing assumptions. The forward-looking statements include statements relating to the pending acquisition of certain businesses and assets relating to Prospect Health Systems, which may not close in a timely manner, or at all. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances, except as otherwise required by law. No assurance can be given that any plan, initiative, projection, goal, target, commitment, expectation, or prospect set forth in this proxy statement can or will be achieved. Inclusion of information in this proxy statement is not an indication that the subject or information is material to our business or operating results. In addition, the information on or accessible through, including any reports available on, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated by reference into this or any other filing we make with the SEC. Any reference to our website throughout this proxy statement is intended to be an inactive textual reference only.

2025 PROXY STATEMENT

PROXY SUMMARY

This summary highlights selected information contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.

TIME AND DATE	Wednesday, June 11, 2025 at 10:00 a.m., Pacific Time
PLACE	1668 S. Garfield Avenue, 3rd Floor Conference Room, Alhambra, California 91801
RECORD DATE	April 22, 2025
ATTENDANCE	Only our stockholders as of the Record Date are entitled to attend the 2025 Annual Meeting. If you own our stock as a record holder, you will be able to gain entry with government-issued photo identification, such as a driver’s license, state-issued identification card, or passport. If you beneficially own our stock held in street name, in order to gain entry, you must present a valid legal proxy from the record holder of our stock as of the Record Date and government-issued photo identification. You should contact your bank, broker, or other nominee to learn how to obtain a legal proxy.

Voting Matters

Proposals		Recommended Vote	Page
No. 1	Elect nine directors	FOR all nominees	6
No. 2	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025	FOR	23
No. 3	Approve, on an advisory, non-binding basis, the 2024 executive compensation	FOR	24
No. 4	Approve the Astrana Health, Inc. Amended and Restated 2024 Equity Incentive Plan	FOR	25

Director Nominees

Name	Age	Director Since	Independent	Current Committee Memberships
				Audit	Compensation	Nominating
Kenneth Sim, M.D.	71	2017
Thomas S. Lam, M.D., M.P.H.	75	2016
John Chiang	62	2019	✓	✓	✓
Weili Dai	63	2021	✓
J. Lorraine Estradas, R.N., B.S.N., M.P.H.	77	2021
Mitchell W. Kitayama	68	2017	✓		C	C
Linda Marsh	75	2019
Matthew Mazdyasni	68	2019	✓	✓		✓
David G. Schmidt	77	2013	✓	C	✓	✓
				C = Chairperson

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General

In this proxy statement, we refer to Astrana Health, Inc. as the “Company,” “Astrana,” “we,” “our,” and “us.” This proxy statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2025 Annual Meeting of Stockholders of the Company (the “2025 Annual Meeting”), which will be held at 10:00 a.m., Pacific Time, on Wednesday, June 11, 2025, at 1668 S. Garfield Avenue, 3rd Floor Conference Room, Alhambra, California 91801, or at adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2025 Annual Meeting of Stockholders. The proxy materials, including this proxy statement, Annual Report to Stockholders for the year ended December 31, 2024 (“2025 Annual Report to Stockholders”), and form of proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), are first being mailed or made available to stockholders on or about April 25, 2025. Stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election. In addition, stockholders may obtain additional copies of our 2025 Annual Report to Stockholders and this proxy statement, without charge, by following the instructions on the Notice or by writing to us at our principal executive offices at 1668 S. Garfield Avenue, 2nd Floor, Alhambra, California 91801, Attention: Corporate Secretary, or from our website at https://ir.astranahealth.com/sec-filings/annual-meeting. Our 2025 Annual Report to Stockholders, which incorporates our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 14, 2025, without exhibits, is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

Outstanding Securities and Quorum

The close of business on April 22, 2025 was the record date (the “Record Date”) for stockholders entitled to notice of, and to vote at, the 2025 Annual Meeting. As of the Record Date, we had 56,072,504 shares of common stock, par value $0.001 per share, issued and outstanding, according to the records maintained by our transfer agent. All of the shares of our common stock, issued and outstanding on the Record Date, are entitled to vote on each of the proposals to be voted upon at the 2025 Annual Meeting.

Our largest stockholder and a consolidated variable interest entity of the Company, Allied Physicians of California, a Professional Medical Corporation (“APC”), held approximately 6,132,802 shares of our common stock as of the Record Date, or approximately 10.9% of our outstanding shares as of such date. Pursuant to a Voting and Registration Rights Agreement that APC and the Company entered into on September 11, 2019, in connection with the consummation of a series of interrelated transactions, APC is only permitted to vote up to 9.99% of the outstanding shares of our common stock at any time a vote is taken and will grant a proxy to the Company’s management to vote any excess shares in the same proportion as all other votes cast on any proposal coming before the Company’s stockholders.

The presence of the holders of a majority of the outstanding shares of common stock, in person or represented by proxy, shall constitute a quorum for the transaction of business at the 2025 Annual Meeting, including voting on each proposal to be voted on at the meeting. Broker non-votes and abstentions by stockholders from voting will be counted towards determining whether or not a quorum is present at the 2025 Annual Meeting.

Voting Procedures

Holders of shares of common stock will have one vote for each such share with regard to each matter to be voted upon. There is no cumulative voting for the election of directors.

A broker non-vote occurs when shares held by a bank, broker, or other nominee are not voted with respect to a particular proposal because the broker or nominee does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner of the shares. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has not received instructions from beneficial owners does not have discretion to vote uninstructed shares on that proposal. At the 2025 Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a routine matter. All other proposals are considered “non-routine,” and your broker will not have discretion to vote on these proposals.

For Proposal 1, you may vote for all the nominees to the Board, withhold your vote from all nominees, or vote for all nominees except any nominee(s) you specify. For Proposals 2 through 4 (as described below), you may vote for or against, or abstain from voting, on each proposal.

Proposal	Board Recommendation	Required Vote	Effect of Withhold Votes, Abstentions, and Broker Non-Votes
Proposal 1: Elect Our Directors	FOR all nominees	Plurality of the votes cast: the nine nominees that receive the most “For” votes will be elected.	Withhold votes and broker non-votes will have no effect on this proposal.
Proposal 2: Ratify the Appointment of Our Independent Registered Public Accounting Firm	FOR	The number of votes cast “For” this proposal must exceed the number of votes cast “Against” this proposal.	Abstentions and broker non-votes, if any, will have no effect on this proposal. As this is a “routine” proposal, if you do not provide voting instructions to your broker, your broker generally will have discretion to vote your shares on this proposal.
Proposal 3: Approve, on an Advisory, Non-Binding Basis, Our Named Executive Officer Compensation	FOR	The number of votes cast “For” this proposal must exceed the number of votes cast “Against” this proposal.	Abstentions and broker non-votes will have no effect on this proposal.
Proposal 4: Approve the Amended and Restated 2024 Equity Incentive Plan	FOR	The number of votes cast “For” this proposal must exceed the number of votes cast “Against” this proposal.	Abstentions and broker non-votes will have no effect on this proposal.

All votes will be tabulated by the inspector of elections appointed for the 2025 Annual Meeting. The inspector will separately tabulate affirmative and negative votes, withheld votes, abstentions, and broker non-votes, if any. Preliminary voting results will be announced at the 2025 Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the 2025 Annual Meeting.

Voting Methods

Voting by Record Holders

If you are a record holder, you can vote by attending the 2025 Annual Meeting and voting in person, or you can submit your vote by proxy in three ways:

●	By Internet: You may vote by submitting a proxy over the Internet, including by scanning the QR code provided on the proxy card or Notice with your mobile device. Please refer to the proxy card or Notice for instructions on how to vote by Internet. Your proxy must be received by 11:59 p.m. Eastern Time on June 10, 2025, to be counted.

●	By Telephone: Stockholders located in the United States that receive proxy materials by mail may vote by submitting a proxy by telephone by calling the toll-free telephone number on the proxy card and following the instructions. Your proxy must be received by 11:59 p.m. Eastern Time on June 10, 2025, to be counted.

●	By Mail: If you received proxy materials by mail, you can vote by submitting a proxy by mail by marking, dating, signing, and returning the accompanying proxy card. If you return your signed proxy card before the 2025 Annual Meeting, we will vote your shares as you direct.

●	In Person at the 2025 Annual Meeting: If you attend the 2025 Annual Meeting, you may deliver your completed proxy card in person, or you may vote by completing a ballot, which we will provide you with at the meeting. You are encouraged to vote by telephone or Internet, or complete, date, sign, and return the proxy card provided or made available to you, prior to the 2025 Annual Meeting, regardless of whether or not you plan to attend the 2025 Annual Meeting.

Voting by Beneficial Holders

If, on the Record Date, your shares were held not in your name, but rather through a bank, broker, or other nominee, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2025 Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker, or other nominee regarding how to vote the shares in your account and should follow the instructions contained in the Notice, proxy card, or voting instruction form to vote by Internet, telephone, or mail. If you want to vote your shares in person at the 2025 Annual Meeting, contact the bank, broker, or other nominee who holds your shares to obtain a legal proxy and bring it with you to the 2025 Annual Meeting. You will not be able to attend the 2025 Annual Meeting unless you have proof of ownership from your bank, broker, or other nominee. You should contact your bank, broker, or other nominee, or refer to the instructions provided by your bank, broker, or other nominee for further information.

Voting by Participants in the Employee Stock Purchase Plan

If you hold shares through our Employee Stock Purchase Plan, you will receive a separate voting instruction form to instruct the custodian for the plan as to how to vote your shares. Your proxy must be received by 11:59 p.m. Eastern Time on June 10, 2025, to be counted. With respect to our Employee Stock Purchase Plan, we consider all shares of common stock for which the custodian has not received timely instructions not present for quorum purposes, and those shares will not be voted by the custodian.

Voting by Proxy and Changing or Revoking Your Vote

Shares of common stock represented by proxies submitted over the Internet or by telephone, or for which proxy cards are properly executed and returned to us, will be voted at the 2025 Annual Meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the director nominees named on Proposal 1, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 on Proposal 2, FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers on Proposal 3, and FOR the approval of the Amended and Restated 2024 Equity Incentive Plan on Proposal 4. Management does not know of any matters to be presented at the 2025 Annual Meeting other than those set forth in this proxy statement and the accompanying notice of the 2025 Annual Meeting. If other matters should properly come before the meeting, the proxy holders intend to vote all proxies received by them on such matters in accordance with their best judgment.

Any stockholder of record has the right to revoke his, her, or its proxy at any time before it is voted at the 2025 Annual Meeting by submitting another properly completed proxy card with a later date; by submitting a new proxy by telephone or Internet; by giving timely written notice that you are revoking your proxy to our Corporate Secretary at our principal executive offices that bears a later date than the date of the proxy you want to revoke and is received prior to the 2025 Annual Meeting; or by appearing at the 2025 Annual Meeting and voting in person. Attending the 2025 Annual Meeting will not, by itself, revoke your proxy. If your shares are held by a bank, broker, or other nominee, and you provide voting instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. Beneficial holders may not vote in person at the 2025 Annual Meeting unless you obtain a legal proxy from the bank, broker, or other nominee. In such event, your attendance at the 2025 Annual Meeting will not, by itself, revoke prior voting instructions. If you are an employee stockholder who holds shares through our Employee Stock Purchase Plan, you should contact the custodian for instructions on how to revoke your proxy or change your vote.

Householding of Proxy Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (866) 540-7095 or write to: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). If you share an address with another stockholder and have received only one set of this year’s proxy materials and you wish to receive a separate copy, please notify us in writing at: Astrana Health, Inc., 1668 S. Garfield Avenue, 2nd Floor, Alhambra, California 91801, Attention: Corporate Secretary, and we will deliver a separate copy to you promptly.

Internet Availability of Proxy Materials

We are furnishing proxy materials for the 2025 Annual Meeting to all of our stockholders via the Internet by mailing the Notice, instead of mailing or emailing copies of our proxy materials to our stockholders. However, we may still mail copies of such proxy materials to some stockholders. The Notice directs our stockholders to a website where they can access our proxy materials, including our proxy statement and our 2025 Annual Report to Stockholders, and view instructions on how to vote via the Internet, a mobile device, or by telephone. If you received such a Notice and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials via email, you will continue to receive access to those materials electronically unless you elect otherwise.

Attending the Annual Meeting

Only our stockholders as of the Record Date are entitled to attend the 2025 Annual Meeting. If you own our stock as a record holder, your name will be on a list of record holders, and you will be able to gain entry with government-issued photo identification, such as a driver’s license, state-issued identification card, or passport. If you beneficially own our stock held in street name, in order to gain entry, you must present a valid legal proxy from the record holder of our stock as of the Record Date and government-issued photo identification. You should contact your bank, broker, or other nominee to learn how to obtain a legal proxy. Participants in the Employee Stock Purchase Plan may attend and participate in the 2025 Annual Meeting, but will not be able to vote shares held in the plan during the 2025 Annual Meeting. Employee Stock Purchase Plan participants must vote in advance of the 2025 Annual Meeting using the method described above. All stockholders must register at the reception desk and sign the attendance sheet before entering the room for the 2025 Annual Meeting. In fairness to all attendees and in the interest of an orderly and constructive meeting, we ask that you abide by the rules of procedure for the 2025 Annual Meeting, which will be available to you when you register at the reception desk. Cameras, recording devices, and other electronic devices are prohibited at the meeting.

Stockholder List

A list of our stockholders of record as of the Record Date entitled to vote at the 2025 Annual Meeting will be available for examination by any such stockholder for any purpose germane to the 2025 Annual Meeting during ordinary business hours at our corporate headquarters located at 1668 S. Garfield Avenue, Alhambra, California 91801, for a period of 10 days ending on the day before the 2025 Annual Meeting. Please contact the Company’s Corporate Secretary at (626) 282-0288 or by email at investors@astranahealth.com if you wish to inspect the list of stockholders prior to the meeting.

Persons Making the Solicitation

We are required by law to convene annual meetings of stockholders at which our directors are elected. The Board is soliciting proxies from our stockholders for the 2025 Annual Meeting. The entire cost of soliciting proxies will be borne by the Company. These costs will include, among other items, the expense of preparing, assembling, printing, and mailing the proxy materials or Notice to our stockholders of record and beneficial owners. Our directors, officers, and employees may solicit proxies in person, by email or telephone, or by other means of communication, without receiving additional compensation. We will reimburse brokers, banks and other nominees who hold shares of common stock in their names for the expenses of furnishing proxy materials to beneficial owners of the shares. We may retain a proxy solicitor in conjunction with the 2025 Annual Meeting, and its employees may assist us in the solicitation. We will pay all costs of soliciting proxies, including, in the event we retain a proxy solicitor, their fee and reasonable out-of-pocket expenses, if any.

PROPOSAL 1

ELECTION OF DIRECTORS

Stockholders will be asked at the 2025 Annual Meeting to elect nine directors who will constitute the full Board. Each elected director will hold office until the next annual meeting of stockholders, and the director’s successor is duly elected and qualified or until his or her earlier resignation or removal.

The Board has nominated the following individuals for election to the Board: Kenneth Sim, M.D., Thomas S. Lam, M.D., M.P.H., John Chiang, Weili Dai, J. Lorraine Estradas, R.N., B.S.N., M.P.H., Mitchell W. Kitayama, Linda Marsh, Matthew Mazdyasni, and David G. Schmidt. All of the nominees are incumbent directors. Additional information about these nominees is provided below.

Board Nomination and Election of Directors

Following a rigorous review process, the Nominating and Corporate Governance Committee recommended the nine incumbent directors for re-election at the 2025 Annual Meeting as they continue to contribute to the mix of experience, skills, and qualifications that we seek to be represented on the Board. Each nominee has been nominated by the Board, acting upon the recommendation of the Nominating and Corporate Governance Committee.

In the event that a nominee is unable or unwilling to serve as a director at the time of the 2025 Annual Meeting, all proxies received by the proxy holders named on the accompanying proxy card will be voted FOR the election of such other person as the proxy holders may designate in such nominee’s place. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for each of the nominees listed below, unless instructions are given to the contrary. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or unwilling to serve as a director. If elected at the 2025 Annual Meeting, a director will serve until the annual meeting of our stockholders to be held in 2026 and a successor has been duly elected and qualified, or until his or her earlier resignation or removal.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR ALL” OF THE DIRECTOR NOMINEES.

BACKGROUND OF DIRECTORS

The following sets forth certain information concerning the nominees to the Board, all of whom are incumbent directors of the Company. The information presented below regarding each nominee’s specific experience, expertise, qualifications, attributes, and skills led the Board to conclude that such nominee should serve as a director. Additionally, the Board believes that each director nominee has a reputation for integrity, honesty, and adherence to high ethical standards and has demonstrated business acumen and sound judgment, as well as a commitment of service to the Company and the Board. There are no family relationships among our directors or executive officers, except that Brandon K. Sim, M.S., our Chief Executive Officer, is the son of Dr. Sim, our Executive Chairman.

Kenneth Sim, M.D. Executive Chairman Age: 71 Director since: 2017

Dr. Sim is the Co-Founder and Executive Chairman of the Company. He has been the Chairman of Astrana Health Management, Inc., a wholly owned subsidiary of the Company (“AHM”), since 2013 and has been a member of the AHM Board of Directors since 2006. Dr. Sim also serves as the Chairman of the Board of APC. Dr. Sim is a Fellow of the American College of Surgeons and was awarded the Independent Physician Leadership Award in 2014 by the Los Angeles County Medical Association. Dr. Sim is also a member of the Governing Board of Directors at Alhambra Hospital Medical Center and a Board Member on the National Council of Asian Pacific Islander Physicians.

As an entrepreneur, Dr. Sim founded “Healthcare City” in the City of Industry, California, which helped streamline the healthcare process by providing outpatient health services at one location, which included a surgical center, a senior wellness center and laboratory, radiology, and urgent care services. He received his bachelor’s degree from the University of California, Los Angeles, and received his medical training from the Loma Linda University School of Medicine and the Autonomous University of Guadalajara, in Guadalajara, Mexico.

Dr. Sim’s qualifications to serve on the Board include his more than 30 years of experience as a practitioner, entrepreneur, and administrator in the medical industry, including his years of operating experience as the Company’s Executive Chairman and his more than 10 years of experience prior to AHM’s business combination with the Company as a member of AHM’s board of directors and subsequent service as the chairman of AHM’s board of directors.

Thomas S. Lam, M.D., M.P.H. Vice Chairman Age: 75 Director since: 2016

Dr. Lam is the Co-Founder of the Company and has served as Vice Chairman of the Company since January 2024. Dr. Lam previously served as the Company’s Co-Chief Executive Officer and President from September 2019 to January 2024; as the Company’s Chief Executive Officer from April 2019 to September 2019; and as the Company’s Co-Chief Executive Officer from December 2017 to March 2019. Dr. Lam has also served as Chief Executive Officer of AHM since January 2006 and has been a member of AHM’s Board of Directors since 2005. From January 2006 to September 2014, Dr. Lam was the Chairman and Chief Executive Officer of APC. Since October 2014, he has served as the Chief Executive Officer and Chief Financial Officer of APC.

Dr. Lam was the recipient of the Corporate Citizens of the Year Award from the Board of Directors of East Los Angeles College Foundation in April 2014. In February 2015, the YMCA Board of Directors of West San Gabriel Valley honored Dr. Lam as the recipient of the Heart of the Community Award. Dr. Lam received his medical training from New York Medical College and his gastroenterology training from Georgetown University.

Dr. Lam’s qualifications to serve on the Board include his approximately 30 years of experience as a practitioner, entrepreneur, and administrator in the medical industry, including his years of operating experience as a Chief Executive Officer of the Company and his more than 10 years of experience prior to AHM’s business combination with the Company as AHM’s chief executive officer and board member.

John Chiang Age: 62 Director since: 2019 Board Committees: ● Audit ● Compensation

Mr. Chiang serves as a consultant. Mr. Chiang previously served as California State Treasurer from 2015 to 2019; as California State Controller from 2007 to 2015; and on the California Board of Equalization from 1999 to 2006. Mr. Chiang began his career as a tax law specialist for the Internal Revenue Service. He then worked as an attorney for then-California State Controller Gray Davis and also worked on the staff of California Senator Barbara Boxer. Mr. Chiang graduated with honors with a Bachelor of Science degree in finance from the University of South Florida and received his Juris Doctor from Georgetown University Law Center.

Mr. Chiang also serves as a member of the board of directors or advisory boards of a variety of companies, including the following:

●      Board of Directors of Pasadena Private Lending, LLC since December 2023, prior to which Mr. Chiang served on the Advisory Board since 2019

●      Advisory Board of Adept Urban since January 2021

●      Board of Directors of GrubMarket since February 2024

●      Board of Directors of Chime TV since June 2023

●      Board of Directors of Foxx Development Holdings Inc. since November 2024

●      Board of Directors of Century Housing since February 2024

●      Advisory Board of AlphaX RE Capital since February 2024

●      Nominee to the Board of Directors of OFA Group and will serve as a director upon the effectiveness of the OFA Group’s registration statement on Form F-1

Mr. Chiang previously served as a member of the board of directors or advisory boards of the following companies:

●      Board of Directors of Aegis Systems from January 2019 to December 2020

●      Corporate advisory board of Calyx Peak Companies from February 2019 to March 2022

●      Board of Directors of Zeus Technologies from January 2019 to March 2021

●      Board of Directors of Deep Medicine Acquisition Corp. (n/k/a TruGolf Holdings, Inc.) from October 2022 to January 2024

●      Board of Directors of Chijet Motors from June 2023 to May 2024

●      Board of Directors of Boom Interactive from May 2023 to March 2025

Mr. Chiang’s qualifications to serve on the Board include his finance, tax, and legal expertise and significant experience in public office, including his over 20 years of experience as Treasurer, Controller and a member of the Board of Equalization of the State of California, as well as his extensive experience as a director of both public and private companies.

Weili Dai Age: 63 Director since: 2021

Boasting over 25 years of experience in the technology industry, Ms. Dai is the co-founder of global semiconductor company Marvell Technology, where she served as President and Director until 2016. In 2018, Ms. Dai co-founded MeetKai, Inc., an AI-enabled personalized conversational search company, where she serves as the Executive Chairwoman. She also serves as Chairman of the Board at Lark Technologies, Inc., a healthcare technology company aimed at delivering scalable, virtual chronic conditions care and preventive healthcare through conversational AI. Ms. Dai has been honored on Forbes’ “World’s Most Powerful Women” list and was named an EY Entrepreneur of the Year. She is recognized for her visionary work at Marvell and in technology advocacy for women and minorities. Ms. Dai holds a Bachelor of Science degree in Computer Science from the University of California, Berkeley.

Ms. Dai’s qualifications to serve on the Board include her extensive experience and expertise in the technology industry, including board or executive-level roles with numerous technology, data science, and AI companies, including Marvell Technology, MeetKai, Inc., and Lark Technologies, Inc.

J. Lorraine Estradas, R.N., B.S.N., M.P.H. Age: 77 Director since: 2021

Ms. Estradas currently serves as the Chief Executive Officer of Arroyo Vista Family Health Center, a non-profit network of community health centers serving Greater Northeast Los Angeles since 1981. Under Ms. Estradas’ leadership, Arroyo Vista has grown from a small storefront clinic to a healthcare delivery network of four health centers and a mobile medical clinic serving the healthcare needs of medically underserved families within its local communities as a Federally Qualified Health Center (FQHC). Ms. Estradas has a Bachelor of Science degree in Nursing as well as a master’s degree in Public Health, both from UCLA. While pursuing an education, Ms. Estradas continued advocacy for access to quality health care for the poor and medically underserved in Los Angeles. Her experience includes hospital and community public health nursing at UCLA, the Eastern Los Angeles Regional Center for the Developmentally Disabled, the State of California Department of Health Services – Rural Health Farmworker Division, and Arroyo Vista Family Health Center.

Ms. Estradas’ qualifications to serve on the Board include her extensive experience and expertise in healthcare service provision and healthcare administration, including as Chief Executive Officer of Arroyo Vista Family Health Center.

Mitchell W. Kitayama Lead Independent Director Age: 68 Director since: 2017 Board Committees: ● Compensation (Chair) ● Nominating and Corporate Governance (Chair)

Mr. Kitayama serves as the Company’s Lead Independent Director. Mr. Kitayama has served as Chairman of the board of directors of Winslow Drake, a boutique investment advisory and wealth management practice, since June 2016; as Managing Director of MMK & Associates, which advises financial institutions, medical groups, and private companies, since May 2009; and as President of Advanced Biomedical Inc., since September 2019. From April 2005 to May 2009, he served as the Chief Executive Officer, Vice Chairman, and Director of Metro United Bank, and as the Executive Vice President for its holding company, MetroCorp. He also previously served as Senior Vice President Treasurer of East West Bank. Mr. Kitayama previously served as Chairman of the American Diabetes Association-Los Angeles and on the National Finance Committee; as a Trustee and Treasurer for the Los Angeles Ronald McDonald House and on the Finance and Investment Committees for the Ronald McDonald House Charities of Southern California; on the President’s cabinet and the Alexis de Tocqueville Society for the United Way of Greater Los Angeles; and on the board for the National Banker’s Association. He is a Certified Cash Manager and received a B.A. in Biology with a Chemistry Minor and an M.B.A. from Baylor University.

Mr. Kitayama’s qualifications to serve on the Board include his extensive financial expertise and leadership experience gained from his service as a board member and executive officer of multiple for-profit and non-profit organizations, including his service as Chief Executive Officer, Vice Chairman, and Director of Metro United Bank.

Linda Marsh Age: 75 Director since: 2019

Ms. Marsh is currently the Senior Executive Vice President of AHMC Healthcare Inc., a fully integrated hospital health system in Southern California with over 1,200 acute care beds and over 7,000 employees. She joined AHMC Healthcare in 1999 and oversees all financial matters for seven acute care hospitals: San Gabriel Valley Medical Center, Garfield Medical Center, Anaheim Regional Medical Center, Whittier Hospital Medical Center, Alhambra Hospital, Monterey Park Hospital, and Greater El Monte Community Hospital. Additionally, Ms. Marsh is responsible for all federal, state, and local government relations, as well as all risk management activities. Ms. Marsh has also served as the Senior Executive Vice President of Health Source MSO Inc., which provides healthcare-related management and administrative support, since 2005.

Ms. Marsh has served as a member of the board of directors of Fulgent Genetics, Inc. since August 2019. Ms. Marsh is also a board member of the Hospital Association of Southern California, Private Essential Access Community Hospitals, and the American Red Cross, as well as an active member of the Healthcare Financial Management Association. In addition, she chairs or is a participating member of numerous hospital governing boards, hospital committees, and community organizations. Ms. Marsh received a Bachelor of Science degree in economics and a master’s degree in accounting from the University of Southern California. She also completed a healthcare executive program at the University of Colorado.

Ms. Marsh’s qualifications to serve on the Board include her extensive experience in the healthcare industry and, in particular, her expertise in hospital administration, government relations, and risk management gained through her various executive and board-level roles with numerous healthcare organizations, including AHMC Healthcare, the Hospital Association of Southern California, Fulgent Genetics, and the American Red Cross.

Matthew Mazdyasni Age: 68 Director since: 2019 Board Committees: ● Audit ● Nominating and Corporate Governance

Mr. Mazdyasni currently provides consulting and advisory services to various companies. Mr. Mazdyasni previously served as Executive Vice President, Chief Administrative Officer, and Chief Financial Officer of HealthCare Partners Holdings, LLC, an integrated health care delivery and management company, until February 2014. As a member of the senior executive team, Mr. Mazdyasni significantly contributed to HealthCare Partners’ success, which led to its acquisition by DaVita Inc. in November 2012. Prior to joining HealthCare Partners in 1982, he worked for national and local public accounting firms. Mr. Mazdyasni was an active board member of several trade associations, including American Physician Group, where he was a member of the Board of Directors and the Executive Committee until 2014. He was a preceptor to the University of Southern California’s Master of Health Administration program for more than 25 years and was named Preceptor of the Year for 2000-2001. Mr. Mazdyasni is a current member of the Health Advisory Board of USC Sol Price School of Public Policy. Mr. Mazdyasni holds a Master of Science degree in accounting from the University of Kentucky.

Mr. Mazdyasni’s qualifications to serve on the Board include his extensive experience and expertise in healthcare service provision and healthcare administration, including as Chief Financial Officer of HealthCare Partners Holdings, LLC.

David G. Schmidt Age: 77 Director since: 2013 Board Committees: ● Audit (Chair) ● Compensation ● Nominating and Corporate Governance

Mr. Schmidt has served as Principal of Schmidt & Associates, a consultancy practice that focuses on strategic planning and implementation in the healthcare industry, since January 2011. From April 2015 through May 2019, Mr. Schmidt also served as the Chief Executive Officer of the TPG-International Health Academy, a company that organizes trade missions to expose senior health plan and health system executives from the United States to other countries’ health systems. From August 2002 to December 2010, he served as the Chief Executive Officer and member of the board of directors of SCAN Health Plan, a provider of Medicare Advantage plans. From 2000 to 2002, Mr. Schmidt served as Chief Executive Officer of Medicheck, a firm that provided Internet-based financial service management to healthcare organizations, which was sold to Passport Health Communications. He served on Passport Health Communications’ board of directors from 2002 to 2006. From 1992 to 1998, he was the Senior Vice President of Sales and Customer Services for Care America/Blue Shield Health Plan and Regional Vice President for FHP Healthcare. He received a bachelor’s degree in economics from UCLA and a Master of Business Administration from The Anderson School of Management at UCLA. Prior to his healthcare experience, he held senior management roles in manufacturing companies including Avery Dennison. He also served on the board of Beacon Healthcare Systems and was a founding board member of the SCAN Foundation, a 501(c)(3) corporation focused on long-term care in the U.S.

Mr. Schmidt’s qualifications to serve on the Board include his over 40 years of experience in the healthcare industry, including his years of experience as a principal with the healthcare consulting firm Schmidt & Associates and his lengthy tenures as Chief Executive Officer of various healthcare service providers, including TPG-International Health Academy, SCAN Health Plan, and Medicheck.

CORPORATE GOVERNANCE

Code of Ethics and Other Governance Documents

We maintain a corporate governance page on our website at https://ir.astranahealth.com/corporate-governance/governance-documents, which includes information regarding the Company’s corporate governance practices. Our Code of Ethics (which applies to all of our officers, directors and employees), Audit Committee Pre-Approval Policy, Audit Committee Policy Regarding Complaint Procedures for Accounting and Auditing Matters, Related Party Transaction Policy, charters of the three standing committees of the Board, Compensation Recovery Policy, Insider Trading Policy, Lead Independent Director Charter, and Stock Ownership Guidelines are each available on that page of our website, in addition to the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by posting such information on our website at the web address specified above within four business days following the date of the amendment or waiver. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to: Astrana Health, Inc., 1668 S. Garfield Avenue, 2nd Floor, Alhambra, California 91801, Attention: Corporate Secretary.

Director Independence

The Board has determined that a majority of its current members meet the independence requirements of the Nasdaq Stock Market LLC (“Nasdaq”). Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board has affirmatively determined that each of John Chiang, Weili Dai, Mitchell W. Kitayama, Matthew Mazdyasni, and David G. Schmidt satisfies the independence criteria in the applicable Nasdaq listing standards and SEC rules. The Board also has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board has determined that all committee members are independent under applicable Nasdaq and SEC rules for committee memberships, and that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making such determinations, the Board considered all relevant facts and circumstances, including commercial, industrial, banking, employment and consulting, legal, accounting, charitable, and familial relationships, not merely from the standpoint of a director or nominee, but also from that of persons or organizations affiliated with the director or nominee.

Board Composition

Our business and affairs are managed under the direction of our Board. We value a Board that possesses a broad spectrum of experiences, characteristics, attributes, and skills. The Board seeks to comprise itself of members who possess a range of relevant skills, experience, and expertise that relate directly to our management and operations, and which enable them to effectively oversee the management of the business and drive strategy that creates long-term, sustainable stockholder value.

Board Meetings

The Board held eleven meetings and acted by written consent seven times during 2024. Each of our incumbent directors, except Ms. Dai, attended 75% or more of the aggregate number of meetings of the Board and the committees on which such director served during 2024. While directors are encouraged to attend our annual meetings of stockholders, the Board has not adopted a formal policy with respect to such attendance. Eight directors attended the Company’s 2024 annual meeting of stockholders.

Our independent directors and our non-management directors each meet periodically in executive session without management present to discuss our operations, policies, and practices, as well as other matters relating to us or the functioning of the Board.

Board Leadership Structure

The Company believes that independent board oversight is an essential component of strong corporate performance. We also believe that the decision as to whether the positions of Chairman and Chief Executive Officer should be combined or separated, and whether an executive or an independent director should serve as the Chairman, should be based upon the circumstances facing the Company. Maintaining a flexible policy allows the Board to choose the leadership structure that best serves the interests of the Company and its stockholders at any particular time. The Board also believes its risk oversight framework would be effective under a variety of leadership structures.

The Board continues to believe that its current leadership structure, consisting of a non-independent Executive Chairman and Vice Chairman, both of whom previously served as a Co-Chief Executive Officer of the Company, counterbalanced by an independent Board led by a Lead Independent Director and independent directors chairing and serving on each of the Board committees, is in the best interests of the Company and its stockholders. In the Board’s view, separating the positions of Chief Executive Officer and Board chair allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Executive Chairman to lead the Board in its fundamental role of providing advice to and oversight of management. Our Vice Chairman presides over Board meetings in the event that the Executive Chairman is not present and participates in the Board and committee agenda review process. Having former Co-Chief Executive Officers of the Company serve as Executive Chairman and Vice Chairman also enables us to leverage their in-depth knowledge of and experience with our business to provide advice to and oversight of management, as well as their ability to identify strategic priorities and lead the Board’s discussions and execution of strategy. At the same time, our Lead Independent Director, Mitchell Kitayama, works with the Executive Chairman to schedule and set the agenda for Board meetings, acts as a liaison between the non-management directors as a group and management, and exercises additional oversight on behalf of the independent directors. We recognize that our Board leadership structure is somewhat unique but we believe that it is the right structure for the Company at this time. The Board will continue to review the appropriateness of this structure and consider stockholder feedback from our ongoing engagements.

Lead Independent Director

In selecting the Lead Independent Director, the Nominating and Corporate Governance Committee reviews potential candidates’ qualifications and attributes, before making a recommendation to the independent directors, who, after review, elect the Lead Independent Director. Mr. Kitayama was first elected as the Lead Independent Director in 2018.

The Lead Independent Director has the following responsibilities (and may also perform other functions at the Board’s or independent directors’ request), as detailed in the Lead Independent Director Charter:

●	Board Leadership: provides leadership to the Board in any situation where the Executive Chairman’s and Vice Chairman’s roles may be perceived to be in conflict and chairs Board meetings in the absence of the Executive Chairman and Vice Chairman, including executive sessions of the independent directors.

●	Board Agenda, Schedule, and Information: reviews and, when appropriate, makes changes to the Board meeting agendas and schedules and to other information sent to directors.

●	Leadership of Independent Director Meetings: calls and leads independent director meetings without any management directors or Company employees present.

●	Chairman-Independent Director Liaison: serves as the principal liaison between the Executive Chairman and the independent directors (although every director has direct access to the Executive Chairman).

●	Stockholder Communications: is available for consultation and direct communication with the Company’s stockholders.

●	Director Candidates: interviews, along with the chair of the Nominating and Corporate Governance Committee, all director candidates, and makes recommendations to the Nominating and Corporate Governance Committee.

Risk Oversight Function of the Board

The Board takes an active role in overseeing the Company’s risk governance framework and corporate strategy and seeks to ensure the long-term interests of the Company and its stockholders are being served. The Board believes that evaluating the executive team’s management of the risks confronting the Company is one of its most important areas of oversight. In carrying out this responsibility, the Board is assisted by its committees, each of which considers risks within its areas of primary responsibility and expertise and apprises the full Board of significant matters and management’s response. In performing the risk oversight function, the Board and each committee have full access to management, as well as the ability to engage advisors. The specific risk areas of focus for the Board and each of its committees are summarized below.

Board of Directors

Oversees the Company’s risk governance framework, general corporate strategy, including merger and acquisition activity, and other matters reserved to the full Board. Reviews and discusses with management significant risks affecting the Company, including matters escalated by its committees from within their respective areas of oversight. With the Strategy Committee, oversees risks relating to mergers and acquisitions, integration, strategy, contracting, and operations.

Audit Committee

Oversees financial matters, including accounting and internal controls, business conduct and ethics, related party transactions, cybersecurity and artificial intelligence-related risks, tax, and legal and regulatory compliance.

Compensation Committee

Oversees the design and administration of executive compensation programs and policies, director compensation, and human capital management, including talent acquisition, development, and retention.

Nominating Committee

Oversees Board structure and independence, executive succession planning, corporate governance practices, political contributions, and environmental and social responsibility policies, goals and programs.

Management

Led by our Chief Executive Officer and executive team, develops and executes our business strategy, manages operations, implements and supervises day-to-day risk management processes, and reports to the Board and its committees on significant matters.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors. Each committee operates under a written charter, which is available at https://ir.astranahealth.com/corporate-governance/governance-documents. The table below lists the current leadership and membership of each committee.

Name	Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kenneth Sim, M.D.
Thomas S. Lam, M.D., M.P.H.
John Chiang	✓	✓	✓
Weili Dai	✓
J. Lorraine Estradas, R.N., B.S.N., M.P.H.
Mitchell W. Kitayama	✓		C	C
Linda Marsh
Matthew Mazdyasni	✓	✓		✓
David G. Schmidt	✓	C	✓	✓
C = Chairperson

The functions and responsibilities of each committee are summarized below.

Audit Committee

Committee Members:

David G. Schmidt (Chair)

John Chiang

Matthew Mazdyasni

Meetings Held in 2024: 4

Consents Approved in 2024: 5

•     All members are independent under applicable Nasdaq and SEC rules

•       Each member qualifies as an audit committee financial expert

•     Appoint and oversee the work of our independent registered public accounting firm, pre-approve audit and non-audit services performed by the firm, and consider the firm’s independence.

•      Review with management and the independent accounting firm, prior to filing, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q.

•       Consider the adequacy and effectiveness of our internal control over financial reporting and auditing procedures.

•      Oversee procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal control, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•       Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board (including financial matters, cybersecurity, and artificial intelligence).

•       Oversee performance of the Company’s internal audit function.

•       Review, approve and oversee related party transactions.

Compensation Committee

Committee Members:

Mitchell W. Kitayama (Chair)

John Chiang

David G. Schmidt

Meetings Held in 2024: 2

Consents Approved in 2024: 7

•       All members are independent under applicable Nasdaq and SEC rules

•       All members qualify as “non-employee” directors, as defined in Rule 16b-3(b)(3) under the Exchange Act

•       Establish the compensation and benefits of our executive officers.

•       Administer our compensation plans, including our equity-based and incentive compensation plans.

•      Review, consult with, and advise management on the Company’s strategies and policies related to human capital management, including talent acquisition, development and retention, internal pay equity, equal opportunity and inclusion, and corporate culture.

•      Establish the terms of, amend, and oversee the application of the Company’s policy for clawback, or recoupment, of incentive compensation.

•      Review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss the relationship between risk management policies and practices, and compensation, and evaluate compensation policies and practices that could mitigate any such risk.

•       Make recommendations to the Board regarding director compensation, including for membership on any committee of the Board.

•      Review and discuss with management the Compensation Discussion and Analysis and other executive compensation disclosures included in our proxy statements.

Nominating and Corporate Governance Committee

Committee Members:

Mitchell W. Kitayama (Chair)

Matthew Mazdyasni

David G. Schmidt

Meetings Held in 2024: 0

Consents Approved in 2024: 1

•       All members are independent under applicable Nasdaq and SEC rules

•      Develop criteria for selecting new directors.

•      Identify and evaluate potential director candidates and recommend to the Board the nominees for election to the Board.

•      Establish procedures for consideration of, and consider any nominations of, director candidates properly made by the stockholders.

•       Review the type and amount of Board compensation, retirement, and other benefits for non-employee directors and committee members and make recommendations to the full Board regarding such compensation.

•       Review the Company’s succession plans for the Chief Executive Officer and other executive officers.

•       Review the Company’s environmental and social responsibility policies and practices.

The Board may from time to time establish other committees; for example, the Board has established a Strategy Committee, which consists of Matthew Mazdyasni (chair), David G. Schmidt, Mitchell W. Kitayama, and Kenneth Sim, M.D.

Evaluation and Nomination of Director Candidates

The Nominating and Corporate Governance Committee has primary responsibility for developing recommendations to the Board as to the skills and qualifications required of directors and other criteria to be potentially considered in selecting candidates for director positions on the Board. This process includes a consideration of independence, skills, experience, industry backgrounds, talents, qualifications and personal attributes in the context of the needs of the Board and the Company, as well as the ability of directors (and candidates for director) to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. To ensure that the Board continues to evolve and be refreshed in a manner that serves the changing business and strategic needs of the Company, before recommending for re-nomination a slate of incumbent directors for an additional term, the Nominating and Corporate Governance Committee evaluates whether incumbent directors possess the requisite skills and perspective, both individually and collectively.

The Nominating and Corporate Governance Committee also has responsibility for periodically identifying and recruiting new members to the Board. Through discussions with the Executive Chairman of the Board, Lead Independent Director, Chief Executive Officer, and other Board members, specific skill sets, experience, and knowledge important for the new Board member to possess will be identified and prioritized. Potential candidates meeting these criteria will then be identified either by professional recruiting agencies, reputation, or existing Board members or officers. Candidates will be interviewed by the Executive Chairman, Lead Independent Director, Chief Executive Officer, and/or other members of the Board to ensure that candidates not only possess the requisite skills and characteristics but also the personality, ability, judgment, leadership traits, work ethic, and independence to effectively contribute as a member of the Board. After a successful candidate has been identified by the Board, the Board will either appoint the candidate as a member of the Board or nominate the candidate for election by the Company’s stockholders at the next annual meeting of stockholders.

The Nominating and Corporate Governance Committee recognizes that having a Board with a variety of viewpoints, backgrounds, and experiences provides a more comprehensive decision-making process. The Nominating and Corporate Governance Committee does not have a diversity policy (however that term may be defined). The Nominating and Corporate Governance Committee strives to achieve a balance of backgrounds and perspectives on the Board and its committees and will assess the skills and attributes of our Board as a whole and of each individual director when evaluating whether prospective candidates possess complementary and supplementary skills and attributes that would strengthen our Board.

The Nominating and Corporate Governance Committee considers potential candidates properly recommended by stockholders, directors, officers, advisors, third-party search firms, or other appropriate sources. Persons recommended by stockholders are generally considered on the same basis as candidates from other sources. If a stockholder wishes to propose a director candidate for consideration by the Nominating and Corporate Governance Committee, the stockholder must follow the procedures and comply with the requirements described in “Stockholder Proposals” at the end of this proxy statement.

In recommending to the Board the director nominees for election at the 2025 Annual Meeting, the Nominating and Corporate Governance Committee considered the factors described above, as well as each nominee’s previous service on the Board, which the committee believes provides a desirable level of continuity and institutional knowledge with respect to the Board’s deliberations. The Nominating and Corporate Governance Committee also considered the specific qualifications, attributes, and skills that each nominee possesses and contributes to the Board, as described in the respective nominee’s biography included above under “Background of Directors”.

Board Self-Evaluation

The Board and each of its committees regularly undertake a self-evaluation process to help ensure continued effectiveness. This process is overseen by the Nominating and Corporate Governance Committee and may vary each year in order to balance the benefits of different approaches.

Sustainability

There has been increased focus from our stakeholders, including investors, clients, and employees, on our sustainability, corporate citizenship, and other environmental, social and governance policies and practices. Additionally, public interest and legislative pressure related to public companies’ environmental, social, and governance practices continues to grow. We believe that good corporate citizenship includes responsiveness to environmental, social, and governance issues that materially impact our stakeholders and the communities in which we operate.

We believe it is critical to maintain the highest ethical standards, and we have policies in place to ensure that our directors and employees operate ethically and with integrity, including our Code of Ethics. We also make a compliance hotline available to our employees. The hotline is serviced by a third-party provider that is available by phone or online 24 hours a day, seven days a week, to help ensure any compliance concerns can be reported and addressed in a timely and appropriate manner.

We believe that culturally-competent care is essential for ensuring patient satisfaction and improving health outcomes. As an organization built by and for our community, we prioritize building teams that reflect the communities we serve. We understand the importance of strong community relationships in achieving our business goals, and we actively engage with local communities through volunteer programs, sponsorships, and educational initiatives.

Our Board provides overall oversight of our environmental, social, and governance efforts, and the Nominating and Corporate Governance Committee periodically reviews our environmental, social, and governance policies and practices, including those relating to sustainability and corporate social responsibility. In addition, the Compensation Committee regularly reviews the Company’s strategies related to human capital management, including talent acquisition, development and retention and equal opportunity and inclusion initiatives, and the Audit Committee reviews the Company’s environmental, social, and governance disclosures and the adequacy and effectiveness of applicable internal controls related to such disclosures.

Human Capital

We are committed to supporting the professional development of our employees, providing competitive compensation and benefits, and a safe and inclusive workplace that enables employees to achieve their full potential. We measure employee engagement on an ongoing basis to create a more innovative, productive, and profitable company. Results from engagement surveys are used to implement programs and processes designed to support employee retention and satisfaction. The Company believes a workplace that promotes fairness and opportunity fosters innovation and cultivates an environment filled with unique perspectives and growth. Respect for human rights is fundamental to the Company’s business and its commitment to ethical business conduct.

Our dedication to employee growth is reflected in the various learning and development programs offered at Astrana. We organize leadership programs, including a bi-annual summit, the Becoming Leaders program, quarterly training for supervisors and managers, individual coaching, and ad hoc training sessions, to support our employees’ professional advancement. Our professional development reimbursement program empowers employees to attend classes and seminars, and obtain certifications, enhancing their skill sets and opening up new opportunities for advancement within the Company.

We actively promote and support employees seeking to make a positive impact on their communities and charitable causes by donating time, talents, and resources. In 2024, Astrana contributed to a number of charitable organizations, including the Los Angeles Regional Foodbank, The Trevor Project, Doctors Without Borders, the Ngozi Educational Foundation, and Eisner Health. In response to the California wildfires in 2025, Astrana organized collections of supplies to contribute to the LA Dream Center to benefit individuals who were displaced, and Astrana employees additionally volunteered at the Los Angeles Mission to sort through donations.

Cybersecurity

Astrana operates in an increasingly interconnected and digitized world, where the protection of sensitive information and the resilience of our information technology systems are paramount to our mission of delivering exceptional healthcare services. Cybersecurity is a critical component of our enterprise risk management program, reflecting our commitment to safeguarding the privacy and security of the patients, employees, and others who entrust us with their data.

As a healthcare organization, we manage large quantities of protected health information (“PHI”), personally identifiable information (“PII”), and other sensitive data. Recognizing the heightened risks posed by cyber threats, we have implemented a comprehensive cybersecurity framework that is designed to proactively identify, assess, and mitigate the risks associated with these threats. This includes protection against ransomware, phishing attacks, data breaches, and the evolving tactics of sophisticated cyber adversaries, as well as other types of cyber threats. Our cybersecurity program is built upon industry-recognized standards, and we continuously adapt our program to defend against the changing threat landscape.

Cybersecurity Governance

Astrana’s governance framework reflects our commitment to managing cybersecurity risks with accountability and transparency. This framework is rooted in collaboration between executive leadership, employee operational teams, and the Board, resulting in comprehensive oversight at every level of the organization.

Board Oversight

The Board oversees cybersecurity as part of its enterprise risk management responsibilities. The Audit Committee reviews cybersecurity risks, including IT internal controls, the use of artificial intelligence, business continuity plans, disaster recovery programs, and data protection initiatives. The Audit Committee also receives regular reports from management, including the CISO (as defined below), on key cybersecurity metrics, threat landscapes, risk mitigation strategies, and significant cybersecurity or data privacy incidents (if any).

Executive Leadership

Our cybersecurity program is led by the Chief Information Security Officer (“CISO”), a Certified Information Systems Security Professional (CISSP) with over 25 years of experience in technology, cybersecurity strategy, risk management, and regulatory compliance, including extensive industry experience. The CISO works closely with the Company’s executive leadership to implement and oversee the Company’s cybersecurity initiatives. The CISO is also responsible for broader IT governance and risk management, resulting in a cohesive approach to protecting our technology infrastructure and sensitive data.

AI Policy and Governance

Astrana recognizes the transformative potential of artificial intelligence (“AI”) in healthcare and the corresponding responsibility to implement it ethically and securely. Our AI policy and governance framework emphasizes transparency, fairness, and accountability in the use of AI technologies across our operations. This includes rigorous data privacy safeguards, continuous monitoring to mitigate algorithmic bias, and adherence to industry best practices and regulatory standards. An internal committee comprising experts in technology, legal, compliance, and healthcare operations works to ensure that AI deployments meet ethical and cybersecurity standards. Periodic audits and risk assessments are conducted to evaluate the performance, reliability, and security of AI systems in critical workflows.

Cross-Functional Collaboration

Astrana utilizes a cross-functional governance structure that engages enterprise risk management, compliance, IT, legal, privacy, and data governance teams. Our risk management / cyber working group, which includes certain of our senior leaders, including operations, finance, internal audit, IT, cyber, legal, and communications, meets at least four times per year to discuss significant risks to the Company identified by our enterprise-wide risk management process, including cybersecurity risks identified by our cybersecurity risk management program. The group also discusses the steps management has taken to identify, monitor, assess, and control or avoid such exposures and reviews performance measures against the Company’s risk appetite and tolerance, and provides recommendations of corrective action where appropriate. This collaborative approach enables a holistic evaluation of cybersecurity risks and aims to ensure that identified threats are promptly addressed.

Communications with the Board

Stockholders, as well as other interested parties, may send correspondence to the Board or to any individual director, by mail to: Corporate Secretary, Astrana Health, Inc., 1668 S. Garfield Avenue, 2nd Floor, Alhambra, California 91801; or by email to: investors@astranahealth.com. The Company’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communications involving substantive accounting or auditing matters are forwarded to the Audit Committee Chair. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as business solicitation or advertisements; product or service-related inquires; junk mail or mass mailings; resumes or other job-related inquires; spam; and abusive, threatening, or otherwise inappropriate materials.

Review, Approval, or Ratification of Transactions with Related Persons

The Board has adopted a written policy setting forth our procedures for reviewing, and approving or ratifying, transactions with an executive officer, director, or nominee for election as a director of the Company, a greater than 5% beneficial owner of the Company’s common stock, or an immediate family member of any of the foregoing (collectively, “Related Persons”). The policy covers transactions, arrangements, or relationships in which the aggregate amount involved exceeds, or is expected to exceed, $120,000 in any fiscal year of the Company, the Company or any of its controlled subsidiaries is a participant, and a Related Person had, has, or is expected to have a direct or indirect material interest (a “Covered Transaction”). The Audit Committee is responsible for ratifying or approving a Covered Transaction.

In reviewing a Covered Transaction, the Audit Committee considers all relevant facts and circumstances, including:

●	the Related Person’s interest and involvement in the transaction;

●	the nature of the Company’s participation in the transaction;

●	the Related Person’s relationship to the Company;

●	whether the transaction was undertaken in the ordinary course of business of the Company;

●	the availability of unrelated third parties as alternative counterparties to the proposed transaction;

●	whether the transaction is proposed to be, or was, entered into on an arms-length basis or on terms no less favorable to the Company than terms that could have been reached with an unrelated third party under the same or similar circumstances;

●	whether the transaction would impair the independence of a director or a nominee for election as a director of the Company under the Nasdaq listing rules;

●	the purpose of, and the potential benefits and materiality to the Company of, the transaction;

●	the risks and limitations that may arise as a result of or in connection with the proposed transaction, including any potential reputational risk; and

●	any other information that would be material to our investors in light of the context of the particular transaction and the Related Person.

Certain Covered Transactions are deemed to be pre-approved by the Audit Committee under this policy, including:

●	any compensation paid to an executive officer of the Company for his or her services to the Company if the compensation is, or would be required to be, reported in the Company’s proxy statements and the Compensation Committee has approved, or recommended that the Board approve, such compensation, or the transaction involves the recovery of erroneously awarded compensation, computed as provided in the Nasdaq listing rules and the Exchange Act, and is disclosed in the Company’s proxy statements;

●	any compensation paid to a director of the Company for services to the Company as a director if the compensation is required to be reported in the Company’s proxy statements;

●	any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis;

●	any transaction involving a Related Person where the rates or charges involved are determined by competitive bids;

●	any transaction between the Company or its controlled subsidiary and an entity with an executive officer of the Company serving as a nominee stockholder (including where the officer as a licensed physician, rather than the Company, is required by corporate practice of medicine or similar law to serve as the stockholder of such entity on behalf of the Company or its subsidiary in order to achieve certain corporate, regulatory and/or accounting treatment) and where such officer derives no direct financial benefit from such status; and

●	any transaction between the Company or its controlled subsidiary and an entity that has been reported in the Company’s statement of income for its last fiscal year on a consolidated basis (including any variable interest entity of the Company).

The Audit Committee may establish such other categories of transactions that shall be deemed pre-approved.

Certain Related Person Transactions

For the year ended December 31, 2024, the Company had leases with a real estate business to lease office space, pursuant to which the Company incurred rent expenses of approximately $4.0 million. Dr. Lam is the Chief Executive Officer of the real estate business managing these properties. For the year ended December 31, 2024, the Company’s operating right-of-use asset balance included $2.7 million, and the Company’s operating lease liabilities included $2.7 million, for certain properties that are managed by the real estate business. These properties were previously consolidated and eliminated by Astrana until they were spun off as part of APC’s December 2023 restructuring transaction. During the year ended December 31, 2024, the real estate business paid APC $5.3 million for taxes associated with the spin-off.

Linda Marsh, one of our directors, is the Senior Executive Vice President at AHMC Healthcare Inc. (“AHMC”) and the Senior Executive Vice President of Health Source MSO Inc. (“Health Source MSO”). Ms. Marsh also owns Aurion Corporation (“Aurion”), which provides consulting services. The Company has agreements with Health Source MSO, Aurion, and AHMC for services provided to the Company. The Company recognized revenue of $41.3 million from AHMC and $1.6 million from Health Source MSO and incurred expenses of $34.9 million from AHMC and $0.3 million from Aurion. Additionally, the Company, its affiliates, and AHMC have a risk-sharing agreement with certain AHMC hospitals to share the surplus and deficits of each of the hospital pools. Under this agreement, during the year ended December 31, 2024, the Company had recognized risk pool revenue of $34.1 million. As of December 31, 2024, $47.7 million remained in outstanding risk pool receivables.

J. Lorraine Estradas, one of our directors, is the Chief Executive Officer of Arroyo Vista Family Health Center, a non-profit network of community health centers serving Greater Northeast Los Angeles. Arroyo Vista Family Health Center provides certain primary care services to enrollees of certain healthcare service plans, the providers of which have contracted with our affiliates. For the year ended December 31, 2024, Arroyo Vista Family Health Center provided $0.4 million in primary care services to enrollees, which services were reimbursed by the Company, and the Company earned $2.2 million in management fees from Arroyo Vista Family Health Center.

Kenneth Sim, our Executive Chairman, owns approximately 9.6%, and Dr. Lam and Albert Young, our Senior Vice President of Health Affairs, own approximately 8.0% of TAG-2 Medical Investment Group, LLC (d/b/a Sunny Village Center) (“Tag-2”). In November 2023, the Company entered into a three-year promissory note with Sunny Village Care Center as the borrower for a principal amount of $0.5 million, which was outstanding as of December 31, 2024. As of the record date, the promissory note was paid in full. During 2024, Tag-2 provided $0.5 million in skilled nursing facility services, which were reimbursed by the Company to Tag-2.

As of December 31, 2024, Dr. Sim and Dr. Lam each had an ownership interest in First Commonwealth Property, LLC. During the year ended December 31, 2024, the Company incurred rent expenses of approximately $0.2 million from First Commonwealth Property, LLC for office leases. As of December 31, 2024, the Company’s operating right-of-use asset balance included $0.7 million, and the Company’s operating lease liabilities included $0.7 million, for certain properties owned by First Commonwealth Property, LLC.

For the year ended December 31, 2024, APC paid $3.1 million in 2024 to a general surgery group solely owned by Dr. Sim for provider services.

Brandon K. Sim, M.S., is a board member of Third Way Health Inc. During the year ended December 31, 2024, the Company incurred approximately $3.6 million in expenses payable to Third Way Health Inc. for call center and credentialing services. In addition, as of December 31, 2024, via a Simple Agreement for Future Equity, the Company funded $6.0 million in Third Way Health Inc.

Dinesh Kumar, M.D., is an advisory board member of The Stellar Health Group, Inc. During the year ended December 31, 2024, the Company incurred approximately $0.2 million in expenses payable to The Stellar Health Group, Inc. for payment processing services.

During the year ended December 31, 2024, Astrana paid approximately $0.9 million to purchase Astrana’s stock from certain board members. During the year ending December 31, 2025, Astrana paid approximately $10.6 million to purchase Astrana’s stock from APC. Dr. Lam is the Chief Executive Officer, Chief Financial Officer, a director, and stockholder of APC; Dr. Kenneth Sim is Chairman, a director, and stockholder of APC; and Dr. Young is a Senior Executive Vice President, a director, and a stockholder of APC.

Because of corporate practice of medicine laws, the Company uses designated shareholder professional corporations, of which the sole shareholder is a member of the Company’s key personnel, to engage in certain transactions and make intercompany loans from time to time. In addition, affiliates wholly owned by the Company’s key personnel are reported in the Company’s consolidated statements of income on a consolidated basis, together with the Company’s subsidiaries, and therefore, the Company does not separately disclose transactions between such affiliates and the Company’s subsidiaries as related-party transactions.

NON-EMPLOYEE DIRECTOR COMPENSATION

In July 2024, the Board approved an updated compensation program for the non-employee members of the Board who are compensated for their service on the Board. As updated in July 2024, the Company’s non-employee director compensation program consists of the following:

●	An annual cash retainer of $80,000, paid in monthly installments, plus an additional annual cash retainer of $32,500 for any non-employee director serving as Lead Director or Board Chair;

●	An additional cash retainer, paid in monthly installments, for each non-employee director serving as chair of a Board committee, in the following amounts: Audit Committee Chair – $25,000, Compensation Committee Chair – $20,000, and Nominating and Corporate Governance Committee Chair – $15,000;

●	An additional cash retainer, paid in monthly installments, for each non-employee director serving as a member, but not as the chair, of a Board committee, in the following amounts: Audit Committee member – $12,000, Compensation Committee member – $10,000, and Nominating and Corporate Governance Committee member – $10,000; and

●	An annual award of restricted stock to each non-employee director with a grant date value equal to $170,000, which vests, subject to the non-employee director’s continued service, on the earlier of the first anniversary of the date of grant or the next annual meeting of stockholders of the Company.

The following table reflects the compensation awarded to, earned by, or paid to our directors for the year ended December 31, 2024. Drs. Sim and Lam are not included in the following table because they received no separate compensation for their services as directors of the Company, and all compensation earned by them during the year ended December 31, 2024, is reflected in the Summary Compensation Table below. Ms. Estradas does not receive any compensation from the Company for her service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
John Chiang	102,000	169,967	—	271,967
Weili Dai	80,004	169,967	—	249,971
J. Lorraine Estradas, R.N., B.S.N., M.P.H.	—	—	—	—
Mitchell W. Kitayama	137,902	169,967	—	307,869
Linda Marsh	80,004	169,967	—	249,971
Matthew Mazdyasni	102,000	169,967	—	271,967
David G. Schmidt	123,359	169,967	—	293,326

(1)	The amounts reported in this column represent the total cash compensation earned in 2024 for service as a director.

(2)	The amount shown in this column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, “Compensation - Stock Compensation” of restricted stock awards granted pursuant to the Company’s non-employee director compensation program during 2024. The value shown of the stock awards is based on the fair market value of the Company’s common stock on the date of grant and was computed by multiplying the number of shares awarded to each director by the closing price of the Company’s common stock on the date of grant. The amount shown for the stock award excludes the impact of estimated forfeiture related to service-based vesting conditions and may not correspond to the actual value that is recognized by each officer upon the vesting of such grant. The aggregate number of shares of unvested restricted stock that were outstanding and held by each non-employee director as of December 31, 2024, was as follows: Ms. Estradas – 0 shares; and Mr. Chiang, Ms. Dai, Mr. Kitayama, Ms. Marsh, Mr. Mazdyasni, and Mr. Schmidt – 3,564 shares each. The aggregate number of unexercised stock options that were outstanding and held by each non-employee director as of December 31, 2024 was as follows: Mr. Chiang – 28,500 stock options; Ms. Dai – 0 stock options; Ms. Estradas – 0 stock options; Mr. Kitayama – 28,500 stock options; Ms. Marsh – 28,500 stock options; Mr. Mazdyasni – 28,500 stock options; and Mr. Schmidt – 68,500 stock options.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2025. In deciding to appoint EY, the Audit Committee reviewed auditor independence issues and existing commercial relationships with EY and concluded that EY has no commercial relationship with the Company that would impair its independence for the year ending December 31, 2025. The Board recommends that our stockholders ratify the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. While we are not required to have our stockholders ratify the appointment of EY as our independent registered public accounting firm, we are doing so because we value our stockholders’ views on the Company’s independent registered public accounting firm. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain EY. If the selection of EY is ratified, the Audit Committee, in its discretion, may still direct the appointment of a different independent registered public accounting firm at any time it determines that such a change would be in the best interest of the Company and our stockholders.

Representatives of EY are expected to be present at the 2025 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees for professional audit services and other services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2024 and December 31, 2023.

	2024	2023
Audit(1)	$3,758,000	$2,707,000
Audit-Related(2)	2,565,500	320,000
Tax(3)
Tax compliance	576,800	627,589
Other tax services	795,746	1,092,170
All Other Fees	—	—
Total	$7,696,046	$4,746,759

(1)	Represents aggregate fees charged by EY in each respective year serving as the external auditor, as applicable, for audit work performed on the annual financial statements and review of quarterly financial statements, as well as other services that are provided in connection with statutory and regulatory filings.

(2)	Represents financial due diligence services related to mergers and acquisitions.

(3)	Tax fees consist of various permissible tax compliance, tax planning, and advisory service fees by EY.

The Audit Committee has determined that all services performed by EY were, and are, compatible with maintaining the independence of EY. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, which may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. For additional information concerning the Audit Committee and its activities with EY, please see “Report of the Audit Committee” below.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking stockholders to approve an advisory resolution on the compensation of our named executive officers as reported in this proxy statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and therefore non-binding on us, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. In accordance with the preference of our stockholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation at our 2022 Annual Meeting of Stockholders and as accepted by the Board, we hold annual advisory votes on the compensation of the named executive officers. Stockholders are next expected to have the opportunity to vote on the frequency of future votes on named executive officer compensation at the 2028 Annual Meeting of Shareholders.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. We encourage stockholders to read the “Executive Compensation” section of this proxy statement, which provides an overview of our executive compensation policies and procedures. The Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Executive Compensation” section of this proxy statement are an important and effective means of encouraging our named executive officers to achieve the Company’s goals and that the compensation of the named executive officers reported in this proxy statement has contributed to our success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2025 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in the Executive Compensation section of this proxy statement and the Summary Compensation Table and the related compensation tables, notes, and narrative in this proxy statement.”

As an advisory vote, this proposal is not binding on our Company, our Board, or our Compensation Committee. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or our Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions to be expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT.

PROPOSAL 4

APPROVAL OF THE ASTRANA HEALTH, INC.

AMENDED AND RESTATED 2024 EQUITY INCENTIVE PLAN

Introduction

The Astrana Health, Inc. 2024 Equity Incentive Plan (the “2024 Plan”) was originally adopted by the Board on February 28, 2024 and approved by our stockholders at the Company’s 2024 Annual Meeting of Stockholders. On March 26, 2025 (the “Restatement Date”), the Board approved the amendment and restatement of the 2024 Plan, in order to increase the number of shares of the Company’s common stock reserved for issuance under the 2024 Plan and to extend the term of the 2024 Plan, subject to the approval of the amended and restated 2024 Plan by our stockholders at the 2025 Annual Meeting. We are recommending that stockholders approve the amendment and restatement of the 2024 Plan because we believe that the 2024 Plan continues to be essential to our success, by allowing the Company to provide incentives to attract and retain non-employee directors, officers, key employees, and consultants of the Company and its subsidiaries and to align their interests with those of our stockholders.

Stockholders are being asked to approve the amendment and restatement of the 2024 Plan to increase the number of shares authorized for issuance under the 2024 Plan by 2,000,000 shares (from 2,100,000 to 4,100,000 shares) and to extend the term of the 2024 Plan by approximately one year (until the day before the tenth anniversary of the Restatement Date).

As of the Record Date, approximately 850,000 shares remained available for issuance under the 2024 Plan. Based on our historical equity grant practices, we believe that, if our stockholders approve the amendment and restatement of the 2024 Plan, the increased share reserve will be sufficient for us to continue granting equity awards for approximately three years. This estimate was determined based on a review of the Company’s anticipated equity compensation requirements and a range of future stock price scenarios. However, the actual duration of the share reserve under the 2024 Plan will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures. Absent stockholder approval of the amendment and restatement of the 2024 Plan, we may be required to increase the cash components of our compensation program, which may inhibit our ability to align the interests of our executives with those of our stockholders.

The Board believes that an equity-based incentive program is an important factor in attracting and retaining highly qualified officers, employees, non-employee directors, and consultants, and that equity-based incentives help to align the interests of those persons with the interests of our stockholders. Further, the Board believes that the proposed increase in the share reserve under the 2024 Plan is necessary for the Company to continue to provide appropriate incentives for outstanding service and to assist in recruiting and retaining highly qualified individuals as employees, non-employee directors and consultants. In determining the number of additional shares requested for stockholder approval under the amended and restated 2024 Plan, the Compensation Committee and the Board considered the Company’s historical and expected usage of equity compensation, the potential dilution resulting from our equity compensation plans, and the importance of an effective equity compensation program to the Company’s success.

Certain key features of the 2024 Plan, as amended and restated, are described below:

Feature	Description
Reasonable Share Reserve	The total number of shares that may be issued pursuant to awards granted under the 2024 Plan will be limited to 4,100,000 shares (representing an increase of 2,000,000 shares over the 2,100,000 shares originally approved under the 2024 Plan).
Responsible Share Counting Provisions	The 2024 Plan does not permit “liberal share recycling.” Only awards that are cancelled, forfeited, or paid only in cash can be added back to the 2024 Plan’s share reserve. Shares withheld to satisfy a tax withholding obligation or pay the exercise price of a stock option will not be added back to the 2024 Plan’s share reserve, and neither will any shares repurchased by the Company using stock option proceeds.
Minimum Vesting Periods	The 2024 Plan generally requires that awards be granted with a minimum vesting period of at least one year for full vesting of the award (or, for non-employee directors, a period of at least 50 weeks ending on the date of the next annual meeting of stockholders). However, 5% of the total number of shares authorized for issuance under the 2024 Plan may be used without imposing this minimum vesting requirement.

Feature	Description
Director Compensation Limit	The 2024 Plan includes an annual limit on compensation of our non-employee directors (other than our Chair and Vice Chair). Specifically, the aggregate grant date fair value of all awards granted to a non-employee director (other than a Chair or Vice Chair of the Board) under the 2024 Plan during any single fiscal year, together with any cash compensation earned by that non-employee director during the fiscal year, may not exceed $750,000.
No “Liberal” Change of Control Definition	The 2024 Plan does not include a “liberal” change of control definition, which means that a change of control must actually occur in order for the change of control provisions of the 2024 Plan to apply.
Double-Trigger Vesting	The 2024 Plan provides that, in the event of a change of control, awards generally will vest on a “double-trigger” basis. That is, if the awards are assumed or substituted by the acquiring or surviving company, they generally will continue to be subject to the original vesting schedule, except that vesting generally will accelerate as provided in the 2024 Plan in the event of a qualifying termination of employment within two years after the change of control. If awards are not assumed or substituted by the acquiring or surviving company, they generally will become vested upon the change of control as provided in the 2024 Plan.
No Repricing of Stock Options or SARs Without Stockholder Approval	The 2024 Plan does not permit the “repricing” of stock options or stock appreciation rights without stockholder approval. This includes repricing by exchange for cash or a new or different type of award.
Clawback Policy	Awards granted under the 2024 Plan are subject to recovery (or “clawback”) pursuant to our compensation recovery policy as in effect from time to time.
No Discounted Stock Options or SARs	The 2024 Plan does not permit the use of “discounted” stock options or stock appreciation rights, which means that such awards must be granted with an exercise price or base price at least equal to the fair market value of a share on the date of grant.
Administered by an Independent Committee	The 2024 Plan is generally administered by the Compensation Committee. However, the Board will approve awards to non-employee members of the Board. The Compensation Committee and the Board may also delegate authority under the 2024 Plan as permitted by applicable law.

Summary of the 2024 Plan

The following is a summary of the 2024 Plan, as amended and restated, which is qualified in its entirety by the full text of the amended and restated 2024 Plan attached to this proxy statement as Annex B.

Eligibility and Types of Awards

The 2024 Plan authorizes the grant of equity-based and cash-based compensation awards to those officers and employees of, and consultants to, the Company and its subsidiaries who are selected by the Compensation Committee, and the 2024 Plan also authorizes the Board to grant awards to the non-employee directors of the Company. Awards under the 2024 Plan may be granted in the form of stock options, stock appreciation rights (or “SARs”), restricted shares, restricted share units, and other share-based awards. As of the Record Date, approximately eight non-employee directors, 800 employees and 50 consultants are eligible to be selected to receive awards under the 2024 Plan. Individuals selected to receive awards under the 2024 Plan are referred to as “participants.”

Administration

The Compensation Committee, which is comprised of non-employee directors, generally administers awards granted under the 2024 Plan. To the extent permitted by applicable law, the Compensation Committee or the Board may delegate its authority to one or more employees or directors of the Company. Further, the Board has reserved to itself the authority to grant awards to the non-employee members of the Board, and the Board may reserve to itself any of the Compensation Committee’s other authority and may act as the administrator of the 2024 Plan.

Shares Available

If our stockholders approve the amended and restated 2024 Plan, the total number of shares that may be delivered under the 2024 Plan (subject to adjustments as described below) will be increased by 2,000,000 shares (from 2,100,000 to 4,100,000 shares), all of which may be issued pursuant to awards of incentive stock options. Shares tendered or withheld to pay the exercise price of a stock option or to cover tax withholding will not be added back to the number of shares available under the 2024 Plan. Upon exercise of any stock appreciation right that may be settled in shares, the full number of shares subject to that award will be counted against the number of shares available under the 2024 Plan, regardless of the number of shares used to settle the stock appreciation right upon exercise. To the extent that any award under the 2024 Plan or any award granted under its predecessor, the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, the shares subject to such awards granted but not delivered will be added to the number of shares available for awards under the 2024 Plan. Shares available for awards under the 2024 Plan may consist of authorized and unissued shares, treasury shares (including shares purchased by the Company in the open market), or a combination of the foregoing.

Director Compensation Limit

The 2024 Plan provides that the aggregate grant date fair value of all awards granted to a non-employee director (other than a Chair or Vice Chair of the Board) under the 2024 Plan during any single fiscal year, together with any cash compensation earned by that non-employee director during the fiscal year, may not exceed $750,000.

Stock Options

Subject to the terms and provisions of the 2024 Plan, options to purchase shares may be granted to participants at any time and from time to time as determined by the Compensation Committee. Options may be granted as incentive stock options (to employees only) or as nonqualified stock options. The Compensation Committee will determine the number of options granted to each recipient. Each option grant will be evidenced by an award agreement that specifies whether the options are intended to be incentive stock options or nonqualified stock options and such additional limitations, terms, and conditions as the Compensation Committee may determine, consistent with the provisions of the 2024 Plan.

The exercise price for each stock option may not be less than 100% of the fair market value of a share on the date of grant, and each stock option shall have a term no longer than 10 years. As of the Record Date, the fair market value per share of the Company’s common stock was $30.39. Stock options granted under the 2024 Plan may be exercised by such methods and procedures as determined by the Compensation Committee from time to time.

Stock Appreciation Rights

The Compensation Committee, in its discretion, may grant SARs to participants under the 2024 Plan. A SAR entitles the holder to receive from the Company, upon exercise, an amount equal to the excess, if any, of the aggregate fair market value of a specified number of shares that are the subject of such SAR over the aggregate exercise price for the underlying shares. The exercise price for each SAR may not be less than 100% of the fair market value of a share on the date of grant, and each SAR shall have a term no longer than 10 years.

We may make payment in settlement of the exercise of a SAR by delivering shares, cash, or a combination of shares and cash as set forth in the applicable award agreement. Each SAR will be evidenced by an award agreement that specifies the date and terms of the award and such additional limitations, terms, and conditions as the Compensation Committee may determine, consistent with the provisions of the 2024 Plan.

Restricted Shares

Under the 2024 Plan, the Compensation Committee may grant or sell restricted shares to participants (i.e., shares that are subject to a substantial risk of forfeiture based on continued service to the Company and/or the achievement of performance objectives, and that are subject to restrictions on transferability). Except for these restrictions and any others imposed by the Compensation Committee, upon the grant of restricted shares, the recipient generally will have rights of a stockholder with respect to the restricted shares, including the right to vote the restricted shares and to receive dividends and other distributions paid or made with respect to the restricted shares. However, any dividends payable with respect to unvested restricted shares will be accumulated or reinvested in additional restricted shares on a contingent basis, subject to forfeiture until the vesting of the underlying award. During the applicable restriction period, the participant may not sell, transfer, pledge, exchange, or otherwise encumber the restricted shares. Each award of restricted shares will be evidenced by an award agreement that specifies the terms of the award and such additional limitations, terms and conditions, which may include restrictions based upon the achievement of performance objectives, as the Compensation Committee may determine.

Restricted Share Units

The Compensation Committee may grant or sell restricted share units to participants under the 2024 Plan. Restricted share units constitute an agreement to deliver shares (or an equivalent value in cash) to the participant at the end of a specified restriction period and/or upon the achievement of specified performance objectives, subject to such other terms and conditions as the Compensation Committee may specify, consistent with the provisions of the 2024 Plan. Restricted share units are not shares of common stock and do not entitle the participants to any of the rights of a stockholder. Restricted share units will be settled, in cash or shares, in an amount based on the fair market value per share on the settlement date. Each restricted share unit award will be evidenced by an award agreement that specifies the terms of the award and such additional limitations, terms, and conditions as the Compensation Committee may determine, which may include restrictions based upon the achievement of performance objectives.

Other Share-Based Awards

The Compensation Committee may grant other share-based awards to participants under the 2024 Plan. Other share-based awards are awards that are valued in whole or in part by reference to shares or are otherwise based on the value of our common stock, such as unrestricted shares or time-based or performance-based units that are settled in shares and/or cash. Each other share-based award will be evidenced by an award agreement that specifies the terms of the award and such additional limitations, terms and conditions as the Compensation Committee may determine, consistent with the provisions of the 2024 Plan.

Dividend Equivalents

As determined by the Compensation Committee in its discretion, awards (other than stock options and stock appreciation rights) may provide the participant with a deferred and contingent right to receive dividend equivalents, either in cash or in additional shares. Any such dividend equivalents will be accumulated or deemed reinvested on a contingent basis, subject to forfeiture until such time as the underlying award becomes vested (including, where applicable, vesting based on the achievement of performance objectives). No dividend equivalents may be granted with respect to shares underlying any stock option or SAR.

Performance Objectives

The Compensation Committee may establish performance objectives in connection with any award granted under the 2024 Plan. Any such performance objectives may relate to the performance of the Company or one or more of our subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of an individual participant, and performance objectives may be made relative to the performance of a group or companies or a special index of companies. Any such performance objectives will be based on the achievement of one or more criteria selected by the Compensation Committee, which may include (but shall not be limited to) the following: (i) revenue; (ii)  earnings before interest, taxes, depreciation, and amortization, as adjusted (EBITDA as adjusted); (iii) income before income taxes and minority interests; (iv) operating income; (v)  pre- or after-tax income; (vi) average accounts receivable; (vii) cash flow; (viii) cash flow per share; (ix) net earnings; (x) basic or diluted earnings per share; (xi) return on equity; (xii) return on assets; (xiii) return on capital; (xiv) growth in assets; (xv) economic value added; (xvi) share price performance; (xvii) total stockholder return; (xviii) improvement or attainment of expense levels; (xix) market share or market penetration; (xx) business expansion, and/or acquisitions or divestitures; or (xxi) environmental, social, or governance metrics.

Minimum Vesting Period

The 2024 Plan generally provides for awards to be granted with a minimum vesting period of at least one year for full vesting of the award (or, for non-employee directors, a period of at least 50 weeks ending on the date of the next annual meeting of stockholders). However, up to 5% of the total number of shares authorized for issuance under the 2024 Plan may be issued pursuant to awards that do not meet this minimum vesting requirement. Further, awards granted under the 2024 Plan may be scheduled to vest in installments during the applicable vesting period, and the Compensation Committee may provide for accelerated vesting of awards at any time.

Change of Control

The 2024 Plan provides that, except as otherwise may be provided in an award agreement or in another written agreement with the participant, awards granted under the 2024 Plan will be subject to “double-trigger” vesting in the event of a change of control. That is, awards that are assumed or substituted by the acquiring or surviving company in connection with a change of control will continue to be subject to the original vesting schedule, except that vesting will accelerate (at the “target” level, in the case of awards subject to performance objectives) in the event of a qualifying termination of employment within two years after the change of control (by the Company without “cause” or, if the employee is a party to a written agreement with the Company that defines “good reason”, by the employee for good reason. On the other hand, awards that are not assumed or substituted by the acquiring or surviving company in connection with a change of control will become vested in full (at the “target” level, in the case of awards subject to performance objectives) upon the change of control. The detailed definition of cause is contained in the 2024 Plan, which is attached to this proxy statement as Annex B.

The 2024 Plan generally defines a change of control to include: (i) the acquisition of more than 50% of the Company’s voting securities, (ii) the replacement of a majority of the incumbent members of the Board in a 24-month period, (iii) a merger or consolidation, unless the Company’s stockholders own more than 50% of voting securities of the resulting corporation, or (iv) sale of all or substantially of the Company’s assets in a transaction requiring stockholder approval. The 2024 Plan, attached to this proxy statement as Annex B, contains the complete, detailed definition of change of control.

Adjustments

In the event of any equity restructuring, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, the Compensation Committee will adjust the number and kind of shares that may be delivered under the 2024 Plan, the number and kind of shares subject to outstanding awards and the exercise price or other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation, or liquidation, the Compensation Committee may, in its discretion, make such an equitable adjustment, to prevent dilution or enlargement of rights. However, unless otherwise determined by the Compensation Committee, we will always round down to a whole number of shares subject to any award. Moreover, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.

The Compensation Committee, in its sole discretion, may also provide at any time for the exercisability of outstanding stock options and SARs, the lapse of time-based vesting restrictions, and the satisfaction of performance objectives applicable to outstanding awards, or the waiver of any other limitation or requirement under any awards.

Transferability

Except as the Compensation Committee otherwise determines, awards granted under the 2024 Plan will not be transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Compensation Committee, stock options and SARs will be exercisable during a participant’s lifetime only by him or her or, in the event of the participant’s incapacity, by his or her guardian or legal representative. Any award made under the 2024 Plan may provide that any shares issued as a result of the award will be subject to further restrictions on transfer.

No Repricing of Stock Options or Stock Appreciation Rights

Except in connection with an adjustment or change of control (both discussed above), the Compensation Committee may not authorize the amendment of any outstanding stock option or stock appreciation right to reduce its exercise price, and no outstanding stock option or stock appreciation right may be cancelled in exchange for cash or other awards, or cancelled in exchange for stock options or stock appreciation rights having a lower exercise price, or cancelled in exchange for cash, without the approval of our stockholders.

Compensation Recovery Policy

Awards granted under the 2024 Plan shall be subject to forfeiture or recoupment pursuant to the Company’s Compensation Recovery Policy as in effect from time to time, or any successor compensation recovery (or “clawback”) policy.

Stock Ownership Guidelines

Awards granted under the 2024 Plan to directors and covered executives will be subject to any applicable stock ownership guidelines as in effect from time to time, including any stock retention requirements that may apply under those guidelines.

Term of the 2024 Plan; Amendment and Termination

If the amended and restated 2024 Plan is approved by the Company’s stockholders, the term of the 2024 Plan will be extended by approximately one year, from February 27, 2034 until March 25, 2035, or until such earlier date as the Board may decide to terminate the 2024 Plan. The Board may, without stockholder approval, amend or terminate the 2024 Plan, except in any respect as to which stockholder approval is required by the 2024 Plan, by law, regulation, or the rules of an applicable stock exchange.

Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards made under the 2024 Plan, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular participant under the 2024 Plan. The income tax consequences under applicable foreign, state and local tax laws may not be the same as under U.S. federal income tax laws.

Non-Qualified Stock Options

A participant will not recognize taxable income at the time of grant of a non-qualified stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding for employees) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price.

Incentive Stock Options

A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and more than one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss. If, however, such shares are disposed of within either of such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price.

Stock Appreciation Rights

A participant will not recognize taxable income at the time of grant of a SAR. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding for employees) equal to the fair market value of any shares delivered and the amount of cash paid upon exercise of the SAR.

Restricted Shares

A participant will not recognize taxable income at the time of grant of restricted shares, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding for employees) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the restricted shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding for employees) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the restricted shares.

Restricted Share Units

A participant will not recognize taxable income at the time of grant of a restricted share unit award. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding for employees) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid upon settlement of the award.

Other Share-Based Awards

Generally, participants will recognize taxable income at the time of settlement of other share-based awards, with the amount of income recognized generally being equal to the amount of cash and the fair market value of any shares delivered under the award.

Tax Deductibility of Compensation Provided Under the 2024 Plan

When a participant recognizes ordinary compensation income as a result of an award granted under the 2024 Plan, the Company may be permitted to claim a federal income tax deduction for such compensation, subject to various limitations that may apply under applicable law. As a result of those limitations, there can be no assurance that any compensation awarded or paid under the 2024 Plan will be deductible, in whole or in part. For example, Section 162(m) of the Internal Revenue Code generally disallows the deduction of compensation in excess of $1 million per year payable to certain “covered employees.” As a result, all or a portion of the compensation paid to one of our covered employees pursuant to the 2024 Plan may be non-deductible pursuant to Section 162(m).

Further, to the extent that compensation provided under the 2024 Plan may be deemed to be contingent upon a change of control, a portion of such compensation may be non-deductible by the Company under Section 280G of the Internal Revenue Code and may be subject to a 20% excise tax imposed on the recipient of the compensation.

Section 409A

Section 409A of the Internal Revenue Code imposes additional tax upon the payment of nonqualified deferred compensation unless certain requirements are met. We intend that awards granted under the 2024 Plan will be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A. However, the Company does not warrant the tax treatment of any award under Section 409A or otherwise.

This general discussion of U.S. federal income tax consequences is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2024 Plan. Different tax rules may apply to specific participants and transactions under the 2024 Plan.

Registration with the SEC

The Company intends to file a Registration Statement on Form S-8 relating to the additional shares reserved for issuance under the 2024 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2024 Plan by the Company’s stockholders.

Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the 2024 Plan because the grant of awards under the 2024 Plan is discretionary.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ASTRANA HEALTH, INC. AMENDED AND RESTATED 2024 EQUITY INCENTIVE PLAN.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth the names, positions, ages, and other information regarding our executive officers as of the Record Date. Dr. Kenneth Sim’s background is described above under “Background of Directors.”

Brandon K. Sim, M.S. Chief Executive Officer and President Age: 31	Mr. Sim is the Chief Executive Officer and President at Astrana, where he leads the Company in its mission to enable providers in delivering accessible, high-quality, and high-value care to all. He leads the healthcare delivery transformation effort for physicians and patients and oversees the Company’s strategy, growth, operations, and technology innovation. Mr. Sim previously served as the Company’s Co-Chief Executive Officer from November 2021 to January 2024 and also served as Chief Operating Officer, Chief Technology Officer, and Vice President of Engineering since joining Astrana in 2019. Prior to joining Astrana, Mr. Sim served as Quantitative Researcher at Citadel Securities from 2015 to 2019. From 2012 to 2015, Mr. Sim co-founded and served as Chief Technology Officer at Theratech, a medical device company focused on developing a low-cost, simple-to-use patch for automated drug delivery. Mr. Sim serves as a board member for a private healthcare technology company and previously served as a board member of Cardio Diagnostics Holdings, Inc. from October 2022 to December 2023. Mr. Sim received his M.S. in Computer Science and Engineering as well as his B.A. in Statistics and Physics with high honors from Harvard University.
Chandan Basho, M.B.A. Chief Operating Officer, Chief Financial Officer, and Corporate Secretary Age: 43	Mr. Basho is the Chief Operating Officer and Chief Financial Officer at Astrana, where he leads the development and execution of the Company’s operations, finance and strategy along with improving operating discipline to ensure the Company’s ability to scale successfully. With over 15 years of experience in strategy, finance, and operations at reputable healthcare companies, Mr. Basho brings a wealth of knowledge and expertise to this role. Mr. Basho previously served as the Company’s Chief Financial Officer and Chief Strategy Officer from May 2023 to January 2024 and as Interim Chief Financial Officer and Chief Strategy Officer from May 2022 to May 2023. Prior to joining Astrana Health, he served as Vice President of Strategy and Corporate Development at Alignment Healthcare, a consumer-centric platform focused on the healthcare experience for seniors, and Chief Financial Officer at Alsana, a private equity-backed behavioral health company. Mr. Basho also held various positions at companies in the DaVita medical group, a health care provider, including HealthCare Partners and DaVita Kidney Care. Mr. Basho received a bachelor’s degree in Bioengineering from the University of California, Berkeley, and an M.B.A. from the Wharton School at the University of Pennsylvania.
Dinesh Kumar, M.D. Chief Medical Officer Age: 57	Dr. Kumar was appointed the Chief Medical Officer at Astrana in January 2024. Dr. Kumar is a visionary healthcare leader with over 25 years of healthcare experience and has spent his career transforming healthcare for the better, across clinical, provider group, and payer settings. Prior to his appointment as Chief Medical Officer of Astrana, Dr. Kumar served as Chief Medical and Chief Operating Officer at Alignment Healthcare, a consumer-centric platform focused on the healthcare experience for seniors. Before that, Dr. Kumar led value-based care and population health efforts as Senior Vice President of Clinical Transformation at DaVita, a health care provider. Prior, he served as Chief Medical Officer of HealthCare Partners, an integrated health care delivery and management company, within the California market. Dr. Kumar received his medical degree from the University of Madras and completed his residency in internal medicine at Howard University. He then completed his fellowship in pulmonary and critical care medicine at Harbor-UCLA Medical Center and completed a Health Care Leadership Program at the University of California-San Francisco.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Astrana Health, Inc. has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Mitchell W. Kitayama (Chairman)
David Schmidt
John Chiang

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) explains the material elements of the compensation awarded to, earned by, or paid to the executive officers named in the Summary Compensation Table below during 2024, who we refer to as our “named executive officers.” For the 2024 fiscal year, our named executive officers and their positions were as follows:

Name	Position
Kenneth Sim, M.D.	Executive Chairman
Brandon K. Sim, M.S.(1)	Chief Executive Officer and President
Thomas S. Lam, M.D., M.P.H.(2)	Vice Chairman (former President and Co-Chief Executive Officer)
Chandan Basho, M.B.A.(3)	Chief Financial Officer, Chief Operating Officer, and Corporate Secretary
Dinesh Kumar, M.D.(4)	Chief Medical Officer
Albert Young, M.D., M.P.H.(5)	Senior Vice President of Health Affairs (former Chief Administrative Officer)

(1)	Brandon K. Sim, M.S., was named President and Chief Executive Officer effective January 19, 2024. Prior to that date, Mr. Sim served as Co-Chief Executive Officer.

(2)	Thomas S. Lam, M.D., M.P.H., retired as President and Co-Chief Executive Officer and was appointed Vice Chairman of the Board of Directors effective January 19, 2024. While Dr. Lam ceased to serve as an executive officer on January 19, 2024, he is included as a named executive officer for 2024 because he served as President and Co-Chief Executive Officer for a portion of the fiscal year.

(3)	Prior to January 19, 2024, Chandan Basho, M.B.A., served as Chief Financial Officer, Chief Strategy Officer, and Corporate Secretary.

(4)	Dinesh Kumar, M.D., was appointed Chief Medical Officer effective January 23, 2024.

(5)	Albert Young, M.D., M.P.H., transitioned from his position as Chief Administrative Officer to a new role as Senior Vice President of Health Affairs, effective April 23, 2024. While Dr. Young ceased to serve as an executive officer on April 23, 2024, he is included as a named executive officer for 2024 due to his service as Chief Administrative Officer for a portion of the fiscal year.

Executive Summary

We are a leading provider-centric, technology-powered, risk-bearing healthcare company. Leveraging our proprietary end-to-end technology solutions, we operate an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver accessible, high-quality care to patients in a cost-effective manner. We, together with our affiliated physician groups and consolidated entities, provide coordinated outcomes-based medical care serving patients in California, Nevada, Texas, Maryland, Connecticut, Georgia, and Hawaii, the majority of whom are covered by private or public insurance provided through Medicare, Medicaid, and health maintenance organizations (“HMOs”), with a small portion of our revenue coming from non-insured patients. We provide care coordination services to each major constituent of the healthcare delivery system, including patients, families, primary care physicians, specialists, acute care hospitals, alternative sites of inpatient care, physician groups, and health plans. Our physician network consists of primary care physicians, specialist physicians, physician and specialist extenders, and hospitalists. Led by a leadership team with several decades of experience, we have built a company and culture focused on physicians providing high-quality medical care, population health management, and care coordination for patients. Through our integrated health network of more than 10,000 contracted physicians, we are responsible for coordinating value-based care for approximately 1.1 million patients as of December 31, 2024. As a result, we believe we are well-positioned to take advantage of the shift in the U.S. healthcare industry toward providing value-based and results-oriented healthcare with a focus on patient satisfaction, high-quality care, and cost efficiency.

2024 Business Overview

The year ended December 31, 2024 reinforced our strong momentum to deliver high-quality, high-value, and accessible care to communities nationwide. In 2024, we expanded our footprint significantly while delivering strong financial performance across both the top and bottom lines. Our ability to execute and sustain rapid growth—even amid a complex macroeconomic environment, challenging reimbursement dynamics, and shifting utilization trends —underscores the strength of our model and the discipline of our execution. Our success is built on the consistent execution against our strategic roadmap which consists of expanding access to high-quality care for more Americans, deepening our alignment with patient outcomes through responsible risk progression in our value-based contracts, delivering excellent patient outcomes and improving care quality while effectively managing costs, and driving operational excellence across our organization through our proprietary Care Enablement platform. Key 2024 financial and operational highlights included:

Financial:

●	Total revenue of $2,034.5 million, up 47% from $1,386.7 million in 2023

●	Care Partners revenue of $1,949.0 million, up 52% from $1,284.1 million in 2023

●	Net income attributable to Astrana of $43.1 million, compared to $60.7 million in 2023

●	Earnings per share – diluted (“EPS - diluted”) of $0.90, compared to $1.29 per share in 2023

●	Adjusted EBITDA* of $170.4 million, up 16% from $146.6 million in 2023

* Adjusted EBITDA is a non-GAAP measure that we calculate as earnings before interest, taxes, depreciation, and amortization, excluding income or loss from equity method investments, non-recurring and non-cash transactions, stock-based compensation, and APC excluded assets costs. See Annex A of this proxy statement for a reconciliation of Non-GAAP Adjusted EBITDA to GAAP net income.

Operational:

●	Successfully entered new markets in Arizona and Hawaii and the Central Valley of California.

●	Gained higher risk progression through our acquisition of Community Family Care, and the addition of a full risk Medicaid Restricted Knox-Keene license, which resulted in 73% of our total capitation revenue deriving from full risk arrangements.

●	Increased our membership growth by 55% within the Care Partners segment as a result of our recent acquisitions, such as Collaborative Health Systems, and organic growth efforts.

●	Partnered with Anthem Blue Cross to jointly open and operate primary care clinics to provide accessible, high-quality healthcare for our shared members; first clinic opened in California.

●	Agreed to acquire certain businesses and assets relating to Prospect Health System, which should significantly expand the Company’s provider network. The acquisition is expected to close in the middle of 2025, subject to regulatory approval and other customary closing conditions; however, the Company cannot provide any assurance that the transaction will close in a timely manner, or at all.

●	Entered into an amended and restated credit agreement, which provides for (a) a five-year revolving credit facility of $300.0 million, (b) a five-year term loan A credit facility of $250.0 million, and (c) a five-year delayed draw term loan credit facility of $745.0 million.

2024 Say on Pay and Stockholder Engagement

As a fast-growing company, we regularly meet with our stockholders to discuss business topics, seek feedback on our performance, and address other matters, such as executive compensation. We also receive feedback from our stockholders on our executive compensation program in the form of the results of the annual say-on-pay advisory vote.

At the 2024 annual meeting, our stockholders overwhelmingly supported the updated compensation program for our named executive officers, with approximately 99% of votes cast in favor of the say-on-pay proposal. The Compensation Committee and the Board view the results of the 2024 say-on-pay vote as strong evidence that the following program enhancements implemented in 2024 have been successful in improving alignment with stockholder interests and expectations.

What We Heard	What We Did
Stockholders expect a compensation peer group that aligns with Astrana’s valuation and growth trajectory	Implemented a formal compensation peer group for the purpose of setting compensation levels for 2024.
Stockholders prefer clear parameters around annual incentives, with a focus on profitable growth

Beginning with 2024, target annual bonus opportunities are based on a percentage of base salary, and actual award payouts will be based on the achievement of predetermined financial and strategic goals. The goals for 2024 bonus opportunities are as follows:

Performance Measures                         Weightings

Revenue                                                       50%

Adjusted EBITDA                                   25%

Annual Wellness Visit Percentage     25%

Actual awards may range between 0% and 200% of the target, based on results.

Stockholders prefer a market-aligned approach to equity-based compensation

Starting in 2024, the Compensation Committee has granted equity awards to our Chief Executive Officer and Chief Financial Officer using a mix of 1/3 time-based and 2/3 performance-based restricted stock units.

•      Time-based restricted stock units vest in equal semi-annual installments over four years, starting on the first six-month anniversary of the grant date.

•      Performance-based restricted stock units vest based on the achievement of predetermined Adjusted EBITDA and Revenue goals at the end of a three-year performance measurement period.

Stockholders want executives and non-employee directors to be subject to stock ownership requirements	Implemented new stock ownership guidelines of five times base salary for the CEO, three times base salary for all other Section 16 Officers and three times annual cash retainers for all non-employee directors.
Stockholders seek clarity in our overall executive compensation program disclosure	Provided enhanced transparency about our program in the CD&A, including more details around our executive compensation philosophy, overall executive compensation program structure, annual incentive plan goals and results, performance-based equity award criteria for our Chief Executive Officer, and our good governance practices

As our business and executive compensation program continue to evolve, we will maintain our stockholder engagement efforts and facilitate open and ongoing dialogues. Our goal is to listen to stockholders and continue to make changes to our executive compensation program that more closely align with market best practices, while balancing the interests of our executives and stockholders. In the future, we will also continue to consider the feedback we receive from our stockholders as well as the outcome of say-on-pay votes when making decisions about our program design.

Best Compensation Practices & Policies

We believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do		What We Don’t Do
✓	Place heavy emphasis on variable compensation	✗	No hedging or pledging (without prior written approval of the CFO)
✓	Maintain a clawback policy	✗	No option backdating or repricing
✓	Hold an annual say-on-pay vote	✗	No excessive perquisites
✓	Maintain a Compensation Committee of independent directors	✗	No excise tax gross-ups
✓	Engage an independent compensation consultant	✗	No guaranteed incentives
✓	Hold annual compensation risk assessments	✗	No “single trigger” severance payments upon a change in control
✓	Maintain stock ownership guidelines	✗	No repricing of stock options without stockholder approval

What Guides Our Program

Compensation Program Objectives and Philosophy

The Compensation Committee oversees the design and administration of the compensation program for our executive officers. The Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

●	Attract, motivate, and retain talented and dedicated executive officers; and

●	Reinforce business strategies and objectives for enhanced stockholder value.

To achieve these goals, the Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Compensation Committee believes are comparable with those of executive officers at other public companies having a similar size and line of business, while taking into account our relative performance and our own strategic goals.

Principal Elements of Compensation

Our compensation philosophy is supported by the following principal elements of compensation:

Compensation Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Reward executive officers for delivering on annual financial and operational objectives that contribute to the creation of stockholder value.
Long-Term Incentives	Equity (Variable)	Provide incentives for executive officers to execute on longer-term financial goals that drive the creation of stockholder value and support the Company’s retention strategy.

We view these components of compensation as related, but distinct. Although the Compensation Committee reviews total compensation, we do not believe that significant compensation derived from one component of overall compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part on compensation paid to executive officers at comparable companies consistent with our recruiting and retention goals, our view of internal equity and consistency, the results of our most recent stockholder advisory vote, and other considerations we deem relevant, such as rewarding extraordinary performance.

The Decision-Making Process

The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program for our named executive officers. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which is available at https://ir.astranahealth.com/corporate-governance/governance-documents.

The Compensation Committee typically performs an annual strategic review of our executive officers’ compensation to determine whether such compensation provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other similarly situated companies. The Compensation Committee makes all final compensation and equity award decisions regarding our named executive officers.

The Role of Management. For compensation decisions relating to executive officers other than the Chief Executive Officer and Executive Chairman, the Compensation Committee considers recommendations from our Chief Executive Officer and Executive Chairman. When determining compensation for our Chief Executive Officer and Executive Chairman, the Compensation Committee considers such factors as competitive industry salaries, an assessment of the Chief Executive Officer’s and the Executive Chairman’s contributions made during the preceding year, and each of their respective industry expertise. The Chief Executive Officer and Executive Chairman do not participate in the deliberations of the Compensation Committee regarding their own compensation.

The Role of the Independent Compensation Consultant. For 2024, the Company retained Pearl Meyer as its independent compensation consultant to provide analysis and recommendations that inform the Compensation Committee’s decisions with respect to executive officer compensation, including, among other things, analysis and input on compensation program structure and performance measures and goals. Pearl Meyer did not perform any other services for the Company in 2024. The Company has reviewed the independence of Pearl Meyer under applicable SEC and Nasdaq rules and believes that Pearl Meyer does not have any conflicts of interest in advising the Company.

The Role of the Peer Group. The Compensation Committee believes that it is important when making its compensation-related decisions to be informed as to the current practices of similarly situated companies. Historically, for purposes of setting compensation levels, the Compensation Committee reviewed broad-based third-party surveys and other information collected from public and private sources regarding the compensation for executive officers of comparably sized companies. However, ensuring that our compensation peer group is aligned with our business objectives and stockholder expectations is a priority—especially as we evolve at a rapid pace. In February 2024, our independent compensation consultant conducted a comprehensive analysis to develop a formal compensation peer group that is aligned with our valuation and growth trajectory. The analysis looked at companies operating in the health care providers and services sector as well as the health care technology industry with a comparable market capitalization (targeting companies with a market value of between 0.3x and 3.0x of our market value) and revenue (targeting companies with revenues between 0.5x and 3.5x our estimated revenue). Our Compensation Committee also qualitatively evaluated each prospective peer group company based on business focus and corporate strategy to identify companies in a similar space, to the extent possible, and intends to maintain year-over-year continuity in our peer group by maintaining flexibility in applying the foregoing criteria, particularly in uncertain market conditions. The compensation peer group companies selected by our Compensation Committee for 2024 executive compensation purposes are listed below.

agilon health, inc.	Health Catalyst, Inc.	Privia Health Group, Inc.
Alignment Healthcare, Inc.	HealthEquity, Inc.	RadNet, Inc.
Chemed Corporation	NeueHealth, Inc.	Teladoc Health, Inc.
Evolent Health, Inc.	Premier, Inc.	Veradigm Inc.

It is important to note that this market data regarding peer group compensation is not the sole determinant in setting pay levels for the named executive officers. The Compensation Committee also considers Company and individual performance and the nature of an individual’s role within the Company, as well as his or her experience and contributions to his or her current role when making its compensation-related decisions.

The graphs below compare the stock performance of the Company and the members of our peer group for five years, three years, and one year, respectively. The annual changes shown in the graphs are based on the assumption that $100 was invested in each company’s common stock in the base year, and that all dividends were reinvested. The stock price performance included in the line graph below is not necessarily indicative of future stock price performance.

(1)	The table above does not include all peer group companies as five year stock price data was not available for all companies.

Three Year Stock Performance Graph
260%
240%
220%
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
Dec-21
Dec-22
Dec-23
Dec-24
Astrana Health, Inc.
agilon health, inc.
Alignment Healthcare, Inc.
Chemed Corporation
Evolent Health, Inc.
HealthEquity, Inc.
Health Catalyst, Inc.
NeueHealth, Inc.
Premier, Inc.
Privia Health Group, Inc.
RadNet, Inc.
Teladoc Health, Inc.
Veradigm Inc.

2024 Executive Compensation Program

Base Salaries

We provide our named executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of the Company. We review base salaries for our named executive officers annually, and increases, if any, are based on our performance and individual performance, as well as relevant market data. Brandon K. Sim, M.S. and Chandan Basho, M.B.A., received base salary increases in 2024, to recognize their increased responsibilities and expanded roles over the course of 2023 and 2024. Annual base salaries as of December 31, 2024 were as follows:

Name	2023 Base Salary	2024 Base Salary	% Increase
Kenneth Sim, M.D.	$950,000	$950,000	—
Brandon K. Sim, M.S.	$725,000	$850,000	17.24%
Thomas S. Lam, M.D., M.P.H.	$950,000	$950,000	—
Chandan Basho, M.B.A.	$450,000	$600,000	33.33%
Dinesh Kumar, M.D.(1)	N/A	$700,000	N/A
Albert Young, M.D., M.P.H.	$400,000	$400,000	—

(1)	Dinesh Kumar, M.D., was appointed Chief Medical Officer effective January 23, 2024.

Annual Cash Bonus Awards

For 2024, certain of our named executive officers (Mr. Sim, Mr. Basho, and Dr. Kumar) had an opportunity to earn an annual cash-based bonus award based on the level of achievement of predetermined performance goals based on revenue (50% weighting), Adjusted EBITDA (25% weighting) and annual wellness visit percentage (25% weighting). Each participant in the executive annual cash bonus plan was eligible to receive a bonus ranging from 50% of the executive’s target annual bonus opportunity, for achievement of the threshold level of performance, to 200% of the executive’s target annual bonus opportunity, for achievement at or above the maximum level of performance. No bonus would be earned for performance achievement below the threshold level of performance, and each of the three weighted performance goals was measured separately. Annual cash bonuses are intended to reward both incremental improvement and continued strong performance.

The table below shows the threshold, target and maximum performance goals, the actual level of performance achieved for each of the performance goals, and the corresponding weighted payout percentage earned by each of the participating named executive officers for 2024:

Performance Metric	Weighting	Threshold	Target	Maximum	Actual Performance	Weighted Payout %
Revenue	50%	$1,539.0M	$1,710.0M	$1,881.0M	$2,034.5M	200%
Adjusted EBITDA	25%	$157.5M	$175.0M	$192.5M	$170.4M	86.86%
Annual Wellness Visit Percentage(1)	25%	67.5%	75.0%	82.5%	73.0%	86.67%
2024 Executive Annual Cash Bonus Earned (as a Percentage of Target Bonus Opportunity):						143.4%

(1)	We calculate Annual Wellness Visit Percentage as the number of Astrana Care Partner Medicare members during the measurement year for which we received a claim for a comprehensive, preventative annual wellness visit out of the entire eligible Medicare population as of December 1st of the measurement year.

The target annual cash bonus opportunities (as a percentage of base salary) and the annual cash bonus actually received by each participating named executive officer based on the level of achievement of the applicable performance goals are set forth below.

Name	Target Annual Bonus Opportunity (% of Base Salary)	Payout %	2024 Annual Cash Bonus
Brandon K. Sim, M.S.	125%	143.4%	$1,523,423
Chandan Basho, M.B.A.	80%	143.4%	$688,229
Dinesh Kumar, M.D.	100%	143.4%	$1,003,667

Equity Compensation Awards

Our Compensation Committee believes that in order to appropriately incentivize the named executive officers to create stockholder value, a significant portion of their compensation should be in the form of equity-based compensation. Our equity-based compensation program is designed to promote stock ownership by our executives and senior management, tie compensation realized to stock price performance, and encourage retention.

We do not schedule the grant of stock options or other equity awards in anticipation of the disclosure of material nonpublic information, and we do not schedule the disclosure of material nonpublic information based on the timing of grants of stock options or other equity awards. We have not adopted any formal policy that would require the Compensation Committee or the Board to grant, or to avoid granting, stock options or other equity awards to our named executive officers or other employees at certain times. The Compensation Committee and the Board have, in the past, granted stock options to executives and senior management as part of the executive compensation program and may do so again in the future. No stock options were granted during 2024.

Equity Compensation Awards Granted in 2024

In 2024, the Compensation Committee granted long-term equity incentive awards to certain of our named executive officers using a mix of performance-based and time-based restricted stock (or restricted stock unit) awards. Performance-based restricted stock (or restricted stock unit) awards link actual earned award values to the achievement of certain financial and/or operational objectives and to drive long-term stockholder value. Time-based restricted stock (or restricted stock unit) awards are intended to provide the named executive officers with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide us with significant retention security regardless of post-grant share price volatility.

Annual Equity Awards Granted to the CEO and CFO

In April 2024, the Compensation Committee granted the long-term equity incentive awards to Chief Executive Officer and President, Brandon K. Sim, and our Chief Financial Officer and Chief Operating Officer, Chandan Basho, using a mix of two-thirds performance-based and one-third time-based restricted stock awards as follows:

Name	Performance-based restricted stock (at Target)	Time-based restricted stock	Total Shares
Brandon K. Sim, M.S.	175,226	86,305	261,531
Chandan Basho, M.B.A.	31,859	15,692	47,551

Time-based restricted stock units vest in equal semi-annual installments over a four-year period, starting on the six-month anniversary of the grant date. Performance-based restricted stock units vest based on the level of achievement of predetermined financial performance goals during a three-year performance period (fiscal 2024 through fiscal 2026), including a revenue target of $2.3 billion and an Adjusted EBITDA target of $240 million. The performance metrics are equally weighted, and the number of performance-based restricted stock units earned can range from 50%, for achievement of the threshold level of performance, to 200%, for achievement at or above the maximum level of performance. None of the performance-based restricted stock units will be earned for performance achievement below the threshold level of performance, and each of the two weighted performance goals will be measured separately.

One-Time New-Hire Award Granted to the CMO

As an inducement to Dr. Kumar to join the Company as our Chief Medical Officer in January 2024, the Compensation Committee approved the following one-time new-hire award:

Name	Performance-based restricted stock	Time-based restricted stock	Total Shares
Dinesh Kumar, M.D.	65,265	85,130	150,395

Time-based restricted stock vests one-third per year over three years of service. Performance-based restricted stock vests in four semi-annual tranches beginning as early as July 1, 2024 and ending January 1, 2026, based on the achievement of a variety of specified strategic and operational performance milestones and Dr. Kumar’s continued service during the service vesting period. The Compensation Committee has since determined that the strategic and operational performance milestones applicable to 44,053 of Dr. Kumar’s performance-based restricted stock had been achieved.

2024 Performance Recognition Awards

In November 2024, the Compensation Committee and the Board approved one-time equity awards including certain of our named executive officers. These awards recognize their significant contributions and major strategic accomplishments in 2024, including driving strong financial performance. By aligning leadership efforts with ambitious performance objectives and future growth goals, the awards position the Company to deliver long-term value for stockholders.

Name	Performance-based restricted stock (at Target)	Time-based restricted stock	Total Shares
Kenneth Sim, M.D.(1)	133,333	66,667	200,000
Brandon K. Sim, M.S.(2)	69,814	34,386	104,200
Thomas S. Lam, M.D., M.P.H.(1)	26,667	13,333	40,000
Chandan Basho, M.B.A.(2)	31,490	15,510	47,000
Dinesh Kumar, M.D.(3)	67,238	—	67,238

(1)	Dr. Sim’s and Dr. Lam’s time-based restricted stock units will vest in four equal annual installments, beginning on March 5, 2025. The performance-based restricted stock units will vest based on the achievement of specific financial milestones by the end of fiscal year 2025. Following the achievement of these performance goals, vesting will occur according to one of two schedules: either in four equal annual installments beginning in early 2025 or in three annual installments of 50%, 25%, and 25%, respectively, starting in early 2026, with exact dates to be determined by the Compensation Committee.

(2)	Dr. Sim’s and Mr. Basho’s awards will vest pursuant to the same terms and conditions as their regular annual equity awards, as described above.

(3)	Dr. Kumar’s award will cliff vest based on the level of achievement of specified financial performance milestones for the two-year performance period ending December 31, 2025 and Dr. Kumar’s continued service until the date that the Compensation Committee certifies the level of achievement of those financial performance milestones.

We did not grant any equity awards to Dr. Young during fiscal 2024.

For more information regarding the equity awards granted to our named executive officers in 2024, see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End” tables that follow.

Certification of Performance Goals for Equity Awards Granted in Prior Years

In March 2024 and March 2025, the Compensation Committee certified the achievement of performance goals tied to equity awards granted in prior fiscal years to certain of our named executive officers. These awards reflected the unique responsibilities and contributions of the grantees, with distinct performance goals tailored to their roles. For example, for Mr. Sim’s award, the focus was on achieving ambitious company-wide financial targets that emphasized sustained growth and profitability, and for Mr. Basho’s award, the goals centered on driving incremental EBITDA improvements and achieving key operational milestones. The table below provides a summary of the certified awards:

Name	Grant Date	Shares	Performance Goals
Brandon K. Sim, M.S.	6/27/2022	99,256	● Achieve at least $1,337 million in annual revenue by fiscal year-end 2024 (20% CAGR over three years) and greater than $134 million adjusted EBTIDA for the fiscal year in which the above revenue target is met
	11/4/2022	10,160	● Achieve at least $1,337 million in annual revenue by fiscal year-end 2024 (20% CAGR over three years) and greater than $134 million adjusted EBTIDA for the fiscal year in which the above revenue target is met
	6/27/2022	99,255	● Achieve at least $1,512 million in annual revenue at or before the end of FY 2024, representing 20% revenue CAGR annually for 3 years in a row, and greater than $151 million adjusted EBITDA for the fiscal year in which the above revenue target is met
	11/4/2022	10,160	● Achieve at least $1,512 million in annual revenue at or before the end of FY 2024, representing 20% revenue CAGR annually for 3 years in a row, and greater than $151 million adjusted EBITDA for the fiscal year in which the above revenue target is met
	5/16/2023	121,617	● Achieve $1,514 million in revenue in any year before end of FY 2025, representing a 18% CAGR for 6 years in a row and $121M in adjusted EBITDA
	5/16/2023	121,617	● Achieve $1,675 million in revenue in any year before end of FY 2025, representing a 20% CAGR for 6 years in a row and $134 in adjusted EBITDA
Chandan Basho, M.B.A.	5/16/2023	24,322	● Generate $5.5 million in incremental EBITDA ● Achieve specified operational objectives
Kenneth Sim, M.D.	12/15/2023	30,000	● Achieve 1,512 million in annual revenue, reported Form 10-K for a fiscal year ending on or before December 31, 2024, representing 20% revenue CAGR annually for 3 year consecutive fiscal years, and greater than $151 million in adjusted EBITDA for the fiscal year in which the foregoing revenue target is achieved
	12/15/2023	30,000	● Achieve at least $1,675 million in annual revenue, on Form 10-K for any fiscal year ending on or before December 31, 2025, representing a 20% revenue CAGR for 6 consecutive fiscal years, and $134 million in adjusted EBITDA
Thomas Lam, M.D.	12/15/2023	30,000	● Achieve 1,512 million in annual revenue, reported Form 10-K for a fiscal year ending on or before December 31, 2024, representing 20% revenue CAGR annually for 3 year consecutive fiscal years, and greater than $151 million in adjusted EBITDA for the fiscal year in which the foregoing revenue target is achieved
	12/15/2023	30,000	● Achieve at least $1,675 million in annual revenue, on Form 10-K for any fiscal year ending on or before December 31, 2025, representing a 20% revenue CAGR for 6 consecutive fiscal years, and $134 million in adjusted EBITDA

Executive Employment Agreements

We have entered into employment agreements with each of our named executive officers, which set the terms and conditions of each executive’s employment.

Effective April 2, 2024, the Company entered into amended and restated employment agreements with our President and Chief Executive Officer, Brandon K. Sim, M.S., and with our Chief Operating Officer and Chief Financial Officer, Chandan Basho, M.B.A. Each of these amended and restated employment agreements has an initial term of three years ending on April 2, 2027, and will automatically renew for successive one-year terms on each annual anniversary thereafter, unless either party provides written notice of intent not to renew at least sixty (60) days prior to that date.

Under his employment agreement, Mr. Sim is entitled to receive an annual base salary of $850,000 and a target annual cash bonus opportunity of 125% of his annual base salary, and under his employment agreement, Mr. Basho is entitled to receive an annual base salary of $600,000 and a target annual cash bonus opportunity of 80% of his annual base salary. Mr. Sim and Mr. Basho are eligible to participate in any long-term incentive plan available to similarly positioned executives, and they are also eligible to participate in the employee benefit plans offered to the Company’s employees. The employee benefits of Mr. Sim and Mr. Basho include (i) Company-paid premiums for medical, dental and vision care coverage; (ii) Company-paid insurance premiums for short-term and long-term disability insurance, providing for no less than 60% of annual base salary; and (iii) Company-paid insurance premiums for term life insurance providing for no less than $2.0 million of coverage. Each of the employment agreements with Mr. Sim and Mr. Basho provides that if the executive’s employment is terminated by the Company without cause or by the executive for good reason, then, in addition to any earned but unpaid base salary or annual bonus, accrued but unused paid time off and unpaid expense reimbursements, the executive would be entitled to receive the following severance benefits, subject to his provision of a release of claims in favor of the Company: (i) one year of annual base salary, or two years of annual base salary, if his termination occurs within two years following a “Change of Control” (as defined in the applicable employment agreement); and (ii) subject to his election of continued coverage under COBRA, an amount in cash equal to the Company’s premium amounts paid for his coverage under the Company’s group medical, dental and vision programs for a period of twelve months, or a period of twenty-four months, if his termination occurs within two years following a Change of Control. In addition, if the employment of Mr. Sim or Mr. Basho is terminated by the Company without cause, by him for good reason, or as a result of his death or disability, the executive will be 100% vested with respect to any outstanding long-term incentive awards (subject to the actual achievement of any applicable performance goals for long-term incentive awards subject to corporate or business performance goals). The employment agreements with Mr. Sim and Mr. Basho also contain restrictive covenants for the Company’s benefit, including confidentiality, non-solicitation and inventions assignment provisions.

We entered into an employment agreement with Dinesh Kumar, M.D. effective upon his hiring as our Chief Medical Officer, effective January 23, 2024, which was amended and restated effective January 31, 2025. As amended and restated, Dr. Kumar’s employment agreement has an initial term ending on December 31, 2026, and will automatically renew for successive one-year terms on each annual anniversary thereafter, unless either party provides written notice of intent not to renew at least 60 days prior to that date. Under his employment agreement, Dr. Kumar is entitled to receive an annual base salary of $700,000 and a target annual cash bonus opportunity of 100% of his annual base salary. Dr. Kumar is eligible to participate in any long-term incentive plan available to similarly positioned executives, and he is also eligible to participate in the employee benefit plans offered to the Company’s employees. The employee benefits of Dr. Kumar include (i) Company-paid premiums for medical, dental and vision care coverage; (ii) Company-paid insurance premiums for short-term and long-term disability insurance, providing for no less than 60% of annual base salary; and (iii) Company-paid insurance premiums for term life insurance providing for no less than $2.0 million of coverage. Dr. Kumar’s employment agreement provides that if his employment is terminated by the Company without cause or by him for good reason, then, in addition to any earned but unpaid base salary or annual bonus, accrued but unused paid time off and unpaid expense reimbursements, he would be entitled to receive the following severance benefits, subject to his provision of a release of claims in favor of the Company: (i) one year of annual base salary, or two years of annual base salary, if his termination occurs within two years following a “Change of Control” (as defined in Dr. Kumar’s employment agreement); and (ii) subject to his election of continued coverage under COBRA, an amount in cash equal to the Company’s premium amounts paid for his coverage under the Company’s group medical, dental and vision programs for a period of twelve months, or a period of twenty-four months, if his termination occurs within two years following a Change of Control. In addition, if Dr. Kumar’s employment is terminated by the Company without cause, by him for good reason, or as a result of his death or disability, he will be 100% vested with respect to any outstanding long-term incentive awards (subject to the actual achievement of any applicable performance goals for long-term incentive awards subject to corporate or business performance goals). Dr. Kumar’s employment agreement also contains restrictive covenants for the Company’s benefit, including confidentiality, non-solicitation, and inventions assignment provisions.

Each of the employment agreements with Kenneth Sim, M.D., Thomas Lam, M.D., M.P.H., and Albert Young, M.D., M.P.H., generally has an initial term of one year with automatic renewals and provides for annual cash bonuses as determined by the Board in its discretion consistent with the Company’s business plan, eligibility to receive cash or equity awards under the long-term incentive plans, and other benefits, including the payment of premiums for medical, dental, vision, disability, and life insurance. Additionally, each of the employment agreements of Dr. Sim, Dr. Lam, and Dr. Young provides that the executive’s employment may be terminated by the employer (i) in the event of death or disability, (ii) without cause (as defined in the applicable employment agreement) upon 30 to 60 days’ advance written notice, or (iii) for cause at any time. The executive may terminate his employment at any time and for any reason, including for good reason (as defined in the applicable employment agreement). Upon termination of the executive’s employment by the employer for cause or by the executive without good reason, the executive officer shall be paid any earned but unpaid base salary or annual bonus through the date of termination, accrued but unused paid time off, and unpaid expense reimbursements. Upon termination of the executive’s employment by the employer without cause or by the executive for good reason, in addition to the amounts described in the preceding sentence, the executive shall be entitled to receive an amount equal to one-twelfth of the executive’s most recent base salary times the number of full years of service completed, not to exceed 12 years. In addition, upon the termination of the executive’s employment by the employer without cause, by the executive for good reason, or as a result of the executive’s death or disability, the executive will be 100% vested with respect to any outstanding long-term incentive awards (subject to the actual achievement of any applicable performance goals for long-term incentive awards subject to corporate or business performance goals). The employment agreements with Dr. Sim, Dr. Lam, and Dr. Young also contain restrictive covenants for the Company’s benefit, including confidentiality, non-solicitation, and inventions assignment provisions.

Other Practices, Policies, and Guidelines

Stock Ownership Guidelines

The Board believes that it is important to promote the alignment of the interests of executives and non-employee directors with the interests of the Company’s stockholders. Accordingly, the Board adopted formal stock ownership guidelines in April 2024. Under the guidelines, each named executive officer is required to hold shares of the Company’s stock as set forth below:

Position	Guideline
CEO	Five times base salary
Section 16 Officers and other designated employees (other than CEO)	Three times base salary
Non-Employee Directors	Three times annual cash retainer

Executives and directors will have five years from the date of implementation of the stock ownership guidelines or, if later, five years from their initial appointment as an executive or director to attain the applicable ownership threshold.

Until the executive or non-employee director satisfies the guidelines, he or she will be required to retain at least 50% of any shares received upon the vesting of restricted stock, the settlement of restricted stock units, the exercise of stock options, the exercise of purchase rights under an employee stock purchase plan, or the settlement of any other equity awards, in each case net of shares tendered or withheld to cover applicable tax withholding obligations or the applicable exercise price of the award.

Shares that count toward satisfying the guidelines include shares owned directly by executive or non-employee director, shares owned indirectly (e.g., by a spouse or a trust), shares represented by amounts invested in a 401(k) plan or credited to an executive’s or non-employee director’s account under a nonqualified deferred compensation plan maintained by the Company or an affiliate, and outstanding unvested time-based restricted stock or time-based restricted stock units.

Unexercised stock options (whether vested or unvested) and unvested performance-based restricted stock and performance-based restricted stock units (or other unvested equity awards subject to performance goals) shall not be counted toward the satisfaction of the stock ownership guidelines.

Compensation Recovery Policy

We adopted a Compensation Recovery Policy (sometimes referred to as a “clawback” policy) effective as of October 2, 2023. Our Compensation Recovery Policy provides for the recoupment of certain incentive-based executive compensation in the event that the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In the event of an applicable restatement, the Compensation Recovery Policy provides that the Compensation Committee will cause the Company to promptly recover any erroneously awarded incentive-based compensation received by any covered executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such an accounting restatement. Covered executive officers include both current and former executive officers. Incentive-based compensation includes any compensation that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure. Financial reporting measures are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measures are presented within the Company’s financial statements or included in a filing with the SEC. With limited exceptions, the amount required to be recovered in the event of an accounting restatement generally will equal the amount of incentive-based compensation received by the covered executive officer that exceeds the amount of such compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. The Compensation Recovery Policy is intended to comply with the requirements of SEC Rule 10D-1 under the Securities Exchange Act and the listing requirements of the Nasdaq Stock Market, and the Compensation Recovery Policy is effective with respect to covered incentive-based compensation received on or after October 2, 2023.

Insider Trading Policy

The Company’s Board of Directors has adopted an insider trading policy (“Insider Trading Policy”) that applies to all of the Company’s directors, officers and other personnel, including employees, consultants, and contractors to the Company, to prevent the misuse of confidential information about the Company, as well as other companies with which the Company has a business relationship, and to promote compliance with the securities laws. Among other things, the Insider Trading Policy prohibits engaging in transactions in securities on material non-public information and prohibits directors, executive officers and certain other personnel from buying or selling the Company’s securities during certain periods, except pursuant to an approved trading plan under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”). In addition, certain individuals, including directors and officers, are required to receive prior approval from the Chief Financial Officer prior to engaging in transactions in the Company’s securities. The Insider Trading Policy also sets forth mandatory guidelines that apply to all executive officers, directors and employees of the Company who adopt Rule 10b5-1 plans for trading in the Company’s securities, which are intended to ensure compliance with Rule 10b5-1 and to conform to best practices with respect to the design and implementation of Rule 10b5-1 plans. For additional information, see the Insider Trading Policy, which is available on our website at https://ir.astranahealth.com/corporate-governance/governance-documents.

It is also the Company’s policy that the Company will not engage in transactions in Company securities, or adopt any securities repurchase plans, while in possession of material non-public information relating to the Company or its securities other than in compliance with applicable law, subject to the policies and procedures adopted by the Company. The Company currently has a stock repurchase program in place. Repurchases may be made through a variety of methods, which could include open market purchases, accelerated share repurchase transactions, negotiated block transactions, Rule 10b5-1 plans, other transactions that may be structured through investment banking institutions or privately negotiated, or a combination of the foregoing.

Hedging Policy

The Company has determined that there is a substantial likelihood of the appearance of improper conduct by Company personnel when they engage in short-term or speculative securities transactions. Therefore, under the Company’s Insider Trading Policy, Company personnel are prohibited from engaging in any of the following activities involving the Company’s securities, except with the prior written consent of the Chief Financial Officer, as the compliance officer responsible for the administration of the policy:

●	purchasing the Company’s securities on margin;

●	pledging Company securities;

●	short sales (which are prohibited for any officers and directors of the Company who are required to file reports under Section 16 of the Exchange Act);

●	hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds;

●	buying or selling puts or calls; and

●	engaging in options transactions (other than where the options were granted by the Company).

Executive Officers’ Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain limited perquisites and general health and welfare benefits. We provide these benefits to create additional incentives for our executive officers and to remain competitive in the general marketplace for executive talent. Our executive officers are also eligible to participate in our defined contribution 401(k) plan and our Employee Stock Purchase Plan, on the same terms and conditions that apply to our employees generally.

Nonqualified Deferred Compensation Plan

Effective July 1, 2023, we adopted the Astrana Health, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which allows certain employees, including the named executive officers, to elect to defer receipt of a portion of their base salary and bonus payments. The Company also has the discretionary authority to make contributions to participant accounts under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are credited with earnings (or losses) based on notional investment options elected by the participant until payment in accordance with the participant’s payment elections and the terms of the Deferred Compensation Plan.

Impact of Tax and Accounting

Our Compensation Committee considers the tax and accounting consequences of compensation paid under our executive compensation program. However, our Compensation Committee believes that its primary responsibility is to maintain an executive compensation program that attracts, retains, and rewards our executives. Accordingly, our Compensation Committee has paid, and may continue to pay, in its discretion, compensation that is not fully deductible or is limited as to tax deductibility.

Compensation Risk

Our Compensation Committee reviewed the compensation policies and practices of the Company that could have a material impact on the Company. The Compensation Committee’s review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the Company’s compensation policies and practices. The Compensation Committee also reviewed risk-mitigating controls with the Board, such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs. Based on these reviews, the Company determined that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION TABLES AND RELATED NARRATIVE

Summary Compensation Table (“SCT”)

The following table discloses the compensation awarded to, earned by, paid to, or accrued to our named executive officers listed therein for the years ended December 31, 2024, 2023, and 2022, respectively:

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards(s) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Kenneth Sim, M.D. Executive Chairman	2024	950,000		—	9,392,000	—	—	20,866	(4)	10,362,866
	2023	950,000		1,000,000	3,253,500	—	—	20,100		5,223,600
	2022	950,000		450,000	—	—	—	94,015		1,494,015
Brandon K. Sim, M.S. Chief Executive Officer	2024	813,462	(5)	—	15,893,226	—	1,523,423	12,474	(6)	18,242,585
	2023	712,308		1,087,500	12,499,943	—	—	11,499		14,311,250
	2022	670,000		1,000,000	13,567,843	—	—	64,932		15,302,775
Thomas Lam, M.D., M.P.H. Vice Chairman (former Co-Chief Executive Officer)	2024	950,000		—	1,878,400	—	—	14,662	(7)	2,843,062
	2023	950,000		1,000,000	3,253,500	—	—	14,062		5,217,562
	2022	950,000		450,000	—	—	—	87,709		1,487,709
Chandan Basho, M.B.A. Chief Financial Officer and Chief Operating Officer	2024	556,154	(8)	—	4,207,116	—	688,229	8,991	(9)	5,460,490
	2023	415,385		675,000	4,598,401	—	—	8,720		5,697,506
	2022	195,000		385,000	3,308,377	213,431	—	1,419		4,103,227
Dinesh Kumar, M.D. Chief Medical Officer	2024	678,000		—	8,695,040	—	1,003,667	14,123	(10)	10,390,830

Albert Young, M.D., M.P.H. SVP of Health Affairs (former Chief Administrative Officer)	2024	400,000		39,000	—	—	—	13,281	(11)	452,281
	2023	400,000		150,000	—	—	—	12,773		562,773
	2022	400,000		150,000	—	—	—	23,673		573,673

(1)	Reflects discretionary bonus earned for performance during the fiscal year; cash payment received in the following year.

(2)	The amount shown in this column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, “Compensation - Stock Compensation.” Please see Note 2—Basis of Presentation and Summary of Significant Accounting Policies and Note 13—Stock-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of the assumptions and methodologies used to calculate the valuations of the stock and option awards. The amount shown in the Stock Awards column for Mr. Basho for 2023 also reflects the incremental fair value of $298,625, as computed in accordance with FASB ASC Topic 718, attributable to the modification of Mr. Basho’s outstanding restricted stock awards on May 16, 2023, the date that the Compensation Committee approved changes to the number of restricted shares and the previously-established performance goals applicable to those awards. For the performance-based restricted stock units granted to Messrs. Sim, Basho, and Kumar during 2024, the grant date fair value, assuming the maximum level of achievement of the applicable performance objectives would be $21,296,942, $5,637,520, and $6,314,993, respectively.

(3)	Reflects bonus earned for fiscal 2024 based on achievement of specified performance goals and paid in 2025.

(4)	Reflects $20,554 for health, dental, and life insurance premiums paid for applicable year; and $312 for work-from-home and commuting reimbursement.

(5)	Per Mr. Sim’s employment agreement dated June 8, 2020, base salary subject to annual increases. Effective April 4, 2024, Mr. Sim’s salary increased from $725,000 to $850,000.

(6)	Reflects $5,574 for health, dental, and life insurance premiums paid for applicable year; and $6,900 relating to the Company’s 401(k) matching contribution.

(7)	Reflects $14,350 for health, dental, and life insurance premiums paid for applicable year; and $312 for work-from-home and commuting reimbursement.

(8)	Per Mr. Basho’s employment agreement dated April 12, 2022, base salary subject for annual increases. Effective April 4, 2024, Mr. Basho’s salary increased from $450,000 to $600,000.

(9)	Reflects $1,170 for medical waiver of health and dental insurance premiums paid for applicable year; $661 in 2024 for health, dental, and life insurance premiums paid for applicable year; $6,900 relating to the Company’s 401(k) matching contribution; and $260 for work-from-home reimbursement.

(10)	Reflects $7,223 in 2024 for health, dental, and life insurance premiums paid for applicable year; and $6,900 in 2024 relating to the Company's 401(k) matching contribution.

(11)	Reflects $13,021 for health, dental, and life insurance premiums paid for applicable year; and $260 for work from home and commuting reimbursement.

For a description of the material terms of the employment agreements, please see “Named Executive Officer Employment Agreements and Potential Payments Upon Change of Control or Termination” below.

Grants of Plan-Based Awards in 2024

The following table sets forth information regarding equity awards granted under the Company’s 2015 Plan, 2023 Inducement Plan, and 2024 Plan to our named executive officers in 2024:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards(1) ($)
Kenneth Sim,	11/07/2024	11/08/2024	—	—	—	—	133,333	—	—	6,261,318 (2)
M.D.	11/07/2024	11/08/2024	—	—	—	—	—	—	66,667	3,130,682(3)
Brandon K. Sim, M.S.	04/02/2024	04/02/2024	531,250	1,062,500	2,125,000	87,613	175,226	350,452	—	7,370,006(4)
	04/02/2024	04/02/2024	—	—	—	—	—	—	86,305	3,629,988(5)
	11/07/2024	11/08/2024	—	—	—	34,907	69,814	139,628	—	3,278,465(6)
	11/07/2024	11/08/2024	—	—	—	—	—	—	34,386	1,614,767(7)
Thomas Lam,	11/07/2024	11/08/2024	—	—	—	—	26,667	—	—	1,252,282(8)
M.D., M.P.H.	11/07/2024	11/08/2024	—	—	—	—	—	—	13,333	626,118(9)
Chandan Basho, M.B.A.	04/02/2024	04/02/2024	240,000	480,000	960,000	15,929	31,859	63,718	—	1,339,990(10)
	04/02/2024	04/02/2024	—	—	—	—	—	—	15,692	660,006(11)
	11/07/2024	11/08/2024	—	—	—	15,745	31,490	62,980	—	1,478,770(12)
	11/07/2024	11/08/2024	—	—	—	—	—	—	15,510	728,350(13)
Dinesh Kumar, M.D.	01/23/2024	01/23/2024	350,000	700,000	1,400,000	—	65,265	—	—	2,403,057(14)
	01/23/2024	01/23/2024	—	—	—	—	—	—	85,130	3,134,487(15)
	11/07/2024	11/08/2024	—	—	—	33,619	67,238	134,476	—	3,157,496(16)
Albert Young, M.D., M.P.H.	—	—	—	—	—	—	—	—	—	—

(1)	The amount shown in this column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, “Compensation - Stock Compensation.” The value shown of the stock awards is based on the fair market value of the Company’s common stock on the date of grant and was computed by multiplying the number of shares awarded to each officer by the closing price of the Company’s common stock on the date of grant. The amount shown for the stock award excludes the impact of estimated forfeiture related to service-based vesting conditions and may not correspond to the actual value that is recognized by each officer upon the vesting of such grant.

(2)	Grant date fair value of 133,333 performance-based restricted stock awards that vest based on the achievement of certain pre-established performance goals. The shares of performance-based restricted stock shall, based on the date the performance goal is achieved, vest either (i) in four equal annual installments, beginning on a date during the first quarter of 2025 to be determined by the compensation committee of the Issuer's board of directors or (ii) three annual installments of 66,666, 33,333, and 33,334, respectively, beginning on a date during the first quarter of 2026 to be determined by the compensation committee. Vesting is contingent upon the executive’s continued service until the date of Compensation Committee certification of achievement of those performance goals following the completion of the performance period.

(3)	Grant date fair value of 66,667 time-based restricted stock awards that vest in four equal annual installments beginning March 5, 2025.

(4)	Grant date fair value of 175,226 performance-based restricted stock units that vest based upon the level of achievement of the applicable performance goals during the three-year performance period beginning January 1, 2024 and ending December 31, 2026, contingent upon the executive’s continued service until the date of Compensation Committee certification of achievement of those performance goals following the completion of the performance period.

(5)	Grant date fair value of 86,305 time-based restricted stock units that vest in eight equal semi-annual installments beginning on October 2, 2024.

(6)	Grant date fair value of 69,814 performance-based restricted stock units that vest based upon the level of achievement of the applicable performance goals during the three-year performance period beginning January 1, 2024 and ending December 31, 2026, contingent upon the executive’s continued service until the date of Compensation Committee certification of achievement of those performance goals following the completion of the performance period.

(7)	Grant date fair value of 34,386 time-based restricted stock units, of which the first installment vested on November 8, 2024, and the remaining shares vest in seven equal semi-annual installments beginning on April 2, 2025.

(8)	Grant date fair value of 26,667 performance-based restricted stock awards shares that vest upon achievement of certain pre-established performance goals. The shares of restricted stock shall, based on the date the performance goal is achieved, vest either (i) in four equal annual installments, beginning on a date during the first quarter of 2025 to be determined by the compensation committee of the Issuer's board of directors or (ii) three annual installments of 13,333, 6,667, and 6,667, respectively, beginning on a date during the first quarter of 2026 to be determined by the compensation committee. Vesting is contingent upon the executive’s continued service until the date of Compensation Committee certification of achievement of those performance goals following the completion of the performance period.

(9)	Grant date fair value of 13,333 time-based restricted stock awards that vest in four equal annual installments beginning March 5, 2025.

(10)	Grant date fair value of 31,859 performance-based restricted stock units that vest based upon the level of achievement of the applicable performance goals during the three-year performance period beginning January 1, 2024 and ending December 31, 2026, contingent upon the executive’s continued service until the date of Compensation Committee certification of achievement of those performance goals following the completion of the performance period.

(11)	Grant date fair value of 15,692 time-based restricted stock units that vest in eight equal semi-annual installments beginning on October 2, 2024.

(12)	Grant date fair value of 31,490 performance-based restricted stock units that vest based upon the level of achievement of the applicable performance goals during the three-year performance period beginning January 1, 2024 and ending December 31, 2026, contingent upon the executive’s continued service until the date of Compensation Committee certification of achievement of those performance goals following the completion of the performance period.

(13)	Grant date fair value of 15,510 time-based restricted stock units, of which the first installment vested on November 8, 2024, and the remaining shares vest in seven equal semi-annual installments beginning on April 2, 2025.

(14)	Grant date fair value of 65,265 shares of performance-based restricted stock that vest in four equal semi-annual installments beginning on July 1, 2024, subject to the achievement of applicable operational and strategic performance goals and the executive’s continued service through the applicable vesting date.

(15)	Grant date fair value of 85,130 shares of time-based restricted stock that vest in three equal annual installments beginning on January 23, 2025.

(16)	Grant date fair value of 67,238 performance-based restricted stock units that vest based upon the level of achievement of the applicable performance goals during the two-year performance period beginning January 1, 2024 and ending December 31, 2025, contingent upon the executive’s continued service until the date of Compensation Committee certification of achievement of those performance goals following the completion of the performance period.

Outstanding Equity Awards at Year-End

The following table summarizes the outstanding equity awards held by the Company’s named executive officers as of December 31, 2024:

		OPTION AWARDS(1)				STOCK AWARDS
Name	Grant Date	Number of Shares of Stock Underlying Unexercised Options — (#) Exercisable	Number of Shares of Stock Underlying Unexercised Options — (#) Unexercisable	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kenneth Sim, M.D.	11/08/2024	—	—	—	—	200,000	(3)	6,306,000	—	—
	12/15/2023	—	—	—	—	90,000	(4)	2,837,700	—	—
	11/02/2021	29,502	—	71.45	11/02/2026	—		—	—	—
	12/10/2020	29,502	—	17.78	12/10/2025	—		—	—	—
Brandon K. Sim, M.S.	11/08/2024	—	—	—	—	30,088	(5)	948,675	—	—
	04/02/2024	—	—	—	—	75,517	(6)	2,381,051	—	—
	11/08/2024	—	—	—	—	—		—	34,907(7)	1,100,618
	04/02/2024	—	—	—	—	—		—	87,613(7)	2,762,438
	05/16/2023	—	—	—	—	328,747	(8)	10,365,393	—	—
	11/04/2022	—	—	—	—	15,717	(9)	495,557	—	—
	06/27/2022	—	—	—	—	153,535	(10)	4,840,959	—	—
	11/02/2021	54,486	—	80.00	11/02/2026	—		—	—	—
	02/03/2021	21,334	—	23.24	02/02/2026	—		—	—	—
Thomas S. Lam, M.D., M.P.H.	11/08/2024	—	—	—	—	40,000	(11)	1,261,200	—	—
	12/15/2023	—	—	—	—	90,000	(4)	2,837,700	—	—
	11/02/2021	29,502	—	71.45	11/02/2026	—		—	—	—
	12/10/2020	29,502	—	17.78	12/10/2025	—		—	—	—
Chandan Basho, M.B.A.	11/08/2024	—	—	—	—	13,572	(12)	427,925	—	—
	04/02/2024	—	—	—	—	13,731	(13)	432,938	—	—
	11/08/2024	—	—	—	—	—		—	15,745(7)	496,440
	04/02/2024	—	—	—	—	—		—	15,929(7)	502,241
	05/16/2023	—	—	—	—	50,167	(14)	1,581,766	—	—
	04/14/2022	12,217	—	41.59	04/14/2025	—		—	—	—
	04/14/2022	—	—	—	—	14,427	(15)	454,883	—	—
Dinesh Kumar, M.D.	11/08/2024	—	—	—	—	—		—	50,428(16)	1,589,995
	01/23/2024	—	—	—	—	147,132	(17)	4,639,072	—	—
Albert Young, M.D., M.P.H.	—	—	—	—	—	—		—	—	—

(1)	Reflects non-qualified stock options granted to each officer with a term of three to five years. Vesting is generally contingent on each officer’s continued employment with the Company through the applicable vesting date.

(2)	The amounts shown in this column were computed by multiplying the number of shares awarded to each officer by the closing price of the Company’s common stock on December 31, 2024.

(3)	Of the remaining 200,000 restricted stock awards granted on November 8, 2024, 66,667 restricted stock awards reflects restricted stock awarded with time-based restrictions that have a remaining vesting date of four equal annual installments beginning on March 5, 2025. 133,333 reflects restricted stock awarded subject to the achievement of a pre-established performance goal. Vesting is contingent on the officer’s continued employment with the Company through the applicable vesting date and achievement of performance goal. The shares of restricted stock shall, based on the date the performance goal is achieved, vest either (i) in four equal annual installments, beginning on a date during the first quarter of 2025 to be determined by the Compensation Committee or (ii) three annual installments of 66,666, 33,333 and 33,334, respectively, beginning on a date during the first quarter of 2026 to be determined by the Compensation Committee.

(4)	Of the remaining outstanding 90,000 restricted stock awards granted on December 15, 2023, 30,000 reflect restricted stock awarded with time-based restrictions that have a remaining vesting date of four equal annual installments beginning on March 5, 2025. 60,000 restricted stock awards reflect restricted stock awarded subject to the achievement of a pre-established performance goal. The shares of restricted stock shall, based on the date the performance goal is achieved, vest either (i) in four equal annual installments, beginning on a date during the first quarter of 2025 to be determined by the Compensation Committee or (ii) three annual installments of 15,000, 7,500 and 7,500, respectively, beginning on a date during the first quarter of 2026 to be determined by the Compensation Committee.

(5)	30,088 reflects restricted stock units awarded with time-based restrictions that have a remaining vesting date of seven semi-annual installments beginning on April 2, 2025.

(6)	Reflects restricted stock awarded with time-based restrictions that have a remaining vesting date of seven semi-annual installments beginning on April 2, 2025.

(7)	Reflects restricted stock units that vest upon achievement of certain pre-established performance goals for the three-year performance period ending December 31, 2026. Vesting is contingent on the officer’s continued employment with the Company through the applicable vesting date and achievement of performance-based conditions.

(8)	Of the remaining outstanding 328,747 restricted stock awards granted on May 16, 2023, 85,513 reflect restricted stock awarded with time-based restrictions that have a remaining vesting date of March 31, 2025, September 30, 2024, March 31, 2026, September 30, 2026, and March 30, 2027. The remaining 243,234 shares shall vest upon the achievement of certain pre-established performance goals. Vesting is contingent on the officer’s continued employment with the Company through the applicable vesting date and achievement of performance-based conditions.

(9)	Of the remaining outstanding 15,717 restricted stock awards granted on November 4, 2022, 5,557 reflect restricted stock awarded with time-based restrictions that have a remaining vesting date of June 27, 2025, and June 27, 2026. The remaining 10,160 shares shall vest upon the achievement of certain pre-established performance goals. Vesting is contingent on the officer’s continued employment with the Company through the applicable vesting date and achievement of performance-based conditions.

(10)	Of the remaining outstanding 153,535 restricted stock awards granted on June 27, 2022, 54,280 reflect restricted stock awarded with time-based restrictions that have a remaining vesting date of June 27, 2025, and June 27, 2026. The remaining 99,255 shares shall vest upon the achievement of certain pre-established performance goals. Vesting is contingent on the officer’s continued employment with the Company through the applicable vesting date and achievement of performance-based conditions.

(11)	Of the remaining 40,000 restricted stock awards granted on November 8, 2024, 13,333 restricted stock awards reflect restricted stock awarded with time-based restrictions that have a remaining vesting date of four equal annual installments beginning on March 5, 2025. 26,667 reflects restricted stock awarded subject to the achievement of a pre-established performance goal. Vesting is contingent on the officer’s continued employment with the Company through the applicable vesting date and achievement of the performance goal. The shares of restricted stock shall, based on the date the performance goal is achieved, vest either (i) in four equal annual installments, beginning on a date during the first quarter of 2025 to be determined by the Compensation Committee or (ii) three annual installments of 13,333, 6,667 and 6,667, respectively, beginning on a date during the first quarter of 2026 to be determined by the Compensation Committee.

(12)	Reflects restricted stock awarded with time-based restrictions that have a remaining vesting date of seven semi-annual installments beginning on April 2, 2025.

(13)	Reflects restricted stock awarded with time-based restrictions that have a remaining vesting date of seven semi-annual installments beginning on April 2, 2025.

(14)	Of the remaining outstanding 50,167 restricted stock awards granted on May 16, 2023, 4,561 reflects restricted stock awarded with time-based restrictions that have a remaining vesting date of May 16, 2025, and 45,606 reflects restricted stock awarded with time-based restrictions that have a remaining vesting date of May 16, 2025, May 16, 2026, and May 16, 2027.

(15)	The remaining outstanding restricted stock awards of 14,427 shares that were initially granted on April 4, 2022 have a remaining vesting date of April 14, 2025, and April 14, 2026.

(16)	Reflects restricted stock units that vest upon achievement of certain pre-established performance goals for the two-year performance period ending December 31, 2025. Vesting is contingent on the officer’s continued employment with the Company through the applicable vesting date and achievement of performance-based conditions.

(17)	Of the remaining outstanding 147,132 restricted stock units granted on January 23, 2024, 85,130 reflect restricted stock awarded with time-based restrictions that have a remaining vesting date of three annual installments beginning on January 23, 2025. The remaining 62,002 shares shall vest upon the achievement of certain pre-established performance goals. Vesting is contingent on the officer’s continued employment with the Company through the applicable vesting date and achievement of performance-based conditions.

Options Exercises and Stock Vested

The following table provides information on options that were exercised and restricted stock and restricted stock units that vested for the following named executive officers of the Company during the year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Kenneth Sim, M.D.	28,046	613,086	21,748	1,185,918
Brandon K. Sim, M.S.	—	—	202,775	9,120,927
Thomas S. Lam, M.D., M.P.H.	28,046	804,920	21,748	1,185,918
Chandan Basho, M.B.A.	—	—	64,317	2,695,982
Dinesh Kumar, M.D.	—	—	3,263	168,273
Albert Young, M.D., M.P.H.	—	—	—	—

(1)	Represents “in the money” value of stock options at exercise calculated as the difference between the market price at exercise and the exercise price, multiplied by the total number of options exercised.

(2)	Represents the quoted market value of the underlying shares on the vesting date multiplied by the number of shares vested.

Nonqualified Deferred Compensation

Effective July 1, 2023, the Company adopted the Deferred Compensation Plan, a nonqualified deferred compensation plan that allows certain employees, including the named executive officers, to elect to defer receipt of a portion of their base salary and bonus payments. The Company also has the discretionary authority to make Company contributions to participant accounts under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are credited with earnings (or losses) based on notional investment options elected by the participant until payment in accordance with the participant’s payment elections and the terms of the Deferred Compensation Plan.

The table below sets forth information regarding executive and Company contributions, earnings, and withdrawals during 2024 and the account balances as of December 31, 2024, for the named executive officers under the Deferred Compensation Plan:

Name	Executive Contributions in Last FY(1) ($)	Company Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Kenneth Sim, M.D.	—	—	—	—	—
Brandon K. Sim, M.S.	—	—	—	—	—
Thomas Lam, M.D., M.P.H.	—	—	—	—	—
Chandan Basho, M.B.A.	634,658	—	66,505	—	725,194
Dinesh Kumar, M.D.	—	—	—	—	—
Albert Young, M.D., M.P.H.	—	—	—	—	—

(1)	Executive contributions to the Deferred Compensation Plan in the last fiscal year are reflected in the 2024 Summary Compensation Table on page 48 of this proxy statement.

(2)	Aggregate earnings (losses) in the last fiscal year are not reflected in the 2024 Summary Compensation Table because the earnings (losses) were neither preferential nor above-market.

(3)	The aggregate balance at the last fiscal year end includes $24,031 that was reported for Mr. Basho in the Summary Compensation Table for previous fiscal years.

Named Executive Officer Employment Agreements and Potential Payments Upon Change of Control or Termination

Each of the named executive officers is a party to an employment agreement with the Company or one of its affiliates. Pursuant to their employment agreements, the annual base salaries of the named executive officers, as in effect on December 31, 2024, were as follows:

Name	Position	Annual Base Salary ($)
Kenneth Sim, M.D.	Executive Chairman	950,000
Brandon K. Sim, M.S.	Chief Executive Officer and President	850,000
Thomas Lam, M.D., M.P.H.	Vice Chairman	950,000
Chandan Basho, M.B.A.	Chief Financial Officer, Chief Operating Officer, Corporate Secretary	600,000
Dinesh Kumar, M.D.	Chief Medical Officer	700,000
Albert Young, M.D., M.P.H.	Senior Vice President of Health Affairs	400,000

The employment agreements of Brandon K. Sim, M.S., Chandan Basho, M.B.A., and Dinesh Kumar, M.D., have an initial term of three years with automatic renewals and provide for annual cash bonuses as determined by the Board in its discretion consistent with the Company’s business plan, eligibility to receive cash or equity awards under the long-term incentive plans, and other benefits, including the payment of premiums for medical, dental, vision, disability, and life insurance. The employment agreements of Brandon K. Sim, M.S., Chandan Basho, M.B.A., and Dinesh Kumar, M.D., provide that each executive officer’s employment may be terminated by the employer (a) in the event of death or disability of the executive officer, (b) without cause (as defined in the applicable employment agreement) 60 days advance written notice, or (c) for cause at any time. The executive officer may terminate his employment at any time and for any reason, including for good reason (as defined in the applicable employment agreement). Upon termination of the executive officer’s employment by the employer for cause or by the executive officer without good reason, the executive officer shall be paid any earned but unpaid base salary or annual bonus through the date of termination, accrued but unused paid time off, and unpaid expense reimbursements. Upon termination of the executive officer’s employment by the employer without cause or by the employee with good reason, in addition to the amounts described in the preceding sentence, the executive officer will be entitled to receive (i) one year of annual base salary (or two years of annual base salary, if termination occurs within two years following a “change of control”, as defined in the applicable employment agreement); and (ii) subject to the executive officer’s election of continued coverage under COBRA, an amount in cash equal to the employer’s premium amounts paid for the executive officer’s coverage under the employer’s group medical, dental and vision programs for a period of twelve months (or a period of 24 months, if termination occurs within two years following a change of control). Each employment agreement also contains restrictive covenants for the Company’s benefit, including confidentiality, non-solicitation, and inventions assignment provisions.

The employment agreements of Kenneth Sim, M.D., Thomas Lam, M.D., M.P.H., and Albert Young, M.D., M.P.H. have an initial term of one year with automatic renewals and provide for annual cash bonuses as determined by the Board in its discretion consistent with the Company’s business plan, eligibility to receive cash or equity awards under the long-term incentive plans, and other benefits, including the payment of premiums for medical, dental, vision, disability, and life insurance. The employment agreements of Kenneth Sim, M.D., Thomas Lam, M.D., M.P.H., and Albert Young, M.D., M.P.H. provide that the executive officer’s employment may be terminated by the employer (a) in the event of death or disability of the executive officer, (b) without cause (as defined in the applicable employment agreement) upon 30 to 60 days advance written notice, or (c) for cause at any time. The executive officer may terminate his employment at any time and for any reason, including for good reason (as defined in the applicable employment agreement). Upon termination of the executive officer’s employment by the employer for cause or by the executive officer without good reason, the executive officer shall be paid any earned but unpaid base salary or annual bonus through the date of termination, accrued but unused paid time off and unpaid expense reimbursements. Upon termination of the executive officer’s employment by the employer without cause or by the executive officer for good reason, in addition to the amounts described in the preceding sentence, the executive officer shall be entitled to receive an amount equal to one-twelfth of the executive officer’s most recent base salary times the number of full years of service completed, not to exceed 12 years. Each employment agreement also contains restrictive covenants for the Company’s benefit, including confidentiality, non-solicitation and inventions assignment provisions.

The following table sets forth estimates of the payments and benefits each named executive officer would have been entitled to receive from us upon a termination of employment by the Company without cause or by the executive for good reason, assuming that such termination had occurred on December 31, 2024. In accordance with SEC rules, the potential payments were determined under the terms of our contracts, agreements, plans, and arrangements as in effect on December 31, 2024. The tables do not include any previously vested awards or accrued benefits. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event. Amounts reported for accelerated vesting of equity awards are determined based on the closing price of our common stock on December 31, 2024, and, for performance-based equity awards, assuming that all performance conditions had been satisfied as of the last day of the 2024 fiscal year. The estimated amounts reported in the table below for accelerated vesting of equity awards also would have been received if the employment of each of the named executive officers had terminated on the last day of the 2024 fiscal year as a result of death or disability.

Name	Cash Severance ($)	Accelerated Vesting of Equity Awards ($)	Welfare Benefit Continuation ($)	Total ($)
Kenneth Sim, M.D.	950,000	4,939,711	22,212	5,911,923
Brandon K. Sim, M.S.	354,167	19,031,634	14,408	19,400,209
Thomas Lam, M.D., M.P.H.	950,000	3,258,089	15,523	4,223,612
Chandan Basho, M.B.A.	100,000	2,897,512	676	2,998,188
Dinesh Kumar, M.D.	58,333	3,970,258	20,643	4,049,234
Albert Young, M.D., M.P.H.	400,000	—	21,438	421,438

Compensation Risk

Our Compensation Committee reviewed the compensation policies and practices of the Company that could have a material impact on the Company. The Compensation Committee’s review considered whether any of these policies and practices might encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the Company’s compensation policies and practices. The Compensation Committee also reviewed risk-mitigating controls with the Board, such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs. Based on these reviews, the Company determined that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2024, the members of our Compensation Committee were Mitchell Kitayama (chairman), John Chiang, and David Schmidt. None of these committee members (1) was an officer or employee of the Company during or prior to the time they served on the Compensation Committee, or (2) had any relationship requiring disclosure by the Company pursuant to any paragraph of Item 404 of Regulation S-K. None of the Company’s executive officers served on the board of directors or compensation committee of a company that had an executive officer who served as a member of our Board or Compensation Committee.

CEO PAY RATIO

As required by applicable SEC rules, we are providing the following information about the relationship between the annual total compensation paid to the median employee and the annual total compensation of each of our Chief Executive Officer, Mr. Sim, and our former Co-Chief Executive Officer, Dr. Lam.

For 2024, our last completed fiscal year, the median of the annual total worldwide compensation of our employees (other than Mr. Sim and Dr. Lam) was $51,483. As reported in the Summary Compensation Table, the annual total compensation of Mr. Sim and Dr. Lam was $18,242,585 and $2,843,062, respectively.

Based on this information, for 2024, the ratio of the annual total compensation of Mr. Sim and Dr. Lam to the median of the annual total compensation of all our employees (other than Mr. Sim and Dr. Lam) was 354 to 1 and 55 to 1, respectively. We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer:

•	We determined that, during the year ended December 31, 2024, our employee population consisted of approximately 1,900 individuals, excluding our Chief Executive Officer. This population consisted of full-time and part-time employees employed with us during the period.

•	We identified our median employee from that employee population based on annual total compensation.

•	For the annual total compensation of our median employee, we calculated the elements of that employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $51,483.

•	For the annual total compensation of Mr. Sim and Dr. Lam, we used the amounts reported for 2024 in the “Total” column of the Summary Compensation Table included in this proxy statement.

PAY V. PERFORMANCE

Below is the disclosure of the compensation of the Company’s Principal Executive Officers (“PEOs”) and as an average for all of our other named executive officers (“Non-PEO NEOs”) for the last four fiscal years calculated in accordance with Item 402(v) of Regulation S-K. The table below also shows (i) the Company’s cumulative total stockholder return (or “TSR”), (ii) the TSR of the S&P 500 Healthcare Index, which we have used as our peer group for purposes of disclosure in the table below, (iii) the Company’s net income for the applicable fiscal year, and (iv) the Company’s performance with respect to a “company-selected measure” (or “CSM”) which in our assessment represents the single most important financial performance metric used to link compensation actually paid to our named executive officers for the most recently completed fiscal year to the Company’s performance. We selected Adjusted EBITDA as the CSM required for disclosure in the table below.

	SCT Total For PEO #1	CAP to PEO #1	SCT Total For PEO #2	CAP to PEO #2	SCT Total For PEO #3	CAP to PEO #3	Average SCT	Average	Value of Initial Fixed $100 Investment Based on TSR of:		Net Income	Adjusted EBITDA (6)
Year	Brandon K. Sim, M.S.(1)(2)		Thomas S. Lam, M.D., M.P.H (1)(2)		Kenneth Sim, M.D.(1)(2)		Total For Non-PEO NEOs(3)	CAP To Non-PEO NEOs(2)(3)	ASTH (4)	S&P 500 Healthcare Index(4)(5)	(In millions)
2024	$18,242,585	$16,942,570	$2,843,062	$2,279,000	$—	$—	$6,666,617	$3,644,213	$171	$147	$50	$170
2023	$14,311,250	$13,561,755	$5,217,562	$4,314,127	$—	$—	$3,827,960	$3,356,039	$208	$143	$58	$147
2022	$15,302,775	$997,261	$1,487,709	$(5,920,199)	$—	$—	$1,667,352	$(574,925)	$161	$140	$46	$140
2021	$9,006,157	$15,536,119	$6,857,194	$16,090,110	$6,863,527	$16,096,441	$688,309	$1,155,454	$399	$143	$46	$134
2020	$—	$—	$2,515,142	$2,412,546	$2,521,773	$2,419,178	$685,422	$695,307	$99	$113	$122	$103

(1)	The PEOs shown in the table above for each applicable fiscal year are as follows:

Year	PEOs
2024	Brandon K. Sim, M.S. and Thomas Lam, M.D., M.P.H
2023	Brandon K. Sim, M.S. and Thomas Lam, M.D., M.P.H
2022	Brandon K. Sim, M.S. and Thomas Lam, M.D., M.P.H
2021	Kenneth Sim, M.D., Brandon K. Sim, M.S., and Thomas Lam, M.D., M.P.H.
2020	Kenneth Sim, M.D. and Thomas Lam, M.D., M.P.H

(2)	As the valuation methods for compensation actually paid (“CAP”) required by the SEC differ from those required in the Summary Compensation Table (“SCT”), the tables below provide a reconciliation of the SCT amounts to the CAP amounts in the Pay Versus Performance table for the PEOs and Non-PEO NEOs for each of the last five fiscal years.

(3)	The Non-PEO NEOs shown in the table above for each applicable fiscal year are as follows:

Year	Non-PEO NEOs
2024	Kenneth Sim, M.D., Chandan Basho, M.B.A., Dinesh Kumar, M.D., and Albert Young, M.D., M.P.H.
2023	Kenneth Sim, M.D., Chandan Basho, M.B.A., and Albert Young, M.D., M.P.H.
2022	Kenneth Sim, M.D., Chandan Basho, M.B.A., Albert Young, M.D., M.P.H., and Eric Chin
2021	Eric Chin and Albert Young, M.D., M.P.H.
2020	Eric Chin, Brandon K. Sim M.S., Adrian Vazquez, M.D., and Albert Young, M.D., M.P.H.

(4)	Pursuant to the SEC rules, total stockholder return, or TSR, reflects an initial investment of $100 on December 31, 2019.

(5)	The peer group of the listed fiscal year consists of the S&P 500 Healthcare Index.

(6)	The company selected measure is Adjusted EBITDA.

Summary Compensation Table to Compensation Actually Paid Reconciliation Table

	PEO #1 Brandon K. Sim, M.S.
	2024	2023	2022	2021
Total Reported in Summary Compensation Table (SCT)	$18,242,585	$14,311,250	$15,302,775	$9,006,157
Less, Value of Stock & Option Awards Reported in SCT(1)	(15,893,226)	(12,499,943)	(13,567,843)	(7,816,831)
Plus, Year-End Value of Awards Granted in Fiscal Year That Are Unvested and Outstanding	7,192,781	9,243,092	6,778,744	13,976,639
Plus, Change in Fair Value of Prior Year Awards That Are Outstanding and Unvested	5,477,073	1,821,347	(5,032,202)	—
Plus, FMV of Awards Granted this Year That Vested This Year	826,136	527,597	—	—
Plus, Change in Fair Value (from Prior Year-End) of Prior Year Awards That Vested This Year	1,097,221	158,412	(2,484,213)	370,154
Less, Prior Year Fair Value of Prior Year Awards That Failed to Vest this Year	—	—	—	—
Plus, Dividends or Earnings Paid on Awards Not Otherwise Reflected in Fair Value	—	—	—	—
Compensation Actually Paid	$16,942,570	$13,561,755	$997,261	$15,536,119

	PEO #2 Thomas S. Lam, M.D., M.P.H.
	2024	2023	2022	2021	2020
Total Reported in Summary Compensation Table (SCT)	$2,843,062	$5,217,562	$1,487,709	$6,857,194	$2,515,142
Less, Value of Stock & Option Awards Reported in SCT(1)	(1,878,400)	(3,253,500)	—	(5,777,307)	(1,450,003)
Plus, Year-End Value of Awards Granted in Fiscal Year That Are Unvested and Outstanding	420,389	2,298,000	—	5,875,821	1,486,990
Plus, Change in Fair Value of Prior Year Awards That Are Outstanding and Unvested	539,700	171,330	(3,852,379)	4,920,552	(67,429)
Plus, FMV of Awards Granted this Year That Vested this Year	—	—	—	—	—
Plus, Change in Fair Value (from Prior Year-End) of Prior Year Awards That Vested This Year	354,249	(119,265)	(3,555,529)	4,213,850	(72,154)
Less, Prior Year Fair Value of Prior Year Awards That Failed to Vest This Year	—	—	—	—	—
Plus, Dividends or Earnings Paid on Awards not Otherwise Reflected in Fair Value	—	—	—	—	—
Compensation Actually Paid	$2,279,000	$4,314,127	$(5,920,199)	$16,090,110	$2,412,546

	PEO #3 Kenneth Sim, M.D.
	2021	2020
Total Reported in Summary Compensation Table (SCT)	$6,863,527	$2,521,773
Less, Value of Stock & Option Awards Reported in SCT(1)	(5,777,307)	(1,450,003)
Plus, Year-End Value of Awards Granted in Fiscal Year That Are Unvested and Outstanding	5,875,819	1,486,991
Plus, Change in Fair Value of Prior Year Awards That Are Outstanding and Unvested	4,920,552	(67,429)
Plus, FMV of Awards Granted this Year That Vested This Year	—	—
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards That Vested This Year	4,213,850	(72,154)
Less, Prior Year Fair Value of Prior Year awards That Failed to Vest This Year	—	—
Plus, Dividends or Earnings Paid on Awards not Otherwise Reflected in Fair Value	—	—
Compensation Actually Paid	$16,096,441	$2,419,178

	Average NEOs
	2024	2023	2022	2021	2020
Total Reported in Summary Compensation Table (SCT)	$6,666,617	$3,827,960	$1,667,352	$688,309	$685,422
Less, Value of Stock & Option Awards Reported in SCT(1)	(5,573,539)	(2,617,300)	(880,452)	(205,730)	(204,895)
Plus, Year-End Value of Awards Granted in Fiscal Year That Are Unvested and Outstanding	2,299,412	1,818,867	524,690	652,802	107,514
Plus, Change in Fair Value of Prior Year Awards That Are Outstanding and Unvested	25,600	180,624	(956,215)	17,308	—
Plus, FMV of Awards Granted This Year That Vested This Year	93,191	155,544	77,967	—	107,266
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards That Vested This year	132,932	(9,656)	(1,008,267)	2,765	—
Less, Prior Year Fair Value of Prior Year awards That Failed to Vest This Year	—	—	—	—	—
Plus, Dividends or Earnings Paid on Awards Not Otherwise Reflected in Fair Value	—	—	—	—	—
Compensation Actually Paid	$3,644,213	$3,356,039	$(574,925)	$1,155,454	$695,307

(1)	Stock option fair values are calculated at each measurement date using a Black-Scholes valuation model, consistent with the approach used to value the awards at the grant date. Stock option fair values as of each measurement date were determined using updated assumptions (the closing stock price of our common stock as of the measurement date, risk-free interest rate, expected life, expected volatility of the price of our common stock, and expected dividend yield) and fair value increases are primarily driven by an increase in the price of the Company’s common stock.

Compensation Actually Paid and Performance Measures

The following charts show the relationship between compensation actually paid to each PEO and average compensation actually paid to our Non-PEO NEOs, and (1) our TSR, as well as the relationship between our TSR and the TSR of our peer group, (2) our net income, and (3) Adjusted EBITDA.

Item 402(v) of Regulation S-K also requires that we provide the following tabular list of the most important financial performance measures used to link compensation actually paid to our named executive officers for the most recently completed fiscal year to the Company’s performance:

Most Important Financial Performance Measures
Adjusted EBITDA
Revenue

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of the Record Date, regarding the beneficial ownership of our common stock by:

•	each person whom we know beneficially owns more than 5% of our common stock;

•	each of our directors and nominees for the Board;

•	each named executive officer listed in the Summary Compensation Table; and

•	all of our directors and current executive officers as a group.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. The information provided in the following table is based on our records, information filed with the SEC, and information provided to us by the applicable beneficial owner.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Class(1)
More Than 5% Stockholder
Allied Physicians of California, A Professional Medical Corporation	6,132,802	(2)	10.9%
1668 S. Garfield Avenue, 2nd Floor Alhambra, California 91801
BlackRock, Inc.	6,234,446	(3)	11.1%
50 Hudson Yards, New York, New York 10001
The Vanguard Group	5,049,928	(4)	9.0%
100 Vanguard Boulevard, Malvern, Pennsylvania 19355
Directors and Executive Officers:
Kenneth Sim, M.D.	1,488,942	(2)(5)	2.6%
Brandon K. Sim, M.S.	1,514,518	(6)	2.7%
Thomas S. Lam, M.D., M.P.H.	1,622,330	(2)(7)	2.9%
Chandan Basho, M.B.A.	138,570		*
Dinesh Kumar, M.D.	134,187		*
John Chiang	36,683	(8)	*
Weili Dai	7,214		*
J. Lorraine Estradas, R.N., B.S.N., M.P.H.	—		—
Mitchell W. Kitayama	34,611	(9)	*
Linda Marsh	97,192	(10)	*
Matthew Mazdyasni	28,314	(11)	*
David G. Schmidt	69,314	(12)	*
All Current Executive Officers and Directors as a Group (12 persons)	11,304,677	(13)	20.0%

* Less than 1%.

(1)	Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Applicable percentage ownership is based on 56,072,504 shares of the Company’s common stock, issued and outstanding, as of the Record Date, according to the records maintained by our transfer agent. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares subject to options, warrants, and convertible securities held by that person or entity that are currently exercisable or convertible or that will become exercisable or convertible within 60 days following the Record Date for the purpose of computing the ownership percentage of that person, but such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Derived solely from information contained in a Schedule 13D/A filed with the SEC on February 18, 2025 and Form 4 filed with the SEC on February 18, 2025 by APC. According to the Schedule 13D/A and Form 4, APC has sole voting power over 9.99% of our outstanding shares of common stock, or 5,601,643 shares as of the Record Date, shared voting power over 543,125 shares, and sole dispositive power over 6,132,802 shares, as a result of the Voting and Registration Rights Agreement that APC and the Company entered into on September 11, 2019 in connection with the consummation of a series of interrelated transactions, pursuant to which APC is only permitted to vote up to 9.99% of the outstanding shares of our common stock at any time a vote is taken and will grant a proxy to the Company’s management to vote any excess shares in the same proportion as all other votes cast on any proposal coming before the Company’s stockholders. Dr. Kenneth Sim is Chairman and a director and stockholder of APC, and Dr. Thomas Lam is the Chief Executive Officer and Chief Financial Officer and a director and stockholder of APC. Each of Dr. Sim and Dr. Lam disclaims beneficial ownership of the securities held by APC except to the extent of his pecuniary interest therein.

(3)	Derived solely from information contained in a Schedule 13G/A filed with the SEC on April 17, 2025 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, as of March 31, 2025, BlackRock has sole voting power over 6,185,606 shares and sole dispositive power over 6,234,446 shares.

(4)	Derived solely from information contained in a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, Inc. (“Vanguard”). According to the Schedule 13G/A, as of December 29, 2023, Vanguard has shared voting power over 78,831 shares, sole dispositive power over 4,932,268 shares, and shared dispositive power over 117,660 shares.

(5)	Includes 59,004 shares of common stock subject to options that are exercisable within 60 days following the Record Date. Also includes 546,349 shares held by the Kenneth T & Simone S Sim Family Trust U/A dated 11/07/2013, 42,996 shares held by the Kenneth T. Sim Pension Plan Trust U.A. dated 12/18/2007, and 230,688 shares held by a grantor retained annuity trust for the benefit of the Dr. Sim and his children, of which, in each case, Dr. Sim disclaims beneficial ownership except the extent of his pecuniary interest therein.

(6)	Includes 75,820 shares of common stock subject to options that are exercisable within 60 days following the Record Date. Also includes 258,824 shares held by the Sim Family Irrevocable Trust 2021 and 392,816 shares held by the Brandon Sim 2020 Irrevocable Trust, of which, in each case, Mr. Sim disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(7)	Includes 59,004 shares of common stock subject to options that are exercisable within 60 days following the Record Date. Also includes 1,133,706 shares held by the Thomas and Jeanette Lam 2002 Family Trust.

(8)	Includes 20,000 shares of common stock subject to options that are exercisable within 60 days following the Record Date.

(9)	Includes 20,000 shares of common stock subject to options that are exercisable within 60 days following the Record Date.

(10)	Includes 20,000 shares of common stock subject to options that are exercisable within 60 days following the Record Date.

(11)	Includes 20,000 shares of common stock subject to options that are exercisable within 60 days following the Record Date.

(12)	Includes 60,000 shares of common stock subject to options that are exercisable within 60 days following the Record Date.

(13)	Includes all of the shares identified in notes supra 2 and 5 through 13.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The 2015 Plan, pursuant to which 1,500,000 shares of the Company’s common stock were reserved for issuance thereunder, was approved by the Company’s stockholders on September 14, 2016. In 2021, the 2015 Plan was amended to increase the maximum number of shares authorized for issuance by 2,000,000 shares, from 1,500,000 shares to 3,500,000 shares. As of December 31, 2024, there were no shares available for grant under the 2015 Plan.

On June 13, 2023, the Company’s stockholders approved the Employee Stock Purchase Plan, pursuant to which the Company is authorized to offer eligible employees of the Company and its designated subsidiaries the ability to purchase shares of the Company’s common stock at a discount, subject to various limitations under the plan. A total of 5,000,000 shares of the Company’s common stock were reserved for issuance pursuant to the plan. On January 1, 2024, the plan came into effect.

On November 15, 2023, the Company adopted the Employment Inducement Award Plan (the “Inducement Plan”), pursuant to which the Company may, from time to time, grant equity-based awards to new employees as a material inducement to their employment. A total of 500,000 shares of the Company’s common stock were reserved for issuance pursuant to awards granted under the Inducement Plan (subject to adjustment as provided in the Inducement Plan).

On June 12, 2024, the Company’s stockholders approved the 2024 Plan as the successor to the 2015 Plan. Pursuant to the 2024 Plan, the Company may from time to time grant equity-based and cash-based compensation awards to those officers and employees of, and consultants to, the Company and its subsidiaries who are selected by the Compensation Committee. The 2024 Plan also authorizes the Board to grant awards to the non-employee directors of the Company. A total of 2,100,00 shares of the Company’s common stock were reserved for issuance pursuant to awards granted under the 2024 Plan.

The following table sets forth information concerning our stockholder-approved and non-stockholder-approved equity compensation plans as of December 31, 2024:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	882,334	(2)	$38.39	6,410,009	(3)
Equity compensation plans not approved by security holders	—		$—	309,364	(4)
Total	882,334		$38.39	6,719,373

(1)	The weighted-average exercise price is calculated based solely on the exercise price of outstanding stock options.

(2)	This number includes 388,545 shares subject to outstanding stock options granted under the 2015 Plan, and 493,789 outstanding restricted stock units granted under the 2015 Plan and the 2024 Plan.

(3)	This number consists of 1,417,798 shares available for issuance under the 2024 Plan, and 4,992,211 shares available for issuance under the Employee Stock Purchase Plan.

(4)	This number consists of 309,364 shares available for issuance under the Inducement Plan, pursuant to which the Company may, from time to time, grant equity-based awards to new employees as a material inducement to their employment.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than 10% of a class of our equity securities registered under Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To the Company’s knowledge, based solely on a review of the Section 16(a) reports filed electronically with the SEC and written representations that no other reports were required during 2024, all reports required by Section 16(a) applicable to our executive officers and directors and greater than 10% beneficial owners were filed on a timely basis during 2024 except as follows: a Form 4 filed by Brandon K. Sim, M.S., on April 19, 2024, reporting shares withheld for taxes upon the vesting of restricted shares on March 29, 2024; and a Form 4 filed by Chandan Basho, M.B.A., on April 22, 2024, reporting shares withheld for taxes upon the vesting of restricted shares on March 29, 2024 and April 14, 2024.

AUDIT COMMITTEE REPORT

The Audit Committee, which consists entirely of directors who currently meet the independence and experience requirements of Nasdaq, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements, and the quality of internal and external audit processes. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2024. In fulfilling its responsibilities, the Audit Committee took the following actions:

•	Reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2024 included in the Annual Report on Form 10-K with management and Ernst & Young LLP. Our officers represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also met privately with Ernst & Young LLP and the Company’s internal auditors to discuss accounting policies and their application, internal control over financial reporting, and other matters of importance to the Audit Committee, Ernst & Young LLP, or the internal auditors;

•	Discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

•	Received the written disclosures and the letter from Ernst & Young LLP regarding its independence as required by applicable requirements of the PCAOB, discussed with Ernst & Young LLP the firm’s independence, and concluded that Ernst & Young LLP was independent; and

•	Considered the status of pending litigation, internal controls, taxation matters, and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and Ernst & Young LLP, the Audit Committee’s review of the representations of our officers, and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Audit Committee

David Schmidt, Chair
John Chiang
Matthew Mazdyasni

ANNUAL REPORT ON FORM 10-K

You can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the year ended December 31, 2024 on the SEC’s website at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website at https://ir.astranahealth.com/sec-filings. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Corporate Secretary, 1668 S. Garfield Avenue, 2nd Floor, Alhambra, California 91801. Exhibits will be provided upon written request and payment of an appropriate processing fee.

STOCKHOLDER PROPOSALS

In order to be included in the Company’s proxy materials for the 2026 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at Astrana Health, Inc., 1668 S. Garfield Avenue, 2nd Floor, Alhambra, California 91801, Attention: Corporate Secretary by no later than December 26, 2025, and otherwise comply with all requirements of the SEC for stockholder proposals. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

In addition, the Company’s Amended and Restated Bylaws provide that any stockholder who desires to nominate a person for election as a director or bring a proposal before an annual meeting must give timely written notice of such nomination or proposal to the Company’s Corporate Secretary at the address above. To be timely, the notice must be delivered to the above address not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For our 2026 Annual Meeting of Stockholders, a notice proposing the nomination of a director candidate or notice of any other proposal must be received no earlier than February 11, 2026 and no later than March 13, 2026. The bylaws specify the information that must accompany any such stockholder notices. A copy of the bylaws is available upon request from our Corporate Secretary at the address above. In addition, our bylaws have been filed with the SEC as an exhibit to our Exchange Act reports and can be accessed through the SEC’s website.

In addition to satisfying the foregoing requirements under our bylaws, including advance notice of director nominations, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than April 13, 2026. Such notice may be mailed to our Corporate Secretary at the address above.

Any proxy granted with respect to the 2026 Annual Meeting of Stockholders will confer on the proxyholder discretionary authority to vote with respect to a stockholder proposal or director nomination if notice of such proposal or nomination is not received by our Secretary within the timeframes provided above.

OTHER MATTERS

Management does not know of any matters to be presented at the 2025 Annual Meeting other than those set forth herein and in the notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other matter that properly comes before the 2025 Annual Meeting at the 2025 Annual Meeting, the proxy holders intend to vote all proxies received by them in accordance with their best judgment related to such matter.

It is important that your shares be represented at the 2025 Annual Meeting, regardless of the number of shares that you hold. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO PROMPTLY VOTE YOUR PROXY BY TELEPHONE OR INTERNET AS INSTRUCTED ON THE ACCOMPANYING PROXY CARD OR THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS, OR COMPLETE, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY CARD AS INSTRUCTED ON THE CARD. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

Stockholders who are present at the 2025 Annual Meeting may revoke their proxies and vote in person during the meeting or, if they prefer, may abstain from voting in person and allow their previously submitted proxies to be voted.

By Order of the Board,

Kenneth Sim, M.D.

Executive Chairman

April 25, 2025

Alhambra, California

ANNEX A

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the year ended December 31,

$ in millions	2024		2023		2022		2021		2020

Net income	$49.9		$57.8		$45.7		$46.1		$122.1
Interest expense	33.1		16.1		7.9		5.4		9.5
Interest income	(14.5)		(14.2)		(2.0)		(1.6)		(2.8)
Provision for income taxes	30.9		32.0		40.9		31.7		56.3
Depreciation and amortization	27.9		17.7		17.5		17.5		18.4
EBITDA(1)	127.3		109.5		110.1		99.1		203.5

(Income) loss from equity method investments	(4.5)		(5.1)		(5.7)	(6)	5.3	(6)	(0.3)	(6)
Gain on sale of equity method investment	—		—		—		(2.2)		—
Other, net	13.0	(2)	6.2	(3)	3.3	(4)	(1.7)	(5)	(0.5)	(5)
Stock-based compensation	34.5		22.0		16.1		6.7		3.4
APC excluded assets costs	—		14.0		16.2	(6)	26.4	(6)	(103.3)	(6)
Adjusted EBITDA(1)	$170.4		$146.6		$140.0		$133.5		$102.8

(1)	This proxy statement contains the non-GAAP financial measures EBITDA and Adjusted EBITDA, of which the most directly comparable financial measure presented in accordance with U.S. generally accepted accounting principles (“GAAP”) is net income. These measures are not in accordance with, or alternatives to GAAP, and may be calculated differently from other non-GAAP financial measures used by other companies. The Company uses Adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization, excluding income or loss from equity method investments, non-recurring and non-cash transactions, stock-based compensation, and APC excluded assets costs.

The Company believes the presentation of these non-GAAP financial measures provides investors with relevant and useful information, as it allows investors to evaluate the operating performance of the business activities without having to account for differences recognized because of non-core or non-recurring financial information. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. Other companies may calculate both EBITDA and Adjusted EBITDA differently, limiting the usefulness of these measures for comparative purposes. To the extent this proxy statement contains historical or future non-GAAP financial measures, the Company has provided corresponding GAAP financial measures for comparative purposes. The reconciliation between certain GAAP and non-GAAP measures is provided above.

(2)	Other, net for the year ended December 31, 2024 relates to transaction costs incurred for our investments and tax restructuring fees, anticipated recoveries from one time losses relating to third-party payor payments associated with the CHS transaction, financial guarantee via a letter of credit that we provided almost three years ago in support of two local provider-led ACOs, reimbursement from a related party of the Company for taxes associated with the December 2023 Excluded Assets Spin-off, non-cash gain on debt extinguishment related to one of our promissory note payables, non-cash realized loss from the sale of one of our marketable equity securities, non-cash changes related to change in the fair value of our call option, change in the fair value of our financing obligation to purchase the remaining equity interests in one of our investments, changes in the fair value of our contingent liabilities, and changes in the fair value of the Company's Collar Agreement.

(3)	Other, net for the year ended December 31, 2023 consists of nonrecurring transaction costs and tax restructuring fees incurred, non-cash gains and losses related to the changes in the fair value of our financing obligation to purchase the remaining equity interests, contingent liabilities, and the Company’s Collar Agreement, and excise tax related to a nonrecurring buyback of the Company’s stock from APC.

(4)	Other, net for the year ended December 31, 2022 consists of one-time transaction costs incurred and non-cash gains and losses related to the changes in the fair value of our financing obligation to purchase the remaining equity interests and contingent considerations.

(5)	Other, net for the years ended December 31, 2021 and 2020 relate to COVID-19 relief payments recognized in 2021 and 2020.

(6)	Certain APC minority interests where APC owns the asset but not the right to the dividends is reclassified from APC excluded asset costs to income from equity method investments.

ANNEX B

ASTRANA HEALTH, INC.
AMENDED AND RESTATED 2024 EQUITY INCENTIVE PLAN

1.             Establishment, Purpose, Duration.

(a)            Establishment. Astrana Health, Inc. (the “Company”) originally established the Astrana Health, Inc. 2024 Equity Incentive Plan, effective as of February 28, 2024 (the “Effective Date”), subject to the approval of the Plan by the stockholders of the Company at the 2024 Annual Meeting of Stockholders. The Plan is hereby amended and restated in its entirety as set forth herein, effective as of March 26, 2025 (the “Restatement Date”), subject to approval of the amended and restated Plan by the stockholders of the Company at the 2025 Annual Meeting of Stockholders. Definitions of certain capitalized terms used in the Plan are contained in Section 2 hereof.

(b)            Purpose. The purpose of the Plan is to attract and retain Directors, Consultants, officers and other key Employees of the Company and its Subsidiaries, and to provide to such persons incentives and rewards for superior performance.

(c)            Duration. No Award may be granted under the Plan on or after the tenth (10th) anniversary of the Restatement Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

(d)            Termination of 2015 Plan. The Company’s 2015 Equity Incentive Plan (the “2015 Plan”) terminated in its entirety effective upon stockholder approval of the Plan, and no further awards may be granted under the 2015 Plan thereafter; provided that all outstanding awards under the 2015 Plan as of the date of the 2024 Annual Meeting of Stockholders shall remain outstanding and shall be administered and settled in accordance with their terms and the provisions of the 2015 Plan.

2.             Definitions. As used in the Plan, the following definitions shall apply.

(a)            “Applicable Laws” means the applicable requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted or administered or in which Participants work or reside.

(b)            “Award” means an award of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units or Other Share-Based Awards granted pursuant to the terms and conditions of the Plan.

(c)            “Award Agreement” means either: (i) an agreement, in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan; or (ii) a statement, in written or electronic format, issued by the Company to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant.

(d)            “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e)            “Board” means the Board of Directors of the Company.

(f)            “Cause” as a reason for the Company’s (or a Subsidiary’s) termination of a Participant’s Continuous Service shall have the meaning specified in the applicable Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Subsidiary or, in the absence of any such agreement that defines the term, “Cause” shall mean: (i) conduct by the Participant constituting a material act of willful misconduct in connection with the performance of the Participant’s duties that results in loss, damage or injury that is material to the Company or a Subsidiary; (ii) the commission by the Participant of any felony; (iii) continued, willful and deliberate non-performance by the Participant of the Participant’s duties to the Company or a Subsidiary (other than by reason of the Participant’s physical or mental illness, incapacity or disability); (iv) Participant’s material breach of any employment agreement, consulting agreement or agreement regarding nondisclosure of confidential information that results in loss, damage or injury that is material to the Company or a Subsidiary; (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or a Subsidiary to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigations; or (vi) fraud, embezzlement or theft against the Company or any of its Subsidiaries or affiliates. With respect to the events in (i), (iii) and (iv) herein, the Company or a Subsidiary shall have delivered written notice to the Participant of its intention to terminate the Participant’s employment or other service for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Company’s (or Subsidiary’s) right to terminate the Participant’s employment or other service for Cause and the Participant shall not have cured such circumstances to the extent such circumstances are reasonably susceptible to cure, as determined by the Company (or Subsidiary) in good faith, within thirty (30) days following the delivery of such notice to the Participant.

(g)            “Change of Control” shall mean, unless otherwise specified in an Award Agreement, the occurrence of any of the following:

(i)            Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Subsidiaries or by any employee benefit plan of the Company or a Subsidiary) pursuant to a transaction or a series of related transactions; or

(ii)            The closing of either (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)            A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. For this purpose, “Incumbent Directors” shall mean members of the Board who either (A) are directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change of Control, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(h)            “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated and in effect thereunder.

(i)            “Committee” means the Board’s Compensation Committee or such other committee or subcommittee of the Board as may be duly appointed to administer the Plan, and having such powers in each instance as shall be specified by the Board. To the extent required by Applicable Laws, the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “independent director” within the meaning of applicable rules of any securities exchange upon which Shares are listed.

(j)            “Company” means Astrana Health, Inc., a Delaware corporation (formerly known as Apollo Medical Holdings, Inc.), and any successor thereto.

(k)            “Consultant” means an independent contractor who (i) performs services for the Company or a Subsidiary in a capacity other than as an Employee or Director, and (ii) qualifies as a consultant under the applicable rules of the SEC for registration of shares on a Form S-8 Registration Statement.

(l)            “Continuous Service” means the uninterrupted provision of services to the Company or any Subsidiary in any capacity of Employee, Director, or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence; (ii) transfers among the Company, any Subsidiaries, or any successor entities, in any capacity of Employee, Director or Consultant; or (iii) any change in status as long as the individual remains in the service of the Company, a Subsidiary, or successor of either in any capacity of Employee, Director or Consultant (except as otherwise provided in such individual’s Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(m)            “Date of Grant” means the date specified by the Committee on which the grant of an Award is to be effective. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee to grant such Award. In no event shall the Date of Grant be earlier than the Effective Date.

(n)            “Director” means any individual who is a member of the Board and who is not an Employee.

(o)            “Effective Date” has the meaning given such term in Section 1(a) hereof.

(p)            “Employee” means any employee of the Company or a Subsidiary; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Employee” has the meaning given to such term in Section 3401(c) of the Code, as interpreted by the regulations thereunder and Applicable Laws.

(q)            “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated and in effect thereunder, as such law, rules, and regulations may be amended from time to time.

(r)            “Fair Market Value” means the value of one Share on any relevant date, determined under the following rules: (i) the closing sale price per Share on that date as reported on the Nasdaq Stock Market or such other principal exchange on which Shares are then trading, if any, or if there are no sales on that date, on the next preceding trading day during which a sale occurred; (ii) if the Shares are not reported on a principal exchange or national market system, the average of the closing bid and asked prices last quoted on that date by an established quotation service for over-the-counter securities; or (iii) if neither (i) nor (ii) applies, (A) with respect to Stock Options, Stock Appreciation Rights and any Award of stock rights that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code, and (B) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

(s)            “Good Reason” shall, with respect to any Participant, have the meaning (if any) specified in the applicable Award Agreement, or, in the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning (if any) as “good reason” or “for good reason” set forth in an applicable employment, consulting or other agreement for the performance of services between the Participant and the Company or a Subsidiary, if any, that defines such term. For purposes of clarity, a Participant shall have no rights under this Plan with respect to termination for “Good Reason” unless and to the extent that such Participant is a party to an applicable Award Agreement, employment agreement, consulting agreement or other agreement for the performance of services between the Participant and the Company or a Subsidiary that defines the term “Good Reason” with respect to such Participant.

(t)            “Incentive Stock Option” or “ISO” means a Stock Option that is designated as an Incentive Stock Option and that is intended to meet the requirements of Section 422 of the Code.

(u)            “Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

(v)            “Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted in accordance with the terms and conditions set forth in Section 10 hereof.

(w)            “Participant” means any eligible individual as set forth in Section 5 who holds one or more outstanding Awards.

(x)            “Performance Award” has the meaning given such term in Section 14(a).

(y)            “Performance Objectives” means the performance objective or objectives that may be established by the Committee with respect to an Award granted pursuant to the Plan. Any Performance Objectives may relate to the performance of the Company or one or more of its Subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of the individual Participant, and may include, without limitation, the Performance Objectives listed in Section 14(a). The Performance Objectives may be made relative to the performance of a group of comparable companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Objectives as compared to various stock market indices. Performance Objectives may be stated as a combination of such factors. Any Performance Objectives that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), if applicable, or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

(z)            “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(aa)        “Plan” means this Astrana Health, Inc. Amended and Restated 2024 Equity Incentive Plan, as amended from time to time.

(bb)         “Qualified Termination” means any termination of a Participant’s Continuous Service during the two-year period commencing on the date of a Change of Control (i) by the Company, any of its Subsidiaries or the entity resulting from such Change of Control other than for Cause (and not as a result of the Participant’s disability or death), or (ii) if applicable, by the Participant for Good Reason.

(cc)          “Restatement Date” has the meaning given such term in Section 1(a) hereof.

(dd)          “Restricted Shares” means Shares granted or sold pursuant to Section 8 hereof as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 8 has expired.

(ee)          “Restricted Share Unit” means a grant or sale of the right to receive Shares or cash at the end of a specified restricted period made pursuant to Section 9 hereof.

(ff)           “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

(gg)         “Share” means a share of common stock of the Company, par value $0.001 per share, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 16 hereof.

(hh)         “Stock Appreciation Right” means a right granted pursuant to Section 7.

(ii)            “Stock Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Section 6 hereof. Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.

(jj)            “Subsidiary” means: (i) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (ii) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

(kk)          “Substitute Award” means an Award that is granted in assumption of, or in substitution or exchange for, an outstanding award previously granted by an entity acquired directly or indirectly by the Company or with which the Company directly or indirectly combines.

(ll)            “Ten Percent Stockholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.

(mm)        “2015 Plan” has the meaning given such term in Section 1(d) hereof.

3.             Shares Available Under the Plan.

(a)            Shares Available for Awards. The maximum number of Shares that may be granted pursuant to Awards under the Plan shall be 4,100,000 Shares, all of which may be issued pursuant to Incentive Stock Options. Shares issued or delivered pursuant to an Award may be authorized but unissued Shares, treasury Shares, including Shares purchased in the open market, or a combination of the foregoing. The aggregate number of Shares available for issuance or delivery under the Plan shall be subject to adjustment as provided in Section 16 hereof.

(b)            Share Counting. Except as provided in Section 3(c) hereof, the following Shares shall not count against, or shall be added back to, the Share limit in Section 3(a) hereof: (i) Shares covered by an Award that expires or is forfeited, canceled, surrendered, or otherwise terminated; (ii) Shares covered by an award granted under the Prior Plan that, after stockholder approval of the Plan, is forfeited, canceled, surrendered, or otherwise terminated; (iii) Shares covered by an Award that is settled only in cash; and (iv) Substitute Awards (except as may be required by reason of the rules and regulations of any stock exchange or other trading market on which the Shares are listed). This Section 3(b) shall apply to the number of Shares reserved and available for Incentive Stock Options only to the extent consistent with applicable Code provisions relating to Incentive Stock Options under the Code.

(c)            Prohibition of Liberal Share Recycling. Notwithstanding Section 3(b), the following Shares subject to an Award shall not again be available for grant as described above, regardless of whether those Shares are actually issued or delivered to the Participant: (i) Shares tendered in payment of the exercise price of a Stock Option; (ii) Shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation with respect to an Award; and (iii) Shares that are repurchased by the Company with Stock Option proceeds. Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan, regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

(d)            Limits on Awards to Certain Directors. Notwithstanding any other provision of the Plan to the contrary and except as otherwise provided in this Section 3(d), the aggregate grant date fair value (determined as of the Date of Grant in accordance with FASB ASC Topic 718) of all Awards granted to any Director (other than any Chair or Vice Chair of the Board) during any single fiscal year, together with any cash compensation earned by such Director during such fiscal year, shall not exceed seven hundred fifty thousand dollars ($750,000). For purposes of clarity, the limit set forth in this Section 3(d) shall not apply to the compensation of any Chair or Vice Chair of the Board.

4.             Administration of the Plan.

(a)            In General. The Plan shall be administered by the Committee. Except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation, discretion to: (i) select Award recipients; (ii) determine the sizes and types of Awards; (iii) determine the terms and conditions of Awards in a manner consistent with the Plan; (iv) grant waivers of terms, conditions, restrictions and limitations applicable to any Award, or (v) accelerate the vesting or exercisability of any Award, in a manner consistent with the Plan; (vi) construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; (vii) establish, amend, or waive rules and regulations for the Plan’s administration; and (viii) take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate. To the extent permitted by Applicable Laws, the Committee may, in its discretion, delegate to one or more Directors or Employees any of the Committee’s authority under the Plan. The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated.

(b)            Determinations. The Committee shall have no obligation to treat Participants or eligible Employees, Directors and Consultants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees, Directors or Consultants who are eligible to receive, Awards (whether or not such Participants or eligible Employees, Directors or Consultants are similarly situated). All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, stockholders, Directors, Consultants, Employees, Participants, and their estates and beneficiaries.

(c)            Authority of the Board. The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent the Board has reserved any such authority or responsibility, or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4(c)) shall include the Board. To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control. Without limiting the foregoing, the Board specifically reserves the authority to approve and administer all Awards granted to Directors under the Plan, and any references in the Plan to the “Committee” with respect to any such Awards shall be deemed to refer to the Board.

5.             Eligibility and Participation. Each Employee, Director, and Consultant is eligible to participate in the Plan, upon selection by the Committee, in the Committee’s discretion. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Laws and the amount of each Award. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

6.             Stock Options. Subject to the terms and conditions of the Plan, Stock Options may be granted to Participants in such number, and upon such terms and conditions as shall be determined by the Committee in its sole discretion.

(a)            Award Agreement. Each Stock Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Option, the number of Shares covered by the Stock Option, the conditions upon which the Stock Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. No dividend equivalents may be granted with respect to the Shares underlying a Stock Option.

(b)            Exercise Price. The exercise price per Share of a Stock Option shall be determined by the Committee at the time the Stock Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Option (other than a Substitute Award) be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

(c)            Term. The term of a Stock Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Option exceed ten (10) years from its Date of Grant.

(d)            Exercisability. Stock Options shall become vested and exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement, subject to the terms and conditions of the Plan, including the minimum vesting provisions of Section 12 hereof. Such terms and conditions may include, without limitation, the satisfaction of (i) one or more Performance Objectives, and (ii) time-based vesting requirements.

(e)            Exercise of Stock Options. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Option may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company, which sets forth the number of Shares with respect to which the Stock Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of a Stock Option may be paid, in the discretion of the Committee and as set forth in the applicable Award Agreement: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; (iii) by a cashless exercise (including by withholding Shares deliverable upon exercise or through a broker-assisted arrangement to the extent permitted by Applicable Laws); (iv) by a combination of the methods described in the foregoing clauses (i), (ii) and/or (iii); or (v) through any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

(f)            Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:

(i)            Incentive Stock Options may be granted only to Employees. The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(ii)            To the extent that the aggregate Fair Market Value of the Shares (determined as of the Date of Grant) with respect to which an Incentive Stock Option is exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) is greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code, then the Stock Option shall be treated as a Nonqualified Stock Option.

(iii)            No Incentive Stock Option shall be granted to any Participant who, on the Date of Grant, is a Ten Percent Stockholder, unless (A) the exercise price per Share of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the Date of Grant, and (B) the term of such Incentive Stock Option shall not exceed five (5) years from the Date of Grant.

7.             Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

(a)            Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. No dividend equivalents may be granted with respect to the Shares underlying a Stock Appreciation Right.

(b)            Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Appreciation Right (other than a Substitute Award) be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

(c)            Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its Date of Grant.

(d)            Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become vested and exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement, subject to the terms and conditions of the Plan, including the minimum vesting provisions of Section 12 hereof. Such terms and conditions may include, without limitation, the satisfaction of (i) one or more Performance Objectives, and (ii) time-based vesting requirements.

(e)            Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (i) the excess of (A) the Fair Market Value of a Share on the exercise date over (B) the exercise price per Share, multiplied by (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in whole Shares, cash, or a combination thereof, as specified by the Committee in the related Award Agreement.

8.             Restricted Shares. Subject to the terms and conditions of the Plan, Restricted Shares may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

(a)            Award Agreement. Each Restricted Share Award shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares, the restricted period(s) applicable to the Restricted Shares, the conditions upon which the restrictions on the Restricted Shares will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

(b)            Terms, Conditions, and Restrictions. The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Shares as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share, restrictions based on the achievement of specific Performance Objectives, time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares subject to the terms and conditions of the Plan, including the minimum vesting provisions of Section 12 hereof. Unless otherwise provided in the related Award Agreement or required by Applicable Law, the restrictions imposed on Restricted Shares shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

(c)            Custody of Certificates. To the extent deemed appropriate by the Committee, the Company may retain any certificates representing Restricted Shares in the Company’s possession until such time as all terms, conditions, and/or restrictions applicable to such Shares have been satisfied or lapse.

(d)            Rights Associated with Restricted Shares during Restricted Period. During any restricted period applicable to Restricted Shares: (i) the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; (ii) unless otherwise provided in the related Award Agreement, the Participant shall be entitled to exercise any voting rights associated with such Restricted Shares; and (iii) the Participant shall be entitled to any dividends and other distributions paid with respect to such Restricted Shares during the restricted period; provided, however, that any dividends with respect to unvested Restricted Shares shall be accumulated or deemed reinvested in additional Restricted Shares (as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement), subject to the same terms and conditions as the original Award (including service-based vesting conditions and any Performance Objectives) until such Award is earned and vested.

9.             Restricted Share Units. Subject to the terms and conditions of the Plan, Restricted Share Units may be granted or sold to Participants in such number, and upon such terms and conditions as shall be determined by the Committee in its sole discretion.

(a)            Award Agreement. Each Restricted Share Unit Award shall be evidenced by an Award Agreement that shall specify the number of units, the restricted period(s) applicable to the Restricted Share Units, the conditions upon which the restrictions on the Restricted Share Units will lapse, the time and method of payment of the Restricted Share Units to the Participant, and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan, including the minimum vesting provisions of Section 12 hereof.

(b)            Terms, Conditions, and Restrictions. The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Share Units as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share Unit, restrictions based on the achievement of specific Performance Objectives or time-based restrictions or holding requirements.

(c)            Form of Settlement. Restricted Share Units may be settled in whole Shares, cash, or a combination thereof, as specified by the Committee in the related Award Agreement.

10.           Other Share-Based Awards. Subject to the terms and conditions of the Plan, Other Share-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion, subject to the terms and conditions of the Plan, including the minimum vesting provisions of Section 12 hereof. Other Share-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, Shares, and shall be in such form as the Committee shall determine, including, without limitation, unrestricted Shares (subject to the limitations of Section 12 hereof) or time-based or performance-based units that are settled in Shares and/or cash.

(a)            Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Share-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

(b)            Form of Settlement. An Other Share-Based Award may be settled in whole Shares, cash, or a combination thereof, as specified by the Committee in the related Award Agreement.

11.           Dividend Equivalents. Awards granted under the Plan (other than Stock Options and Stock Appreciation Rights) may provide the Participant with dividend equivalents, payable on a contingent basis and either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided, however, that any dividend equivalents with respect to an unvested Award shall be either accumulated in cash or deemed reinvested in additional Restricted Share Units, subject to the same terms and conditions as the original Award (including service-based vesting conditions and the achievement of any Performance Objectives) until such Award is earned and vested. Notwithstanding anything to the contrary herein, no dividend equivalents may be granted under the Plan with respect to the Shares underlying any Stock Option or Stock Appreciation Right.

12.           Minimum Vesting Provisions. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall not become vested or exercisable in full any earlier than the first anniversary of the Date of Grant of the Award (excluding, for this purpose, any (a) Substitute Awards, and (b) Awards to Directors that vest in full no later than the earlier of the first anniversary of the date of grant or the next annual meeting of stockholders (provided that such vesting period is not less than 50 weeks after the Date of Grant)); provided, however, that the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3(a) hereof; and, provided further that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability, other termination of employment or a Change of Control, by the terms of the Award Agreement or otherwise. For purposes of clarity, an Award that vests or becomes exercisable in installments over a period that ends on or after the first anniversary of the Date of Grant of the Award shall be considered to comply with the minimum vesting provisions of this Section 12.

13.           Compliance with Section 409A. Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section 13): (a) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted, modified or adjusted under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (b) if an Award is subject to Section 409A of the Code, and if the Participant holding the award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), then, to the extent required to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant, no distribution or payment of any amount shall be made before the date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the Participant’s death. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code, or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

14.           Performance Objectives.

(a)            In General. As provided in the Plan, the vesting, exercisability, and/or payment of any Award may be conditioned upon the achievement of one or more Performance Objectives (any such Award, a “Performance Award”). Any Performance Objectives shall be based on the achievement of one or more criteria selected by the Committee, in its discretion, which may include, but shall not be limited to, the following: (i) revenue; (ii)  earnings before interest, taxes, depreciation and amortization, as adjusted (EBITDA as adjusted); (iii) income before income taxes and minority interests; (iv) operating income; (v)  pre- or after-tax income; (vi) average accounts receivable; (vii)  cash flow; (viii) cash flow per share; (ix) net earnings; (x) basic or diluted earnings per share; (xi) return on equity; (xii) return on assets; (xiii) return on capital; (xiv) growth in assets; (xv) economic value added; (xvi) share price performance; (xvii) total stockholder return; (xviii) improvement or attainment of expense levels; (xix) market share or market penetration; (xx) business expansion, and/or acquisitions or divestitures; or (xxi) environmental, social or governance metrics.

(b)            Establishment of Performance Objectives. With respect to any Performance Award, the Committee shall establish in writing the Performance Objectives, the performance period, and any formula for computing the payout of the Performance Awards. Such terms and conditions shall be established in writing during the first ninety days of the applicable performance period (or by such other date as may be determined by the Committee, in its discretion).

(c)            Certification of Performance. Prior to payment, exercise, or vesting of any Performance Award, the Committee will certify in writing whether the applicable Performance Objectives and other material terms imposed on such Performance Award have been satisfied, and, if they have, ascertain the amount of the payout or vesting of the Performance Award.

(d)            Adjustments. If the Committee determines that a change in the Company’s business, operations, corporate structure or capital structure, or in the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may, in its discretion and without the consent of any Participant, adjust such Performance Objectives or the related level of achievement, in whole or in part, as the Committee deems appropriate and equitable, including, without limitation, to exclude the effects of events that are unusual in nature or infrequent in occurrence (as determined in accordance with applicable financial accounting standards), cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges.

15.           Transferability. Except as otherwise determined by the Committee, no Award or dividend equivalents paid with respect to any Award shall be transferable by the Participant except by will or the laws of descent and distribution; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive Shares or other property issued or delivered under such Award. Except as otherwise determined by the Committee, Stock Options and Stock Appreciation Rights will be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, by the Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

16.           Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the number and kind of Shares specified in Section 3 of the Plan and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards and the exercise price or other price of Shares subject to outstanding Awards, in each case, to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, liquidation, or similar transaction, the Committee may, in its sole discretion, cause there to be an equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable in the circumstances, and may require in connection therewith the surrender of all Awards so replaced. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 16 that would (a) cause any Stock Option intended to qualify as an ISO to fail to so qualify, (b) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or (c) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants and any other persons claiming under or through any Participant.

17.           Fractional Shares. The Company shall not be required to issue or deliver any fractional Shares pursuant to the Plan and, unless otherwise provided by the Committee, fractional shares shall be settled in cash.

18.           Withholding Taxes. To the extent required by Applicable Laws, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, any withholding tax obligations that arise by reason of the exercise of a Stock Option or Stock Appreciation Right, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue or deliver Shares, make any payment, or recognize the transfer or disposition of any Shares, until such withholding tax obligations are satisfied. The Committee may permit or require these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued or delivered to a Participant upon exercise of a Stock Option or Stock Appreciation Right or upon the vesting or settlement of an Award, or by tendering Shares previously acquired, in each case having a value (as determined by the Company) equal to the amount required to be withheld. Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee. In no event will the value of the Shares to be withheld or tendered pursuant to this Section 18 to satisfy applicable withholding taxes exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions.

19.           Non-U.S. Participants. Without amending the Plan, the Committee may grant Awards to Participants who are foreign nationals, or who are subject to Applicable Laws of one or more non-United States jurisdictions, on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may approve such sub-plans, supplements to or amendments, modifications, restatements or alternative versions of this Plan as may be necessary or advisable to comply with provisions of Applicable Laws of other countries in which the Company or its Subsidiaries operate or have Employees or Consultants.

20.           Compensation Recovery Policy. Any Award granted to a Participant shall be subject to forfeiture or repayment pursuant to the terms of the Company’s Compensation Recovery Policy as in effect from time to time (and any similar, supplemental, or successor policy).

21.           Change of Control.

(a)            In General. The provisions of this Section 21 shall apply, notwithstanding any other provision of this Plan to the contrary, except to the extent otherwise specifically provided in a Participant’s Award Agreement.

(b)            Awards that are Assumed. To the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting entity in the event of a Change of Control (or, if the Company is the resulting entity in the Change of Control, to the extent such Awards are continued by the Company), then, except as otherwise provided in the applicable Award Agreement or in another written agreement with the Participant, or in a Company severance plan applicable to the Participant: (i) any outstanding Awards that are subject to Performance Objectives shall be converted to service-vesting awards by the resulting entity, as if “target” performance had been achieved as of the date of the Change of Control, and shall continue to vest based on the Participant’s Continuous Service during the remaining performance period or other period of required service, and (ii) all other Awards shall continue to vest during the applicable vesting period, if any. Notwithstanding the preceding sentence, if a Participant incurs a Qualified Termination, then upon such termination, all outstanding Awards shall become fully vested and any such Awards that are Stock Options or Stock Appreciation Rights shall become fully exercisable and shall remain exercisable for the full duration of their term.

(c)            Awards that are not Assumed. To the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity in connection with a Change of Control (or, if the Company is the resulting entity in the Change of Control, to the extent such Awards are not continued by the Company), then effective immediately prior to the Change of Control, except as otherwise provided in the applicable Award Agreement or in another written agreement with the Participant, or in a Company severance plan applicable to the Participant: (i) all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and shall remain exercisable for the full duration of their term, (ii) all restrictions with respect to outstanding Awards shall lapse, with any specified Performance Objectives with respect to outstanding Awards deemed to be satisfied at the “target” level, and (iii) all outstanding Awards shall become fully vested.

(d)            Cancellation Right. The Committee may, in its sole discretion and without the consent of Participants, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, provide that any outstanding Award (or a portion thereof) shall, upon the occurrence of such Change of Control, be cancelled in exchange for a payment in cash or other property (including shares of the resulting entity in connection with a Change of Control) in an amount equal to the excess, if any, of the Fair Market Value of the Shares subject to the Award, over any exercise price related to the Award, which amount may be zero if the Fair Market Value of a Share on the date of the Change of Control does not exceed the exercise price per Share of the applicable Awards.

22.           Amendment, Modification and Termination.

(a)            In General. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no alteration or amendment that requires stockholder approval in order for the Plan to comply with any rule promulgated by the SEC or any securities exchange on which Shares are listed or any other Applicable Laws shall be effective unless such amendment is approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard, rule or law.

(b)            Adjustments to Outstanding Awards. The Committee may, in its sole discretion and without the consent of any Participant, at any time (i) provide that all or a portion of a Participant’s Stock Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable; (ii) provide that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any Performance Objectives or other performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied; or (iii) waive any other limitation or requirement under any such Award, in each case, as of such date as the Committee may, in its sole discretion, declare.

(c)            Prohibition on Repricing Without Stockholder Approval. Except for adjustments made pursuant to Sections 16 or 21 hereof, the Committee will not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Stock Option or Stock Appreciation Right to reduce the exercise price of such Award. No Stock Option or Stock Appreciation Right will be cancelled and replaced with an Award having a lower exercise price, or for another Award, or for cash, without approval of the stockholders of the Company, except as provided in Sections 16 or 21 hereof. Furthermore, no Stock Option or Stock Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award without further approval of the stockholders of the Company. This Section 22(c) is intended to prohibit the repricing of “underwater” Stock Options or Stock Appreciation Rights without stockholder approval and will not be construed to prohibit the adjustments provided for in Sections 16 or 21 hereof.

(d)            Effect on Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary (other than Sections 14(d), 16, 21, 22(b) and 24(e) hereof, which specifically do not require the consent of Participants), no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided, however, that the Committee may modify an ISO held by a Participant to disqualify such Stock Option from treatment as an “incentive stock option” under Section 422 of the Code without the Participant’s consent.

23.           Applicable Laws. The obligations of the Company with respect to Awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

24.           Miscellaneous.

(a)            Stock Ownership Guidelines. By accepting any Award under the Plan, each Participant shall thereby agree to comply with the terms and conditions of any stock ownership guidelines the Company may maintain or establish, as the same may be applicable to the Participant from time to time, including any applicable stock retention requirements thereunder.

(b)            Deferral of Awards. Except with respect to Stock Options, Stock Appreciation Rights and Restricted Shares, the Committee, in its discretion, may permit Participants to elect to defer the issuance or delivery of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts. Any elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

(c)            No Right of Continued Service. The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. Awards granted under the Plan shall not be considered a part of any Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event shall any Award be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary or affiliate.

(d)            Unfunded, Unsecured Plan. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an Award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(e)            Severability. If any provision of the Plan or an Award Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any Applicable Law, as determined by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to such Applicable Law or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(f)            Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan, any Award Agreement and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

(g)            Successors. All obligations of the Company under the Plan and with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award Agreements shall be deemed to refer to such successors.

[END OF DOCUMENT]

Directions for

2025 Annual Meeting of Stockholders

Location:

1668 S. Garfield Avenue, 3rd Floor Conference Room, Alhambra, California 91801

Date and Time: Wednesday, June 11, 2025 at 10:00 a.m. Pacific Time

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ASTRANA HEALTH, INC. 1668 S. GARFIELD AVENUE 2ND FLOOR ALHAMBRA, CA 91801 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ASTRANA HEALTH, INC. Nominees: The Board of Directors recommends you vote FOR Proposals 2 through 4: 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. 3. To approve, on a non-binding advisory basis, the compensation program for the Company's named executive officers as disclosed in the Company's proxy statement. 4. To approve the Astrana Health, Inc. Amended and Restated 2024 Equity Incentive Plan. 1. To elect nine directors to the Board of Directors, each to hold office until the 2026 annual meeting of stockholders of the Company. Please sign exactly your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors of the Company (the “Board of Directors”) recommends you vote FOR all of the following nominees with respect to Proposal 1: NOTE: In their discretion, the proxies are authorized to vote on any such other business that may properly be presented before the annual meeting or at any adjournment or postponement thereof. 01) Kenneth Sim, M.D. 02) Thomas S. Lam, M.D., M.P.H. 03) Mitchell W. Kitayama 04) David G. Schmidt 05) Linda Marsh 06) John Chiang 07) Matthew Mazdyasni 08) J. Lorraine Estradas, R.N., B.S.N., M.P.H. 09) Weili Dai V70183-P32019 ! ! ! For All Withhold All For All Except ! ! ! ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. For Against Abstain SCAN TO VIEW MATERIALS & VOTEw

V70184-P32019 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement, and Annual Report are available at www.proxyvote.com. ASTRANA HEALTH, INC. Annual Meeting of Stockholders June 11, 2025, 10:00 a.m., Pacific Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Kenneth Sim, M.D., and Brandon Sim, and each of them individually, as attorneys and proxies of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Astrana Health, Inc. held of record by the undersigned as of April 22, 2025 with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held at 1668 S. Garfield Avenue, 3rd Floor Conference Room, Alhambra, California 91801 on June 11, 2025, at 10:00 a.m., Pacific Time, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The proxies are also authorized, in their discretion, to vote upon such other matters as may come before the Annual Meeting of Stockholders. Continued and to be signed on reverse side